As filed with the Securities and Exchange Commission on September 27, 2006.

Registration No. 333-137034

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SMARTVIDEO TECHNOLOGIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	7389	91-1962104
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100
(Address and telephone number of principal executive offices)

David R. Ross
Interim Chief Executive Officer
SmartVideo Technologies, Inc.
3505 Koger Boulevard, Suite 400
Duluth, Georgia 30096
(770) 279-3100
(Name, address and telephone number of agent for service)

with copies to:
Leslie J. Croland, Esq.
Edwards Angell Palmer & Dodge LLP
350 East Las Olas Blvd., Suite 1150
Fort Lauderdale, Florida 33301
(954) 727-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 2006

PROSPECTUS

SmartVideo Technologies, Inc.

15,260,000 Shares of
Common Stock

This prospectus relates to the resale, from time to time, of up to 15,260,000 shares of our common stock by the selling stockholders named in the “Selling Stockholders” section of this prospectus, including their pledgees, assignees and successors-in-interest, whom we collectively refer to in this document as the “Selling Stockholders.” Of the 15,260,000 shares of our common stock registered for public resale pursuant to this prospectus; (1) 7,200,000 shares of common stock and warrants to purchase 7,200,000 shares of common stock were sold on July 17, 2006 to 74 accredited investors, (2) 60,000 shares were issued to Joe Johnson in connection with a settlement agreement dated as of August 22, which shares of our common stock are included in this prospectus pursuant to registration rights we granted in connection with the settlement agreement; (3) 400,000 shares of common stock underlying warrants were issued to Skyward Mobile as partial payment for services rendered to the Company pursuant to a software license and services agreement; and (4) 400,000 shares of common stock underlying warrants were isssued to Jay Morrison as payment for services rendered to the Company pursuant to a consulting agreement. The common stock offered by this prospectus shall be adjusted to cover any additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. We will not receive any of the proceeds from the sale of any of the shares covered by this prospectus. References in this prospectus to “the Company,” “we,” “our,” and “us” refer to SmartVideo Technologies, Inc.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “SMVD.” On September 22, 2006, the last reported sale price for our common stock was $1.26 per share.

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page four before you decide whether to invest in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________________, 2006

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

We have not authorized the Selling Stockholders to make an offer of these shares of common stock in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including the information incorporated by reference into this prospectus, includes forward-looking statements as defined in the Private Securities Reform Act of 1995. These forward looking statements are often identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “continue,” “plan” and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including:

•	general economic conditions;

•	significant uncertainty inherent in the mobile entertainment services industry;

•
we face intense and increasing competition from the telecommunications industry and the satellite and cable television industry; new competitors are likely to emerge and new technologies may further increase competition;

•	our programming costs may increase beyond our current expectations and we may be unable to obtain or renew programming agreements on acceptable terms or at all;

•
we are heavily dependent on complex information technologies and their support infrastructures; weaknesses in our information technology systems could have an adverse impact on our business; we may have difficulty attracting and retaining qualified personnel to maintain our information technology infrastructure;

•	our ability to obtain future financing or funds when needed;

•	our ability to successfully obtain a diverse customer base;

•	our ability to protect our intellectual property through patents, trademarks, copyrights and confidentiality agreements;

•	our ability to attract and retain a qualified employee base;

•	our ability to respond to new developments in technology and new applications of existing technology before our competitors;

•
our ability to develop, maintain and enhance our strategic relationships with wireless carriers, Multi-Service Operators (MSO’s), handset manufacturers and distributors, key streaming media technology companies and content providers;

•	acquisitions, business combinations, strategic partnerships, divestures, and other significant transactions may involve additional uncertainties;

•	our ability to maintain and execute a successful business strategy; and

•	we may face other risks described from time to time in periodic and current reports we file with the United States Securities and Exchange Commission (“SEC”).

You should also consider carefully the statements under “Risk Factors” and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, or factors we are unaware of, may cause actual results to differ materially from those contained in any forward-looking statements.

PROSPECTUS SUMMARY

The Company

SmartVideo Technologies, Inc. is a provider of media content distribution services and technology. Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002. Since the acquisition of OVT, the Company’s business has been that of SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of media content to consumers.

Since 2002, the Company has been a video content aggregator, a technology provider and a distributor of video content to consumers connected to the public Internet. We are in the business of purchasing the rights to video/television content and delivering that video content to subscribers for a fee. Additionally, we anticipate being in the business of providing managed services for Internet network operators (carriers) and for major content producers, owners and distributors. We intend to continue expanding our market opportunity by delivering media services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering this data stream into visible images on displays.

The Company believes it provides one of the most extensive collections of programming available in the mobile video industry. In general, the Company pays for the distribution rights on either a fixed-fee per subscriber, per month basis or on a revenue-sharing basis. Some of the content deals have minimum guarantees per month.

The Company licenses the distribution rights on either a “fixed-fee, per subscriber, per month” basis or on a revenue-sharing basis. These license fees are payable to the content owners, producers, or distributors for each respective channel. Licensee fees range from $0.04 per subscriber, per month to $.50 cents on our subscription model. In the area of our Premium offerings we share at a rate of 50% of the net collected revenue model. The pricing is based on individual negotiations of the specific rights (including geographic and technology platforms), the amount and quality of the content, and the estimated appeal of the content to our current and prospective subscribers. For 2005, the majority of our revenue has come from a per subscriber, per month, fixed fee arrangement. For 2006 and subsequent years, we are targeting a diverse subscriber base in the mobile entertainment industry.
The Company and MSNBC.com completed a beta test for MSNBC.com's new advertising-supported news service. This mobile news service is offered free of charge to MSNBC.com users. The Company provides MSNBC.com with the ability to insert advertising as part of the news service, and the Company intends to expand into other advertising-supported revenue services.

The Company intends to develop and market a complete suite of new media services that combine TV, radio and other media brands with user-friendly personalization, interactivity and targeted advertising. The capital expenditures required to develop the software for these new services will be approximately $250,000.

Recent Developments

On July 17, 2006, the Company completed the private sale of its securities pursuant to the Securities Purchase Agreement (the “SPA”) dated as of July 7, 2006 among SmartVideo Technologies, Inc. (the “Company”) and 74 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $9,000,000 and issued to the Investors a total of 7,200,000 shares of Common Stock and five-year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of Common Stock. This financing triggered the anti-dilution provision in warrants issued in a previous financing, thereby causing the issuance of additional warrants to purchase 6,553,663 shares of common stock at an exercise price of $1.25 per share. Glenn Singer and Justin Stanley, two of the Company's directors, participated in the prior financing and received additional warrants.

On August 25, 2006, Richard E. Bennett, Jr. resigned from his positions as the Chief Executive Officer and Interim Chief Financial Officer. Mr. Bennett resigned as a director of the Company on August 31, 2006. The Company is negotiating a separation and consulting arrangement with Mr. Bennett.

On August 25, 2006, David R. Ross, the President of the Company, was appointed as Interim Chief Executive Officer of the Company. As a result, Mr. Ross’ base salary of $200,000 per annum was increased to $275,000.

On August 25, 2006, the Board of Directors elected John E. Abdo as a director of the Company. Since 1968, Mr. Abdo has been President of Abdo Companies, Inc., a construction, development and property management firm in South Florida. Mr. Abdo serves on several boards of directors, including Bank Atlantic Bancorp, Inc., BFC Financial, Levitt Corp., Bluegreen Corp. and Benihana Inc.

On August 28, 2006, the Board of Directors appointed William J. Loughman, the Company’s Vice President of Finance, as Chief Financial Officer of the Company.

The Offering

This prospectus relates to the offer and sale from time to time of up to 15,260,000 shares of common stock by the Selling Stockholders. Of the shares registered for resale by this prospectus, (1) 7,200,000 shares agreed issued in a private placement to 74 accredited investors and 7,200,000 shares were issuable to such accredited investors upon exercise of five-year warrants having an exercise price of $2.50 per share, (2) 60,000 shares were issued in connection with our entry into a settlement agreement with Joe Johnson, (3) 400,000 shares are issuable upon the exercise of  warrants issued as partial payment for services rendered to the Company by Skyward Mobile pursuant to a software license and services agreement, and (4) 400,000 shares are issuable upon exercise of warrants issued to Jay Morrison as payment for services rendered to the Company pursuant to a consulting agreement.

The Selling Stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

Independent Auditor’s Report Contains Going Concern Qualification; Losses From Operations; Accumulated Deficit

The report of our independent registered public accounting firm for the fiscal year ended December 31, 2005 contains an explanatory paragraph which states that we have suffered recurring losses from operations and a working capital deficiency that raise substantial doubt about our ability to continue as a going concern. We have incurred substantial net losses of $3,859,141, $6,792,930 and $19,740,274 for the years ended December 31, 2003, 2004 and 2005, respectively. At December 31, 2005, we had an accumulated deficit of $39,953,756 and a working capital deficit of $2,653,622.

As of and for the six months ended June 30, 2006, we had an accumulated deficit of $49,550,857, a net loss of $9,621,789 and cash flows used in operations of $5,167,622. Our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

We used the proceeds received from a private placements conducted in March, November and December 2005 for the acquisition of programming rights, marketing and sales initiatives, and further improvements to our technology, as well as to increase staffing levels to support these marketing and technology efforts, all of which will adversely affect operating results until revenues from sales of our services reach a level at which operating costs can be supported. In our efforts to strengthen our marketing and sales initiatives of the distribution of our services, it is critical that we obtain distribution partners in order to begin generating revenues.

We do not expect to generate cash flows from operating activities during 2006 sufficient to offset our operating expenditures. Our operations to date have been financed primarily through sales of our securities. We anticipate, based on our currently proposed plans and assumptions relating to operations, that the net proceeds from the closings of our most recent financing in July 2006, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond June 30, 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, we will be unable to continue as a going concern.

Risks Related To Our Industry

We have a limited operating history and insufficient revenue to generate positive cash flows from our operations.

We formally launched our Internet based products and services in 2003. We have earned only minimal revenues from these services. The revenue received from these services is presently insufficient to generate positive cash flows from our operations. Additionally, the income potential of our business and from our markets is unproven. Because of the emerging nature of the industry, our executives have limited experience in it. As a young company operating in an emerging market, we face risks and uncertainties relating to our ability to implement our business plan successfully. Our future revenues and success depend significantly upon acceptance of our mobile entertainment services and the mobile entertainment industry as a whole. Our future revenues and success also depend on the development of revenue growth from our services. Our ability to successfully introduce new services and the expected benefits to be obtained from these new services may be adversely affected by a number of factors, such as unforeseen costs and expenses, technological changes, economic downturns, competitive factors or other events beyond our control. We expect to incur operating losses in fiscal 2006 and cannot be assured that we will successfully market any services, or operate profitably in the future.

Our quarterly financial results will continue to fluctuate making it difficult to forecast our operating results.

Our quarterly operating results have fluctuated in the past and we expect our revenues and operating results may vary significantly from quarter-to-quarter due to a number of factors, many of which are beyond our control, including:

•	variability in demand and usage for our product and services;

•	market acceptance of new and existing services offered by us, our competitors and potential competitors; and

•	governmental regulations affecting the use of the Internet, including regulations concerning intellectual property rights and security features.

Our current and future levels of expenditures are based primarily on our growth plans and estimates of expected future revenues. Such expenditures are primarily fixed in the short-term and our sales cycle can be lengthy. Accordingly, we may not be able to adjust spending or generate new revenue sources timely to compensate for any shortfall in revenues. If our operating results fall below the expectation of investors, our stock price will likely decline significantly. In addition, potential fluctuations in our operating results could lead to fluctuations in the market price for our common stock.

Because we expect to continue incurring net losses, we may not be able to implement our business strategy and the price of our stock may decline.

As of and for the six months ended June 30, 2006, we had an accumulated deficit of approximately $49,550,857. We have incurred net losses from inception through June 30, 2006, and we expect to continue to incur net losses for the foreseeable future.

Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures or, unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

•	achieve broad customer adoption and acceptance of our products and services;

•	successfully raise additional capital in the future;

•	successfully integrate, leverage and expand our sales force;

•	successfully scale our current operations;

•	implement and execute our business and marketing strategies;

•	address intellectual property rights issues that affect our business;

•	develop and maintain strategic relationships to enhance the development and marketing of our existing and future products and services; and

•	respond to competitive developments in the mobile entertainment services industry.

We may not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to respond to rapid changes in technology and its applications and intense competition in the mobile entertainment services industry and related products could make our services obsolete.

The mobile entertainment services industry is subject to rapid and substantial technological development and product innovations. To be successful, we must respond to new developments in technology, new applications of existing technology and new treatment methods. Our response may be stymied if we require, but cannot secure, rights to essential third-party intellectual property. We compete against numerous companies offering alternative systems to ours, some of which have greater financial, marketing and technical resources to utilize in pursuing technological development. Our financial condition and operating results could be adversely affected if our mobile entertainment services fail to compete favorably with these technological developments, or if we fail to respond in a timely and effective manner to competitors’ new services or price strategies.

Our success is dependent on the performance and retention of our executive officers and key employees.

Our business and operations are substantially dependent on the performance of our executive officers and key employees, including David Ross, William Loughman, Tony Novia, Tom Parrish, Scott Hughes and Ronald A. Warren, all of whom have worked together for only a relatively short period of time. We do not maintain “key person” life insurance on any of our executive officers. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business.

Our mobile entertainment services and any of our future services may fail to gain market acceptance, which would adversely affect our competitive position.

We have not conducted any independent studies with regard to the feasibility of our proposed business plan, present and future business prospects and capital requirements. We have generated limited commercial distribution for our mobile entertainment services. Our services may fail to gain market acceptance and our infrastructure to enable such expansion is still limited. Even if adequate financing is available and our services are ready for market, we cannot be certain that our services will find sufficient acceptance in the marketplace to fulfill our long and short-term goals. Failure of our services to achieve market acceptance would have a material adverse effect on our business, financial condition and results of operations.

We depend on a limited number of customers and distribution channels for a majority of our revenues so the loss of, or delay in payment from, one or a small number of customers or distribution channel partners could have a significant impact on our revenues and operating results.

For the six months ended June 30, 2006 and the fiscal year ended December 31, 2005, we derived a substantial portion of our revenues from two customers accounting for 15% and 28% of our revenues, respectively. During 2005, we experienced a shift from a business-to-business model to a subscription-based model reducing much of our reliance on revenues from related parties. We are in the process of developing relationships with distribution channel partners to increase the size of our customer base. We cannot successfully accomplish our business objectives by relying solely on our existing customer base. If we are unsuccessful in increasing and broadening our customer base, our ability to maintain and grow our business will suffer.

Average selling prices of our products and services may decrease, which may harm our gross margins.

The average selling prices of our products and services may be lower than expected as a result of competitive pricing pressures and promotional programs. We expect to experience pricing pressure and anticipate that the average selling prices and gross margins for our products may decrease over product life cycles. We may not be successful in developing and introducing on a timely basis new products with enhanced features and services that can be sold at higher gross margins.

We may face third-party intellectual property infringement claims and other related claims that could severely impact our business.

We may be liable or alleged to be liable to third-parties for certain legal matters relating to video, music, software, and other content that we encode, distribute, or make available to our customers if, among other things:

•	The content or the performance of our services violates third-party copyright, trademark, or other intellectual property rights;

•	Our customers violate the intellectual property rights of others by providing certain content to us or by having us perform certain digital media services; or

•	Content that we encode or otherwise handle for our customers is deemed obscene, indecent, or defamatory.

Any alleged liability could damage our business by damaging our reputation, requiring us to incur legal costs in defense, exposing us to awards of damages and costs and diverting management’s attention, all which could have an adverse effect on our business, results of operations and financial condition. Our customers generally agree to hold us harmless from claims arising from their failure to have the right to encode or distribute multimedia software and other content given to us for that purpose. However, in some cases we may not be able to obtain such agreements or customers may contest this responsibility or not have sufficient resources to defend claims. In addition, we have limited insurance coverage for claims of this nature and may not be able to cover losses above our insurance coverage limits.

Because we host, stream and deploy audio and video content on or from our Websites for customers and provide services related to digital media content, we face potential liability or alleged liability for negligence, infringement of copyright, patent, or trademark rights, defamation, indecency and other claims based on the nature and content of the materials. Claims of this nature have been brought and sometimes successfully pressed, against content distributors. In addition, we could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology. Any imposition of liability or any alleged liability could harm our business.

We cannot be certain that third-parties will not claim infringement by us with respect to past, current, or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of services and competitors in our industry segment grows. In addition, these risks are difficult to quantify in light of the continuously evolving nature of laws and regulations governing the Internet. Any claim relating to proprietary rights, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements, and we cannot be sure that we will have adequate insurance coverage or that royalty or licensing agreements will be made available on terms acceptable to us or at all.

We cannot be certain that we will be able to protect our intellectual property, which could harm our business.

Our intellectual property is critical to our business, and we seek to protect our intellectual property through copyrights, trademarks, patents, trade secrets, confidentiality provisions in our customer, supplier, potential investors, and strategic relationship agreements, nondisclosure agreements with third-parties, and invention assignment agreements with our employees and contractors. We cannot be certain that measures we take to protect our intellectual property will be successful or that third-parties will not develop alternative solutions that do not infringe upon our intellectual property.

Further, we plan to offer our mobile entertainment services and applications to customers worldwide including customers in foreign countries that may offer less protection for our intellectual property than the United States. Our inability to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third-parties could have a negative effect on our business, revenues, financial condition and results of operations.

We will rely on strategic relationships to promote our services and for access to licensed technology; if we fail to develop, maintain or enhance these relationships, our ability to serve our customers and develop new services and applications could be harmed.

Our ability to provide our services to users of multiple technologies and platforms depends significantly on our ability to develop, maintain or enhance our strategic relationships with wireless carriers, handset distributors, key streaming media technology companies and content providers. We will rely on these relationships for licensed technology and content. Obtaining comprehensive multimedia content licenses is challenging, as doing so may require us to obtain copyright licenses with various third-parties in the fragmented multimedia recording and publishing industries. These copyrights often address differing activities related to the delivery of digital media, including reproduction and performance, some of which may require separate licensing arrangements from various rights holders such as publishers, content providers, artists and record labels. The effort to obtain the necessary rights by such third-parties is often significant, and could disrupt, delay, or prevent us from executing our business plans. Because of the large number of potential parties from which we must obtain licenses, we may never be able to obtain a sufficient number of licenses to allow us to provide services that will meet our customers’ expectations.

Due to the evolving nature of our industry, we will need to develop additional relationships to adapt to changing technologies and standards and to work with newly emerging companies with whom we do not have pre-existing relationships. We cannot be certain that we will be successful in developing new relationships or that our partners will view these relationships as significant to their own business, or that our partners will continue their commitment to us in the future. If we are unable to maintain or enhance these relationships, we may have difficulty strengthening our technology development and increasing the adoption of our brand and services.

Competition may decrease our market share, revenues and gross margins.

We face intense and increasing competition in the multimedia broadcast market. If we do not compete effectively or if we experience reduced market share from increased competition, our business will be harmed. In addition, the more successful we are in the emerging market for multimedia broadcast services, the more competitors are likely to emerge. We believe that the principal competitive factors in our market include:

•	service functionality, quality and performance;

•	ease of use, reliability and security of services;

•	establishing a significant base of customers and distribution partners;

•	ability to introduce new services to the market in a timely manner;

•	customer service and support; and

•	pricing.

Although we do not currently compete against any one entity with respect to all aspects of multimedia broadcast products and services, there are various competitors that provide various products and services in the following categories:

•	collaboration, which provides for document and application sharing as well as user interactivity,

•	live video and streaming multimedia,

•	hosted services,

•	training, which provides e-learning applications, and

•	on-premise software.

There are a number of companies, such as Verizon, Sprint and MobiTV, that provide outsourced digital media services. As the multimedia broadcast market continues to develop, we expect to see increased competition from traditional telecommunication service providers or resellers of those services. We also face competition from the in-house encoding services, streaming networks and content management systems and encoding services.

All of our competitors have substantially more capital, longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors may also engage in more extensive development of their technologies, adopt more aggressive pricing policies and establish more comprehensive marketing and advertising campaigns than we can. Our competitors may develop products and service offerings that we do not offer or that are more sophisticated or more cost effective than our own. For these and other reasons, our competitors’ products and services may achieve greater acceptance in the marketplace than our own, limiting our ability to gain market share and customer loyalty and to generate sufficient revenues to achieve a profitable level of operations. Our failure to adequately address any of the above factors could harm our business and operating results.

Our industry is experiencing consolidation that may intensify competition.

The multimedia broadcast services industries are undergoing substantial change that has resulted in increasing consolidation and a proliferation of strategic transactions. Many companies in these industries have been going out of business or are being acquired by larger entities. As a result, we are increasingly competing with larger competitors that have substantially greater resources than we do. We expect this consolidation and strategic partnering to continue. Acquisitions or strategic relationships could harm us in a number of ways. For example:

•
competitors could acquire or enter into relationships with companies with which we have strategic relationships and discontinue our relationship, resulting in the loss of distribution opportunities for our products and services or the loss of certain enhancements or value-added features to our products and services;

•
competitors could obtain exclusive access to desirable multimedia content and prevent that content from being available in certain formats, thus decreasing the use of our products and services to distribute and experience the content that audiences most desire, and hurting our ability to attract customers;

•	a competitor could be acquired by a party with significant resources and experience that could increase the ability of the competitor to compete with our products and services; and

•
other companies with related interests could combine to form new, formidable competition, which could preclude us from obtaining access to certain markets or content; or which could dramatically change the market for our products and services

Any of these results could put us at a competitive disadvantage that could cause us to lose customers, revenue and market share. They could also force us to expend greater resources to meet the competitive threat, which could also harm our operating results.

If we fail to enhance our existing services and product applications or develop and introduce new multimedia broadcast services, applications and features in a timely manner to meet changing customer requirements and emerging industry trends or standards, our ability to grow our business will suffer.

The market for multimedia broadcast service solutions is characterized by rapidly changing technologies and short product life cycles. These market characteristics are heightened by the emerging nature of the Internet and the continuing trend of companies from many industries to offer Internet-based applications and services. The widespread adoption of the new Internet, networking, streaming media, or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. Our future success will depend in large part upon our ability to:

•	identify and respond to emerging technological trends in the market;

•	enhance our products by adding innovative features that differentiate our digital media services and applications from those of our competitors;

•	acquire and license leading technologies;

•	bring multimedia broadcast services and applications to market and scale our business on a timely basis at competitive prices; and

•	respond effectively to new technological changes or new product announcements by others.

 We will not be competitive unless we continually introduce new services and applications or enhancements to existing services and applications that meet evolving industry standards and customer needs. In the future, we may not be able to address effectively the compatibility and operability issues that arise as a result of technological changes and evolving industry standards. The technical innovations required for us to remain competitive are inherently complex, require long development schedules and are dependent in some cases on sole source suppliers. We will be required to continue to invest in research and development in order to attempt to maintain and enhance our existing technologies and products, but we may not have the funds available to do so. Even if we have sufficient funds, these investments may not serve the needs of customers or be compatible with changing technological requirements or standards. Most development expenses must be incurred before the technical feasibility or commercial viability of new or enhanced services and applications can be ascertained. Revenue from future services and applications or enhancements to services and applications may not be sufficient to recover the associated development costs.

The technology underlying our services and applications is complex and may contain unknown defects that could harm our reputation, result in product liability or decrease market acceptance of our services and applications.

The technology underlying our multimedia broadcast services and applications is complex and includes software that is internally developed and software licensed from third-parties. These software products may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. We may not discover software defects that affect our current or new services and applications or enhancements until after they are sold. Furthermore, because our digital media services are designed to work in conjunction with various platforms and applications, we are susceptible to errors or defects in third-party applications that can result in a lower quality product for our customers. Because our customers depend on us for digital media management, any interruptions could:

•	damage our reputation;

•	cause our customers to initiate product liability suits against us;

•	increase our product development resources;

•	cause us to lose revenues; and

•	delay market acceptance of our digital media services and applications.

Our business will suffer if our systems fail or our third-party facilities become unavailable.

A reduction in the performance, reliability and availability of our systems and network infrastructure may harm our ability to distribute our products and services to our customers and other users, as well as harm our reputation and ability to attract and retain customers and content providers. Our systems and operations are susceptible to, and could be damaged or interrupted by, outages caused by fire, flood, power loss, telecommunications failure, Internet breakdown, earthquake and similar events. We may not have any redundancy in our Internet multimedia broadcasting facilities and therefore any damage or destruction to these would significantly harm our multimedia broadcasting business. Our systems are also subject to human error, security breaches, power losses, computer viruses, break-ins, “denial of service” attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems, Websites and network communications. This could lead to slower response times or system failures.

Our operations also depend on receipt of timely feeds from our content providers, and any failure or delay in the transmission or receipt of such feeds could disrupt our operations. We also depend on Web browsers, ISPs and online service providers to provide access over the Internet to our product and service offerings. Many of these providers have experienced significant outages or interruptions in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. These types of interruptions could continue or increase in the future.

Our digital distribution activities are managed by sophisticated software and computer systems. We must continually develop and update these systems. Over time as our business and business needs grow and change, these systems may not adequately reflect the current needs of our business. We may encounter delays in developing these systems, and the systems may contain undetected errors that could cause system failures. Any system error or failure that causes interruption in availability of products or content or an increase in response time could result in a loss of potential or existing business services, customers, users, advertisers or content providers. If we suffer sustained or repeated interruptions, our products, services and Websites could be less attractive to such entities or individuals and our business could be harmed.

Significant portions of our business are dependent on providing customers with efficient and reliable services to enable customers to broadcast content to large audiences on a live or on-demand basis. Our operations are dependent in part upon transmission capacity provided by third-party telecommunications network providers. Any failure of such network providers to provide the capacity we require may result in a reduction in, or interruption of, service to our customers. If we do not have access to third-party transmission capacity, we could lose customers and, if we are unable to obtain such capacity on terms commercially acceptable to us our business and operating results could suffer.

Our computer and communications infrastructure is located at a single leased facility in Atlanta, Georgia. We do not have fully redundant systems, and we may not have adequate business interruption insurance to compensate us for losses that may occur from a system outage. Despite our efforts, our network infrastructure and systems could be subject to service interruptions or damage and any resulting interruption of services could harm our business, operating results and reputation.

Government regulation could adversely affect our business prospects.

We do not know with certainty how existing laws governing issues such as property ownership, copyright and other intellectual property issues, taxation, illegal or obscene content, and retransmission of media, personal privacy and data protection will apply to the Internet or to the distribution of multimedia and other proprietary content over the Internet. Most of these laws were adopted before the advent of the Internet and related technologies and therefore do not address the unique issues associated with the Internet and related technologies. Depending on how these laws are developed and are interpreted by the judicial system, they could have the effect of:

•	increasing our costs due to new or changes in tax legislation;

•	limiting the growth of the Internet;

•	creating uncertainty in the marketplace that could reduce demand for our products and services;

•	limiting our access to new markets which may include countries and technology platforms;

•	increasing our cost of doing business;

•	increasing our cost of doing business attributed to the unforeseen;

•	exposing us to significant liabilities associated with content distributed or accessed through our products or services; or

•	leading to increased product and applications development costs, or otherwise harming our business.

Specifically with respect to one aspect of copyright law, on October 28, 1998, the Digital Millennium Copyright Act (or “DMCA”) was enacted. The DMCA includes statutory licenses for the performance of sound recordings and for the making of recordings to facilitate transmissions. Under these statutory licenses, depending on our future business activities, we and our customers may be required to pay licensing fees in connection with digital sound recordings we deliver or our customers provide on their Website and through retransmissions of radio broadcasts and/or other audio content.

Because of this rapidly evolving and uncertain regulatory environment, both domestically and internationally, we cannot predict how existing or proposed laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing digital music. These laws and regulations could harm us by subjecting us to liability or forcing us to change our business.

Risk Related to the Offering

Our stock price has been and continues to be volatile.

The market price for our common stock could fluctuate due to various factors. These factors include:

•	announcements regarding developments in our business, acquisitions and financing transactions;

•	announcements by us or our competitors of new contracts, technological innovations or new products;

•	changes in government regulations;

•	fluctuations in our quarterly and annual operating results; and

•	general market conditions.

 In addition, the stock markets have, in recent years, experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of the specific companies whose stock is traded. Market fluctuations, as well as economic conditions, have adversely affected, and may continue to adversely affect, the market price of our common stock.

We need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to execute our business plan and current stockholders may experience significant dilution.

As of June 30, 2006, we had approximately $651,000 in cash. We anticipate, based upon our proposed plans and assumptions relating to operations that the net proceeds of approximately $9 million from the closing of our most recent financing in July 2006, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond June 2007. There can be no assurance that we will be able to obtain additional financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives or remain in operation. This inability could seriously harm our business, results of operations and financial condition.

If we do not secure substantial additional funding to meet our capital needs, we may have to issue additional shares of common stock. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to that of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

RECENT DEVELOPMENTS

On July 17, 2006, the Company completed the private sale of its securities pursuant to the Securities Purchase Agreement (the “SPA”) dated as of July 7, 2006 among SmartVideo Technologies, Inc. (the “Company”) and 74 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $9,000,000 and issued to the Investors a total of 7,200,000 shares of common stock and five-year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. This financing triggered the anti-dilution provision in warrants issued in a previous financing, thereby causing the issuance of additional warrants to purchase 6,553,663 shares of common stock at an exercise price of $1.25 per share. Michael Criden and Glenn Singer, two of the Company's directors, participated in the prior financing and received additional warrants.

On August 25, 2006, Richard E. Bennett, Jr. resigned from his positions as the Chief Executive Officer and Interim Chief Financial Officer. Mr. Bennett resigned as a director of the Company on August 31, 2006. The Company is negotiating a separation and consulting arrangement with Mr. Bennett.

On August 25, 2006, David R. Ross, the President of the Company, was appointed as Interim Chief Executive Officer of the Company. As a result, Mr. Ross’ base salary of $200,000 per annum was increased to $275,000.

On August 25, 2006, the Board of Directors elected John E. Abdo as a director of the Company. Since 1968, Mr. Abdo has been President of Abdo Companies, Inc., a construction, development and property management firm in South Florida. Mr. Abdo serves on several boards of directors, including Bank Atlantic Bancorp, Inc., BFC Financial, Levitt Corp., Bluegreen Corp. and Benihana Inc.

On August 28, 2006, the Board of Directors appointed William J. Loughman, the Company’s Vice President of Finance, as Chief Financial Officer of the Company.

The Company and MSNBC.com completed a beta test for MSNBC.com's new advertising-supported news service. This mobile news service is offered free of charge to MSNBC.com users. The Company provides MSNBC.com with the ability to insert advertising as part of the news service, and the Company intends to expand into other advertising-supported revenue services.

USE OF PROCEEDS

Any net proceeds from any sale of shares of our common stock covered by this prospectus will be received by the Selling Stockholders. We will not receive any proceeds from the sale of shares by the Selling Stockholders.

SELLING STOCKHOLDERS

Of the 15,260,000 shares of our common stock registered for public resale pursuant to this prospectus and listed under the column “Shares Available for Sales Under This Prospectus” on the table set forth below, (1) 7,200,000 shares were issued in connection with our July 2006 private placement to 74 accredited investors in which we sold shares at $1.25 per share and 7,200,000 shares are issuable pursuant to warrants issued to such investors; (2) 400,000 shares of common stock underlying warrants issued to Jay Morrison as payment for services rendered to the Company pursuant to a consulting agreement; (3) 400,000 shares of common stock underlying warrants issued to Skyward Mobile as payment for services rendered to the Company pursuant to a software license and services agreement; and (4) 60,000 shares of common stock issued to Joe Johnson are included in this prospectus pursuant to registration rights we granted in connection with a settlement agreement.

The following table presents information as of September 22, 2006 and sets forth the number of shares of common stock beneficially owned by each of the Selling Stockholders as of the date of this prospectus. We are not able to estimate the amount of shares that will be held by each Selling Stockholder after the completion of this offering because: (1) the Selling Stockholders may sell less than all of the shares registered under this prospectus; (2) the Selling Stockholders may exercise less than all of their warrants; and (3) to our knowledge, the Selling Stockholders currently have no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered pursuant to this prospectus will be sold. The Selling Stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. Except as otherwise indicated, based on information provided to us by each Selling Stockholder, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock.

Name Of Selling Stockholder	Number Of Shares Of Common Stock Owned Before The Offering	Precent Of Common Stock Owned Before The Offering	Shares Available For Sales Under This Prospectus	Number Of Shares Of Common Stock To Be Owned After Completion Of The Offering	Percent Of Common Stock To Be Owned After Completion Of The Offering
John E. Abdo as Trustee Under Trust Agreement UAD 3/15/76 for the Benefit of John E. Abdo (2)(3)	960,000	2.3%	960,000	—	*
Diane B. Abelson	40,000	*	40,000	—	*
Global Triangle Employees Retirement Trust (4)	240,000	*	240,000	—	*
Joel L. Altman	160,000	*	160,000	—	*
Joseph C. Amaturo Revocable Trust (5)	320,000	*	320,000	—	*
Apler Investment Partnership (6)	240,000	*	240,000	—	*
Robert Balough	240,000	*	240,000	—	*
Jeff Baumann	208,000	*	208,000	—	*
Mike Baumann	400,000	*	400,000	—	*
Beeson Investments, LLC (7)	160,000	*	160,000	—	*
Audrey Bennati	160,000	*	160,000	—	*
Peter L. Bermont	160,000	*	160,000	—	*
Robert Best	80,000	*	80,000	—	*
Harvey Birdman	160,000	*	160,000	—	*
Jeffrey D. Blum, D.D.S.	160,000	*	160,000	—	*
Henrik Brixen	160,000	*	160,000	—	*
Vulcan Properties, Inc.	320,000	*	320,000	—	*
Martin Cohen & Soryl Cohen JT TEN (8)	50,000	*	50,000	—	*
Art Criden	203,167	*	160,000	43,167	*
Chris Damian	200,000	*	120,000	80,000	*
Geoff Dyer	80,000	*	80,000	—	*
SME Children LLP (9)	586,667	*	320,000	266,667	*
Paul Fazio	160,000	*	160,000	—	*
Qualified Compensation Trust (10)	80,000	*	80,000	—	*
Johnathan E. Fels	226,667	*	160,000	66,667	*
Benjamin Management Compnay, LLC (11)	200,000	*	200,000	—	*
Wachovia Bank for the Benefit of Alan Halpert IRA (12)	160,000	*	160,000	—	*
Michael Hanzman	160,000	*	160,000	—	*
Scot Hunter	174,500	*	160,000	14,500	*
Stephen A. Hurwitz	120,000	*	120,000	—	*
Alan Jacobson & Jan Hart	64,000	*	64,000	—	*
Kent Karpawich	200,000	*	200,000	—	*
Todd Katz	970,000	2.3%	640,000	330,000	*
Sharon Kaufman	150,000	*	150,000	—	*
Dill Consulting LLC (13)	624,000	1.5%	624,000	—	*
Dan Kleiman	128,667	*	80,000	48,667	*
SGL Investments Limited Partnership 1 (14)	586,667	1.4%	320,000	266,667	*
Alan B. Levan, Trustee (15)	400,000	*	400,000	—	*
Baruch (Bruce) Levy	200,000	*	200,000	—	*
Michael Levy	210,000	*	160,000	50,000	*
William Loughman	80,000	*	80,000	—	*
Kevin Love	96,666	*	80,000	16,666	*
William Matz Revocable Living Trust (16)	466,667	1.1%	200,000	266,667	*
Quantuck Advisors, LLC (17)	160,000	*	160,000	—	*
MOKO Investments, LLC (18)	160,000	*	160,000	—	*
Brett Overman	746,667	1.8%	480,000	266,667	*
TOP, Inc. (19)	80,000	*	80,000	—	*
Scott Peck	24,000	*	24,000	—	*
Scott A. Poulin Revocable Trust (20)	40,000	*	40,000	—	*
Buddy Puder	80,000	*	80,000	—	*
Michael Puder	432,966	1.0%	240,000	192,966	*
Laura K. Pugliese	80,000	*	80,000	—	*
Anthony V. Pugliese, III	240,000	*	240,000	—	*
Beverly Raphael	40,000	*	40,000	—	*
Ratner Companies (21)	160,000	*	160,000	—	*
Steve Rattner & Debra Rattner, JT TEN	80,000	*	80,000	—	*
Dwight Richert	213,333	*	80,000	133,333	*
Scott Robins	160,000	*	160,000	—	*
Herman Rush	132,500	*	80,000	52,500	*
Scott Schlesinger	320,000	*	320,000	—	*
Brent Sembler	160,000	*	160,000	—	*
Jay Shapiro	80,000	*	80,000	—	*
GHS Family Holdings Limited (22)(23)	320,000	*	320,000	—	*
Barry E. Somerstein	160,000	*	160,000	—	*
Justin A. Stanley, Jr.	286,112	*	160,000	126,112	*
J. Kenneth Tate	160,000	*	160,000	—	*
James D. Tate	440,000	1.0%	320,000	120,000	*
Stanley G. Tate	240,000	*	240,000	—	*
Sushayla Ure	50,000	*	40,000	10,000	*
Bayview Partners (24)	240,000	*	240,000	—	*
Fremernat, Inc. (25)	320,000	*	320,000	—	*
Rick Walker	160,000	*	160,000	—	*
Rick Wilber	160,000	*	160,000	—	*
Nicholas C. Williams	80,000	*	80,000	—	*
Joseph S. Johnson Trust (26)	394,944	*	60,000	394,944	*
Skyward Mobile, LLC (27)	400,000	*	400,000	—	*
James Morrison	400,000	*	400,000	—	*

*Less than 1%.

**Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 22, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Percentage of ownership is based on 46,620,619 shares of common stock outstanding (including 3,169,998 shares of Preferred Stock currently convertible into one share of common stock each) as of September 22, 2006.

(1)
The shares of common stock issuable upon the exercise of warrants at a price of $2.50 per share are as follows: GHS Holdings Limited Partnership, 160,000 shares; SME Children LLP, 160,000 shares; Scot Hunter, 80,000 shares; Michael Puder, 120,000 shares; Buddy Puder, 40,000; Martin Cohen & Soryl Cohen JT TEN, 25,000 shares; John E. Abdo Trust, 480,000 shares; Audrey Bennati, 80,000 shares; Diane B. Abelson, 20,000 shares; Global Triangle Employees Retirement Trust, 120,000 shares; Bayview Partners, 120,000 shares; Joel L. Altman, 80,000 shares; Joseph C. Amaturo Revocable Trust, 160,000 shares; Apler Investment Partnership, 120,000 shares; Robert Belough, 120,000 shares; Jeff Baumann, 104,000 shares; Todd Katz, 320,000 shares; Mike Baumann, 200,000 shares; Beeson Investments, LLC, 80,000 shares; Art Criden, 80,000 shares; Peter L. Bermont, 80,000 shares; Robert Best, 40,000 shares; Harvey Birdman, 80,000 shares; Jeffrey D. Blum, D.D.S., 80,000 shares; Henrik Brixen, 80,000 shares; Vulcan Properties, Inc., 160,000 shares, Chris Damian, 60,000 shares; Geoff Dyer, 40,000 shares; Paul Fazio, 80,000 shares; Qualified Compensation Trust, 40,000 shares; Jonathan E. Fels, 80,000 shares; Benjamin Management Company, LLC, 100,000 shares; Wachovia Bank for the Benefit of Alan Halpert IRA, 80,000 shares; Michael Hanzman, 80,000 shares; Stephen A. Hurwitz, 60,000 shares; Alan Jacobson & Jan Hart, 32,000 shares; Kent Karpawich, 100,000 shares; Sharon Kaufman, 75,000 shares; Dill Consulting LLC, 312,000 shares; Dan Kleiman, 40,000 shares; SGL Investments Limited Partnership 1, 160,000 shares; Alan B. Levan, Trustee, 200,000 shares; Baruch (Bruce) Levy, 100,000 shares; Michael Levy, 80,000 shares; William Loughman, 40,000 shares; Kevin Love, 40,000 shares; William Matz Revocable Living Trust, 100,000 shares; Quantuck Advisors, LLC, 80,000 shares; MOKO Investments, LLC, 80,000 shares; Brett Overman, 240,000 shares; TOP, Inc. 40,000 shares; Scott Peck, 12,000 shares; Scott A. Poulin Revocable Trust, 20,000 shares; Laura K. Pugliese, 40,000 shares; Anthony V. Pugliese, III, 120,000 shares; Beverly Raphael, 20,000 shares; Ratner Companies, 80,000 shares; Stever Rattner and Debra Rattner, Joint Tenants, 40,000 shares; Dwight Richert, 40,000 shares; Scott Robins, 80,000 shares; Herman Rush, 40,000 shares; Scott Schlesinger, 160,000 shares; Brent Sembler, 80,000 shares; Jay Shapiro, 40,000 shares; Barry E. Somerstein, 80,000 shares; Justin A. Stanley, Jr., 80,000 shares; J. Kenneth Tate, 80,000 shares, James D. Tate, 160,000 shares; Stanley G. Tate, 120,0000 shares; Sushayla Ure, 20,000 shares; Fremernat, Inc., 160,000 shares; Rick Walker, 80,000 shares; Rick Wilber, 80,000 shares; Nicholas C. Williams, 40,000 shares. The shares of common stock issuable upon exercise of warrants at a price of $1.40 per share are as follows: Skyward Mobile, LLC, 400,000 and James Morrison, 400,000.

(2)	John E. Abdo exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(3)	John E. Abdo as Trustee Under Trust Agreement UAD 3/15/76 for the Benefit of John E. Abdo is controlled by John E. Abdo, who is a director of the Company.

(4)	John Accetta exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(5)	Joseph C. Amaturo and Winifred J. Amaturo exercise shared voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(6)	Stewart L. Appelrouth exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(7)	Jim Beeson exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(8)	Arthur G. Cohen exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(9)	Steven Esrick exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(10)	Theodore Feldman, M.D., exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(11)	Bruce Gittlin, Attorney In Fact, exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(12)	Alan Halpert exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(13)	Gary Krat exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(14)	Stuart Lasher exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder.

(15)	Alan B. Levan exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Shareholder.

(16)	William Matz exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(17)	John McCartney exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(18)	Stuart R. Morris, Manager, exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(19)	Tyson Overman exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(20)	Scott A. Poulin exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(21)	Dennis Ratner exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(22)	GHS Holdings Limited Partnership is owned and controlled by Glenn Singer, who is a director of the Company.

(23)
Mr. Glenn Singer exercises sole voting and investment power of the shares of our common stock on behalf of this Selling Stockholder. Mr. Singer is the sole owner and control person of GHS Holdings Limited Partnership.

(24)	William H. Van Pelt, IV exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(25)	Fredy C. Varela exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(26)	Joseph S. Johnson, Trustee, exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

(27)	Jeremy DeBonet exercises sole voting and investment power of the shares of common stock on behalf of this Selling Shareholder.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•
to cover short sales and other hedging transactions made after the date that the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission (“SEC”);

•	Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the investor of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees, transferees or other successors in interest as Selling Stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a Selling Stockholder that a donee or pledge intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the Selling Stockholders and/or the purchasers of the securities.

The Selling Stockholder that is affiliated with a registered broker-dealer has confirmed to us that, at the time it acquired the securities subject to the registration statement of which this prospectus is a part, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. The Company has advised each Selling Stockholder that it may not use shares registered on the registration statement of which this prospectus is a part to cover short sales of our common stock made prior to the date on which such registration statement was declared effective by the SEC.

We are required to pay certain fees and expenses incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect and (ii) such time as all of the shares have been publicly sold.

SELECTED FINANCIAL DATA

The selected historical financial information presented below is derived from our audited consolidated financial statements for the years ended December 31, 2001, 2002, 2003, 2004 and 2005. The selected quarterly financial information was derived from our unaudited consolidated financial statements for the periods ended March 31, June 30 and September 30, for the years 2002, 2003 and 2004, respectively.

The unaudited financial statements include all adjustments including normal recurring adjustments, that management considers necessary to fairly present the Company’s financial position and results of operations. Operating results for the three months period ended March 31, 2006 are not necessarily indicative of results that may be expected for the fiscal year ending December 31, 2006.

The acquisition of all of the outstanding capital stock of OVT, Inc. on November 26, 2002, was treated for accounting purposes as a reverse acquisition, and the transaction has been accounted for as a recapitalization. We accounted for the acquisition using the purchase method of accounting. Therefore, the historical financial statements of the predecessor entity are reflected as our historical financial statements.

The data set forth below should be read in conjunction with the financial statements and accompanying notes incorporated by reference.

Selected Historical Financial Data

	For the Years Ended
	December 31,
	2001	2002	2003	2004	2005
Income Statement Data:
Total revenue	$—	$2,750	$63,451	$118,733	$197,257
Total operating expenses	434,738	611,386	3,242,754	6,839,685	19,021,511
Loss from operations	(434,738)	(689,476)	(3,179,303)	(6,720,952)	(18,824,254)
Net loss	(444,639)	(689,476)	(3,859,141)	(6,792,930)	(19,740,274)
Loss per share	(0.16)	(0.17)	(0.51)	(0.35)	(0.76)

Weighted average common shares used to compute basic and diluted net loss per share	2,280,547	4,127,243	7,540,849	19,208,345	26,093,554

Other Financial Data:
Net cash used in operating activities	(250,616)	(184,850)	(1,530,148)	(2,566,031)	(5,351,783)
Net cash used in investing activities	31,749	—	(102,981)	(189,191)	(764,479)
Net cash provided by financing activities	222,162	177,838	1,925,385	2,844,816	11,521,236

Balance Sheet Data:
Total Assets	$29,484	$1,335,242	$452,309	$719,551	$11,920,674

Selected Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
Six months ended June 30, 2006:
Total revenue	$112,966	$166,432	$—	$—	$279,398
Loss from operations	(3,431,211)	(6,241,956)	—	—	(9,697,855)
Net loss	$(3,386,404)	$(6,210,697)	$—	$—	$(9,621,789)

Year ended December 31, 2005:
Total revenue	$25,132	$38,360	$58,248	$75,517	$197,257
Loss from operations	(2,020,338)	(4,447,813)	(3,992,767)	(8,363,336)	(18,824,254)
Net Loss	$(2,218,558)	$(4,440,183)	$(4,044,926)	$(9,036,607)	$(19,740,274)

Year ended December 31, 2004:
Total revenue	$42,831	$19,703	$34,346	$21,853	$118,733
Loss from operations	(707,463)	(954,723)	(1,646,563)	(3,412,203)	(6,720,952)
Net loss	$(781,153)	$(965,889)	$(1,620,358)	$(3,425,530)	$(6,792,930)

DESCRIPTION OF OUR BUSINESS

SmartVideo Technologies, Inc. is a provider of media content distribution services and technology. Incorporated in 1984, the Company acquired OVT, Inc., d/b/a SmartVideo, in November 2002. Since the acquisition of OVT, the Company’s business has been that of SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of media content to consumers.

Since 2002, the Company has been a video content aggregator, a technology provider and a distributor of video content to consumers connected to the public Internet. We are in the business of purchasing the rights to video/television content and delivering that video content to subscribers for a fee. Additionally, we anticipate being in the business of providing managed services for Internet network operators (carriers) and for major content producers, owners and distributors. We intend to continue expanding our market opportunity by delivering video services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering this data stream into visible images on displays.

The Company believes it provides one of the most extensive collections of programming available in the mobile video industry. In general, the Company pays for the distribution rights on either a fixed-fee per subscriber, per month basis or on a revenue-sharing basis. Some of the content deals have minimum guarantees per month.

The Company licenses the distribution rights on either a “fixed-fee, per subscriber, per month” basis or on a revenue-sharing basis. These license fees are payable to the content owners, producers, or distributors for each respective channel. Licensee fees range from $0.04 per subscriber, per month to $.50 cents on our subscription model. With respect to certain of our content offerings, we share at a rate of 50% of the net collected revenues. The pricing is based on individual negotiations of the specific rights (including geographic and technology platforms), the amount and quality of the content, and the estimated appeal of the content to our current and prospective subscribers. For 2005, the majority of our revenue has come from a per subscriber, per month, fixed fee arrangement. For 2006 and subsequent years, we are targeting a diverse subscriber base in the mobile entertainment industry.

The Company and MSNBC.com are conducting a beta test for MSNBC.com's new advertising-supported news service. This mobile news service is offered free of charge to MSNBC.com users. If the beta test of this service is successful, of which there can be no assurances, the Company will continue to provide MSNBC.com with the ability to insert advertising as part of the news service, and the Company intends to expand into other advertising-supported revenue services.

The Company intends to develop and market a complete suite of new media services that combine TV, radio and other media brands with user-friendly personalization, interactivity and targeted advertising. The capital expenditures required to develop the software for these new services will be approximately $250,000.

Content Line Up

The Company currently delivers the following video content to our subscribers: ABC News Now, ABC News, CNBC, MSNBC, NBC Mobile, The Weather Channel Live, The Weather Channel Local & Regional Forecast, Court TV, FOX Sports, Epic Sports, College Sports TV, Fashion TV, Content Asia Network, Bloombers, Vegas Sports, DIC Cartoons, E! Entertainment, Fun Little Movies, IFILM, Professional Championship Wrestling, and Rascals Comedy Classics.

We also have obtained the necessary rights, and anticipate including the following video content to our subscribers over the next quarter: BMANIA, CHRONICLE, COLOURS, PUMA TV, TV SUPERSTORE, Gospel Music Television, 3ABN, BYU, Daystar Television Network, Golden Eagle Broadcasting, INSP, JCTV, NuGospel Broadcasting, TBN, The Church Channel, FAMILYNET, CINE MEXICANO, LTV (LATIN TV), TBN, ENLACE USA, TV CHILE, TV COLOMBIA and VIDAVISION.

We are in continuous discussion with content owners and distributors and we intend to obtain the rights to distribute additional content. We intend to add content in the areas of sports, music and other general entertainment. Additionally, we believe that local news, weather, sports, community affairs, and event programming (“local programming”) will play a key part in our subscriber growth, long-term service adoption, and subscriber loyalty.

Subscription Process

To subscribe to our service, customers download a small software application to their mobile handset or computer, which includes security features and a desktop icon. Subscribers use their credit card to pay for and activate their service. The activation process requires no special equipment, nor does it typically require technical assistance. For those subscribers that have technical difficulty or questions, we provide a toll-free number to access a 24-hour call center.

The Company launched the service with only a monthly subscription package with up-charges for additional premium content offerings. In addition to the monthly subscription, we currently offer weekly and daily packages, which are more appealing to consumers connected through Wi-Fi hotspots.

Since the launch of the service in January 2005, we have acquired subscribers through a commerce portal included on the Company website, as well as from links from various third-party websites. We have also promoted our service through an aggressive public relations campaign that featured articles and information about the Company utilizing print, on-line, radio and television channels, geared towards driving potential subscribers to sample our service on a trial basis and ultimately subscribe to the service. Our successful public relations campaign has generated coverage in Wireless Week, TV Week, Broadcast & Cable, ABC News, Wall Street Journal Online, CBS News, Chicago Tribune, Los Angeles Times, Forbes, Boston Globe, The Tony Danza Show and Dow Jones Newswire, as well as many other prestigious media outlets. Moving forward, the Company plans to market and promote our service to potential subscribers through a combination of general media advertising, co-op advertising with partners and distributors, and through co-marketing arrangements with our content providers.

Subscription Figures

As of June 30, 2006, we had approximately 4,900 subscribers for all our subscription packages. Additionally, we had approximately 600 non-paying trial subscribers. These numbers are indicative of: 1) insufficient funding for deployment of all the content channels for which we have obtained rights; 2) insufficient funding to develop and support distribution programs; and 3) insufficient financial support for marketing resources. With the infusion of operating capital resulting from the Company's financings, these problems are being addressed.

Key Strengths

Our principal business is characterized by the following key strengths:

Core Technology. We have developed a core technology platform that is optimized for the efficient utilization of Internet bandwidth in conjunction with streaming video. We believe that we deliver the highest quality video stream for any given Internet bandwidth utilized. Surrounding the core technology are a series of modules that aid content owners in the protection of their intellectual property, aid us in the execution of our geographic rights commitments to content owners, provide for the programming, billing, reporting, data-mining and quality of service (QOS) monitoring, and provide tools that allow carriers to manage the utilization of their networks.

Compatibility. We believe that we have deployed a technological infrastructure that is compatible with nearly all data network configurations, Wi-Fi data networks, and a significant number of handset models. We believe that our key technological strengths include:

1. Delivery of live, on-demand, and download-and-play television and video programming to SmartPhones, computers and set-top boxes;

2. Microsoft Windows OS, J2ME and Symbian OS (6.0 and above) handsets, which accounts for more than 15% of mobile handsets, MS Windows and Linux computers along with set-top boxes;

3. Microsoft PocketPC and Windows CE OS handsets, which accounts for nearly 50% of all PDA handsets; and

4. 15+ Frames Per Second (FPS) on 2.5g cellular data networks;

5. 24+ FPS on current and planned 3g cellular data networks;

6. 25+ FPS on Wi-Fi data networks, which is virtually a “TV-like” experience for the subscriber;

7. 25+ FPS on fixed-wire networks for compatability with computers and set-top boxes connected to televisions; and,

8. A real-time monitoring capability and the deployable tools enabling the carrier to actively manage the consumption of carrier network resources at a system-wide level, a regional level, the MTSO level, and the base station level.

High-Quality Picture and Sound. We believe our programming provides customers with high quality video for a given bandwidth. We believe that our live linear video feed compares favorably to download-and-play technology, without the extended wait time for the download to complete. This reduced wait time and high quality provide a significant competitive advantage. We believe that quality is a key differentiation between our service and all competing services.

Substantial Channel Capacity and Programming Content. As a result of our technical architecture and system capacity, we believe that we are able to deliver to our customers one of the widest selections of programming available today.

Access to Global Media Companies. We formed a Board of Advisors in 2004, whose primary role is to advise us on the development of relationships with global media companies. Our Board of Advisors consists of leading current and past executives from media production and distribution companies. The Board of Advisors is actively engaged with the Board of Directors and the Company management. The Board of Advisors consists of:

Herman Rush - Former Chairman and Chief Executive Officer of Coca-Cola Telecommunications, former Chief Executive Officer of Columbia Picture Television Group, Executive Producer of the Montel Williams Show for seven years. Mr. Rush is a past Governor of the Board of Governors of the Television Academy of Arts and Sciences.

Joseph Indelli - Former President of MTM (Mary Tyler More) Television Distribution Group, former President of Columbia Pictures TV Distribution, and former Senior Vice President of Metromedia Producers Corp.

Peter Sealey - Founder and Chief Executive Officer of Los Altos Group. He spent 21 years at The Coca-Cola Company holding a variety of key positions including Chief Marketing Officer. Mr. Sealey has served as a management consultant to leading firms including Sony New Technologies, Anheuser-Busch, Visa U.S.A., UPS, Johnson & Johnson, Hewlett-Packard, Eastman Kodak and Nokia.

James Rosenfield - Owner/President of JHR & Associates. He is the former Managing Director at Veronis Suhler & Associates Investment Bankers, past Chairman and Chief Executive Officer of John Blair Communications, and has held various senior management positions at CBS.

Frederick Pierce - Former President of the American Broadcasting Companies including the acquisition, operation and creation of ESPN, Lifetime and Arts & Entertainment Networks. Mr. Pierce also served as President of ABC Television and Executive Vice President and President of ABC, Inc. He has also served on the board of directors of Capital Cities/ABC Inc.

Robert L. Friedman - Former President of AMC Theatres Entertainment International. Prior to AMC, Mr. Friedman was President of Columbia Pictures Distribution and was also associated for 20 years in various executive positions at United Artists Corporation, including Executive Vice President of Distribution and Marketing.

James D. Tate - Mr. Tate is a well known business and civic leader in South Florida and is Co-owner and CEO of Bongo Apparel and TKO Apparel, Co-owner of Tate Realty and Co-owner and President of Tate Development Corp. He has served on numerous boards both past and present and has received numerous prestigious business and civic awards.

Robert Rubin - Mr. Rubin is CEO of Topp Group, Inc., a holding company that has created several wireless telecommunications business. He is also a managing partner of Apex Capital Corp. Mr. Rubin is the former President and founder of Litestream Technologies, a joint venture between Rubin and TECO Energy, former President of Strategic Technologies, a subsidiary of Lennar Corp., both NYSE companies, and former President and member of the Board of Directors of Peoples Telephone Company. Mr. Rubin is also a CPA and an attorney having specialized in M&A and securities transactions.

Our Business Strategy

Our overall goal is to provide customers a high quality Internet television experience. For our consumer branded service, our strategy focuses on offering our customers differentiated and exclusive content, attaining leadership in technology and enhancing our sales and marketing, distribution and customer service.

For our prospective managed service offerings, we provide a range of services. We have developed a tiered deployment strategy ranging from a pure sell-thru relationship with the carrier, the Fast-Start program, to the Partner Program, a fully integrated technology solution that is deployed within the carrier network. We recognize that each carrier has different business goals, objectives, timing, and deployment processes - the Programs are guideposts that can be tailored for each carrier's specific needs. We intend to consult with the carrier to develop the most appropriate support program, create an implementation process, and support the carrier throughout the relationship.

Fast-Start Program. The Fast-Start Program is a television service sell-thru program whereby we provide all the necessary program elements for the carrier; including content, a subscriber commerce portal, a demonstration portal, and all the network elements to deliver the service.

The carrier actively markets the service to its SmartPhone subscribers in their general advertising, press and publicity campaigns. The Fast-Start Program may be activated on a six-week expedited schedule.

The Fast-Start Program is technically an accessory, meaning it is non-invasive, no technical modifications, and no infrastructure additions, no certifications or adaptations required. The carrier simply promotes live TV to their SmartPhones “Powered by The Company.” At this level, the carrier is a reseller of the Company branded service.

The Co-Op Program. In the Co-Op Program, the carrier takes a more active role in providing content, where they may already have content relationships. Carriers may include their own content, branded as proprietary carrier content or The Company content, or both. We deliver infrastructure, Digital Rights Management (DRM) and program management. The carrier usually provides all subscriber commerce and significant marketing and promotion.

Partner Program. The Partner Program is designed to leverage the technical, marketing, and content relationships of the carrier. As a participant in the Partner Program, the carrier will deploy video publishing points within the carrier's network significantly reducing their costs for public Internet access. The deployment of the video publishing points requires an investment in media servers and the licensing of publishing software from us. We retain the responsibility for the content management and DRM.

Under the Partner Program, our services may be branded by the carrier. Under this scenario, the carrier is responsible for marketing the service to its subscribers and for the entire commerce transaction.

Carriers who wish to participate in the Partner Program but are concerned about the initial upfront investment involved in installing the publishing points may lease and install the hardware and software directly through us. We will also provide primary support for the system.

Key Initiatives:

Increase Number of Subscribers. We have reported three major issues that need immediate improvement: 1) Deploy all content channels where we have obtained the necessary rights; 2) Implement diverse and effective distribution programs; and 3) Increase marketing resources. The completion of the Company's financings has provided the necessary resources to initiate solutions for each of these issues.

1.	To date, we have deployed approximately 28 channels of content. We are re-addressing the type, format, mix and packaging of all our content offerings.

2.
The Company has developed programs that are designed to be appealing to traditional retailers, Internet retailers, and distributors of mobile handset devices and plans. The Company is actively developing distribution relationships.

3.
The Company has increased the available manpower in the Marketing Group. These resources are building and implementing the distribution programs, developing advertising strategies, producing literature, updating the Company Website, and marketing to potential distribution partners.

Enhanced Electronic Program Guide. We believe it is essential for customers to easily navigate through the multitude of channels that we offer. The issues associated with channel navigation are particularly critical for mobile devices due to the limited space available on each screen, the limited functionality of many handsets, and the relatively limited bandwidth available, especially for 2.5g cellular devices.

Expand International Programming. We intend to continue expanding our international programming because we believe there is a large underserved market for our services in markets outside of the U.S. We have obtained worldwide rights to certain content and plan to expand our subscriber base beyond the U.S.

Technology Leadership. We believe that technological leadership will play an important role in our ability to introduce services that are customer-friendly and reduce costs. We intend to continue the development of our core technology, with particular interest in the area of integration of third-party high-performance video and audio codecs.

Expand the number of Compatible Handsets. Our services are compatible with Microsoft Windows Mobile O/S, Symbian O/S, and J2ME handsets, representing about 15% of the U.S. market and all Windows O/S PDA devices, which comprise about 90% of all PDA handsets. We intend to expand our market opportunity by providing support for additional handset types and operating systems.

Enhanced Sales Distribution. We intend to increase subscriber growth by expanding our distribution while enhancing our sales and marketing along with customer service.

Competition

Our industry is early in its development, with each competitor offering distinctive services and distinctive business models. Our competition includes companies that offer video, audio, interactive programming, telephony, data and other entertainment services, including cable television, wireless companies, Direct-to-Home (DTH) companies, Regional Bell Operating Companies (RBOCs) and companies that are developing new technologies. Many of our competitors have access to substantially greater financial and marketing resources than we have. We believe that the quality and variety of video, audio, interactive programming, access to service, customer service and price are the key elements for gaining and maintaining market share.

Cellular Carriers. We face substantial competition in the mobile video industry from cellular telephone companies. Most cellular carriers have a large, established customer base, and many have significant investments in companies that provide programming content. It is unclear whether a carrier developed and deployed product will be a long-term player in this market, or whether the carrier will co-brand and adopt the services of a content aggregator who provides a high value-added service and delivery infrastructure.

Content Aggregators. We encounter competition in the mobile video industry from third-party content aggregators. These content aggregators perform services similar to us; however, such companies presently do not deliver the quality of video image that we do on 2.5g cellular networks.

Regulation

At this time, delivery of our service is not subject to any governmental regulation; however, in the future, we may be subject to U.S. government regulation, primarily by the FCC and, to a certain extent, by Congress, other federal agencies, state and local authorities and the International Telecommunications Union (ITU), a specialized agency of the United Nations within which governments and the private sector coordinate global telecommunications networks and services. Depending upon the circumstances, noncompliance with legislation or regulations promulgated by these entities could result in the suspension or revocation of our licenses or registrations, the termination or loss of contracts or the imposition of contractual damages, civil fines or criminal penalties.

Employees

We presently have 27 full time employees. We believe that our employee relations are good. None of our employees is represented by labor unions.

Description of Property

We currently sub-lease approximately 25,000 square feet of office space. The office space currently serves as our corporate headquarters located in Duluth, Georgia. We pay rent of approximately $23,000 per month on a two year sub-lease which was entered into in May 2005.

Legal Proceedings

From time-to-time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and if the amount of the loss is probable.

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against us, our Chief Executive Officer and director, Richard E. Bennett, Jr. and our securities counsel, Edwards & Angell, LLP, a predecessor to Edwards Angell Palmer & Dodge LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. We and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards Angell Palmer & Dodge LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards Angell Palmer & Dodge LLP. Since the court’s entry of judgment in the appeal and to our knowledge, Mr. Hamouth has taken no further steps to pursue his claims against us or Mr. Bennett. We intend to vigorously defend any further actions taken by Mr. Hamouth in this matter.

On or about April 22, 2004, we filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. We are seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which we may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, we received notice that Mr. Hamouth’s attorney in this matter has withdrawn from the case. On April 15, 2005, we filed a motion for summary judgment on this matter. The motion was unopposed. On October 5, 2005, the Court granted our motion and executed a judgement for us in the amount of $172,342.32.

On March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of ours, announced its intention to bring legal action in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we had anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. We contend that we had the right to terminate the agreement because of breaches by SVEL. We believe that the claim made by SVEL is wholly without merit and we intend to defend the claim vigorously.

On November 29, 2005, ProNetworkTV, Inc. filed a Complaint for Equitable Relief in the Superior County Court of Gwinnett County, State of Georgia, (Civil Action Number 05-A-13684-2) against OVT, Inc. seeking the recovery of late fees in the amount of $100,614.80 alleged to be owed pursuant to a Promissory Note executed by OVT, Inc. in favor of ProNetworkTV, Inc. in the principal amount of $325,000. ProNetworkTV, Inc. alleges that OVT, Inc. failed to make payments when due under the Promissory Note. As a result of the alleged failure to makes such payments, ProNetworkTV, Inc. alleges that late fees accrued under the Promissory Note. On March 26, 2006, the Company filed a Motion to Dismiss with the Court. On May 8, 2006, the Company's Motion to Dismiss was granted. On September 15, 2006, the Company reached a settlement agreement with ProNetworkTV, Inc. relating to this and certain other unrelated matters. Pursuant to the terms of the settlement agreement, both parties have agreed, among other things, to provide mutual general releases of any existing alleged claims either party may have as of the date of the settlement agreement, including, but not limited to, any claims relating to the promissory note that was the subject of this lawsuit.

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company’s alleged breach of certain guarantee obligations under an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor), dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. terminated the agreement. The $791,244 demand represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement of $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. On June 12, 2006, Mantra Films, Inc. filed suit against Cell Phone Entertainment, LLC and the Company in the Superior Court for the State of California, County of Los Angeles (Civil Action File NO. SC090022). Mantra Films, Inc.’s Complaint sets forth the same basic facts discussed above, as well as certain additional facts regarding the alleged failure of the Company to return certain property to Mantra Films, Inc. In its Complaint, Mantra Films, Inc. has asserted claims for breach of contract, conversion, unjust enrichment, specific recovery of personal property accounting and interference with prospective economic advantage. The complaint seeks damages in the amount discussed above, in addition to certain unspecified damages to be proven at trial. The Company intends to vigorously defend against Mantra Films, Inc.’s claims, although there can be no assurances that the Company will be successful.

On or about January 18, 2006, Wilson W. Hendricks, III filed a Complaint in the County Court, Seventh Judicial Circuit, in and for St. John’s County, Florida against the Company. Mr. Hendricks is claiming damages in excess of $600,000 relating to lost wages and unreimbursed business expenses. In addition, he is claiming the Company failed to issue 500,000 non-qualified stock options, to which he alleges he is entitled. Mr. Hendrick’s main claims are that the he was wrongfully discharged from the Company and that the Company failed to grant him promised stock options. On June 22, 2006, the Court entered an Order that the parties shall proceed to mediation on or before October 31, 2006. The parties began the mediation process on August 29, 2006. Currently, the mediation is scheduled to conclude on October 23, 2006. The Company intends to vigorously defend against Mr. Hendrick’s claims, although there can be no assurances that the Company will be successful.

On February 1, 2006 Jenkins & Gilchrest, LLP (“J&G”) filed suit against the Company in the United States District Court, Central District of California, Los Angeles Division (Case No: CV06-0620) alleging breach of contract as a result of the Company’s alleged failure to pay fees and costs for professional services in the amount of $115,345.12. The Company failed to file a timely answer to the Complaint and therefore J&G filed a Motion for Default Judgment in the amount of $131,901.69, plus costs, with the Court. The Motion for Default Judgment was granted on March 22, 2006. On August 14, 2006, the Company entered into a settlement agreement with J&G, pursuant to which the Company has agreed to pay J&G $95,000 in exchange for a release of all claims by J&G.

On or about April 10, 2006, 13 investors in the Company's private placement of common stock and warrants in December 2004 filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-0850-MHS), against the Company, alleging  the breach of certain registration rights agreements and subscription agreements. More specifically, the investors claim, among other things, that they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. The investors are claiming that as a result of the Company's actions they have suffered damages in excess of $10 million dollars. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful. Further, on August 31, 2006, plaintiffs’ counsel sent a demand on behalf of certain shareholders of the Company requesting that a shareholders’ derivative suit be filed against the Company’s SEC counsel as well as Mr. Ron Warren, Mr. Kevin McNeil and the Company’s officers and directors arising out of the same alleged facts and circumstances giving rise to the claims made in the Complaint filed April 10, 2006 which is described above. On September 8, 2006, plaintiffs' counsel in this litigation sent a second, virtually identical demand to the Company on behalf of three additional shareholders of the Company. These three additional shareholders are not plaintiffs in this litigation, nor have they filed suit against the Company. The Board of Directors of the Company is in receipt of these demands and is currently conducting an investigation with regard thereto.

On April 10, 2006, Christopher Smith and Paramount Trading Co., Inc. (“Paramount”) filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-00849-MHS), against the Company, seeking damages in excess of $10.7 million for the Company's alleged breach of its obligation to make certain shares held by Mr. Smith and Paramount freely tradable. On May 22, 2006, the Company filed a Motion to Dismiss the Complaint. On May 26, 2006, the plaintiffs filed an Amended Complaint adding the current directors of the Company as additional defendants. In response to the Amended Complaint, the Company filed a second Motion to Dismiss on June 12, 2006. On June 30, 2006, the Company entered into a settlement agreement with Mr. Smith, Paramount, their attorney and his law firm and two other individuals not a party to the lawsuit (the “Plaintiff Parties”). Pursuant to the terms of the settlement agreement, the Company agreed to register the 1,119,167 shares that were the subject of the lawsuit, as well as an additional 872,500 shares, in exchange for the Plaintiff Parties agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Plaintiff Parties had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Plaintiff Parties further agreed not to use non-public and/or confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”), filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares.  The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages.  The Company is in the process of evaluating Manhattan’s claims.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

Segment Reporting

The Company has been operated and evaluated by management as a single operations segment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 131 - “Disclosures about Segments of an Enterprise and Related Information.”

Seasonality and Backlog

Our business is not subject to significant seasonal fluctuations. There are no material backlogs in our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This discussion presents management’s analysis of our results of operations and financial condition as of and for each of the years ended December 31, 2005, 2004 and 2003, respectively. The discussion should be read in conjunction with our audited consolidated financial statements and the notes related thereto which appear elsewhere in this report.

Overview

We are a provider of media content distribution services and technology. Incorporated in 1984, we acquired OVT, Inc., d/b/a SmartVideo, in November 2002. Since the acquisition of OVT, the Company’s business has been that of SmartVideo Technologies, Inc. Although the core business of the Company has remained constant, the Company has changed its focus from distributing business-to-business services to the distribution of media content to consumers.

Since 2002, the Company has been a video content aggregator, a technology provider and a distributor of video content to consumers connected to the public Internet. We are in the business of purchasing the rights to video/television content and delivering that video content to subscribers for a fee. Additionally, we anticipate being in the business of providing managed services for Internet network operators (carriers) and for major content producers, owners and distributors. We intend to continue expanding our market opportunity by delivering media services to all forms of devices capable of receiving an Internet Protocol (IP) data stream and rendering this data stream into visible images on displays.

The Company believes it provides one of the most extensive collections of programming available in the mobile video industry. In general, the Company pays for the distribution rights on either a fixed-fee per subscriber, per month basis or on a revenue-sharing basis. Some of the content deals have minimum guarantees per month.

The Company licenses the distribution rights on either a “fixed-fee, per subscriber, per month” basis or on a revenue-sharing basis. These license fees are payable to the content owners, producers, or distributors for each respective channel. Licensee fees range from $0.04 per subscriber, per month to $.50 cents on our subscription model. With respect to certain of our content offerings, we share at a rate of 50% of the net collected revenues. The pricing is based on individual negotiations of the specific rights (including geographic and technology platforms), the amount and quality of the content, and the estimated appeal of the content to our current and prospective subscribers. For 2005, the majority of our revenue was derived from a per subscriber, per month, fixed fee arrangement. For 2006 and subsequent years, we are targeting a diverse subscriber base in the mobile entertainment industry.

The Company expects its business model and market opportunity to expand to include advertising-supported revenue, revenue derived from fee-sharing arrangements with distribution partners, and revenue generation from other non-subscription sources. We expect the market opportunity to expand to include diverse forms of interactive media. At this writing, it is unclear as to the extent of the economic model associated with this expansion of market opportunity.

The Company intends to develop and market a complete suite of new media services that combine TV, radio and other media brands with user-friendly personalization, interactivity and targeted advertising. The capital expenditures required to develop the software for these new services will be approximately $250,000.

Critical Accounting Policies and Estimates

The Company relies on the use of estimates and makes assumptions that impact its financial condition and results. These estimates and assumptions are based on historical results and trends as well as the Company’s forecasts as to how these might change in the future. While we believe that the estimates we use are reasonable, actual results could differ from those estimates.

We believe that the accounting policies described below are critical to understanding our business, results of operations and financial condition because they involve more significant judgments and estimates used in the preparation of our consolidated financial statements. An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact our consolidated financial statements. We have discussed the development, selection and application of our critical accounting policies with the Audit Committee of our Board of Directors, and our Audit Committee has reviewed our disclosure relating to our critical accounting policies in this “Management’s Discussion and Analysis.”

The Company’s most critical accounting policies and estimates that may materially impact the Company’s results of operations include:

Revenue Recognition

The accounting related to revenue recognition in the digital media and multimedia broadcast industry is complex and affected by interpretations of the rules and an understanding of various industry practices, both of which are dynamic in nature and subject to change. As a result, revenue recognition accounting rules require us to make significant judgments.

We typically provide services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their preferential negotiated rates. From time-to-time, we lease hardware to our customers enabling them to facilitate a live broadcast. In certain situations, we may sell hardware to our resellers under the specific terms of our agreements with them.

Revenue is recognized as earned upon the delivery of service to our subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of our subscription-based customers access our programming through the purchase of a monthly, semi-annual, or annual subscription fee for our mobile entertainment services

Accounting for Stock-Based Compensation

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Effective January 1, 2006, we have adopted SFAS No. 123(R).

Results of Operation

For The Six Months Ended June 30, 2006 compared to Six Months Ended June 30, 2005

Revenues

Revenues for the six month period ended June 30, 2006 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers. Our revenues increased by approximately $216,000 for the six months ended June 30, 2006 as compared to the same period in 2005. This increase is primarily attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct-to-the-consumer.

Broadcast rights

Broadcast rights for the six months ended June 30, 2006 are approximately $1,158,000 as compared to $509,000 for the same period in 2005. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs associated with acquiring the rights to deliver our mobile entertainment services.

Compensation and benefits

Our compensation and benefits expenses increased by approximately $536,000 for the six months ended June 30, 2006 as compared to the same period in 2005. As our industry and company continues to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and relying less on the use of consultants for discrete projects.

Consulting and professional fees

Our consulting and professional fees have increased by approximately $1,624,000 for the six months ended June 30, 2006 when compared to the same period in 2005. This increase in consulting fees for the six months ended June 30, 2006 is primarily attributable to the consulting agreement with Growth Consultants LLC.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $162,000 for the six months ended June 30, 2006 when compared to 2005 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Stock-based Compensation

For the six months ended June 30, 2006, we have recorded approximately $2,175,000 as compared to $3,102,000 for the six months ended June 30, 2005 in non-cash, stock-based compensation expense related to the issuance of these warrants reflecting the conclusion of the arrangements. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants.

Depreciation

Depreciation expense for the six months ended June 30, 2006 increased by approximately $172,000 when compared to the same period in 2005. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Interest Expense

Interest expense for the six months ended June 30, 2006 and 2005 was approximately $2,000 and $199,000, respectively. The decrease was attributed to the issuance of additional shares of common stock as additional consideration related to the rights of certain convertible debtholders in 2005.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. Our selling, general and administrative costs increased approximately $581,000 for the six months ended June 30, 2006 when compared to the same period in 2005.

Year Ended December 31, 2005 compared to Year Ended December 31, 2004

Revenues

Revenues for the year ended December 31, 2005 consisted primarily of a subscription based service delivering live and on-demand mobile entertainment services directly to consumers. Our revenues increased by approximately $80,000 from $118,733 in 2004 to $197,257 in 2005. This increase is primarily attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct-to-the-consumer.

Broadcast Rights

Broadcast rights for the year ended December 31, 2005 are approximately $2,001,000 as compared to $0 for the same period in 2004. This change is attributable to our decision to change our focus to a subscription based model delivering mobile entertainment services direct to the consumer. This amount reflects the costs including amortization of $1,740,552 associated with acquiring the rights to deliver our mobile entertainment services.

Compensation and Benefits

Our compensation and benefits expenses increased by approximately $720,000 for the year ended December 31, 2005, as compared to the same period in 2004. As our industry and company continue to grow and develop, we are continuing to fill key positions that will enable us to leverage our future prospects and growth and relying less on the use of consultants for discrete projects.

Consulting Fees

Our consulting fees have decreased by approximately $596,000 for the year ended December 31, 2005, when compared to 2004. We have been experiencing a decrease in consulting fees primarily due to our ability to fill key positions with full-time employees instead of continuing to utilize outside consultants.

Professional Fees

Our professional fees increased approximately $1,213,000 for the year ended December 31, 2005, when compared to the same period in 2004. This increase is primarily attributable to additional professional fees incurred that were associated with our recent financing, the preparation of our registration statement related to the financing, litigation associated with the arbitration with Mr. Richard Seifert and KC Adventures, Inc., and litigation associated with the contentious proxy solicitation.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $415,000 for the year ended December 31, 2005, when compared to 2004 is primarily due to an increase in the utilization of bandwidth and additional services provided by our third-party data center.

Depreciation

Depreciation expense for the twelve months ended December 31, 2005 increased by approximately $231,000 when compared to the same period in 2004. This increase is primarily attributable to the deployment of additional equipment in the process of increasing the overall capacity and quality of our services.

Settlement Expense

Our settlement expense increased by approximately $5,541,000, primarily as a result of the settlement on January 30, 2006, of a dispute relating to an advisory agreement with one of the Company’s consultants and also for the accrual of other loss contingencies. As a result of the settlement and other accruals, the Company has recorded a liability in the approximate amount of $5,541,000 as of December 31, 2005.

Non-Cash, Stock-Based Compensation

For the twelve months ended December 31, 2005, we have recorded approximately $4,326,000 as compared to $3,119,000 in 2004 in non-cash, stock-based compensation expense related to the issuance of these warrants reflecting the conclusion of the arrangements. The compensation expense has been determined using the Black-Scholes fair value method. The remainder of the non-cash, stock-based compensation is related to the amortization of the deferred portion of previous warrant grants.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, trade shows, and other general and administrative expenses. The increase in selling, general and administrative expenses in 2005 of approximately $1,449,000 when compared to 2004 is primarily due to costs associated with our participation in numerous trade shows and the extra costs attributable to our decision to develop a prominent presence in each of these events. Our focus is to create a presence in each of these events designed to extend and enhance the awareness of our brand, products and services to potential partners, distributors, and content owners. We have also incurred additional travel related and marketing costs associated with specialized consultants we have hired to assist us in this process.

Interest Expense

Interest expense for the twelve months ended December 31, 2005, was $930,000 as compared with $72,000 in 2004. Of this amount, $712,000 was attributable to the non-cash benefit conversion feature attributed to the issuance of warrants that were issued as additional consideration related to the convertible debt holders.

Year Ended December 31, 2004 compared to Year Ended December 31, 2003

Revenues

Revenues consist typically of license fees from volume-based usage arrangements of our digital media and multimedia broadcast products and services, and under certain circumstances, our customers are subject to a base monthly fee or minimum monthly usage requirements in order to maintain their negotiated rates. From time-to-time, we will lease hardware to our customers enabling them to facilitate a live broadcast. In certain situations, we may sell hardware to our resellers under the terms of our agreements with them. Our revenues increased by 87% from $63,451 in 2003 to $118,733 in 2004. The increase in revenues for the year ended December 31, 2004 of approximately $55,000 when compared to the same period in 2003 is primarily due to increases in the minutes viewed of digital media, special broadcast presentations and multimedia broadcasts and a pilot program developed for a prospective customer. The majority of our increase came from new customers that are not related parties.

Compensation and Benefits

Our compensation and benefits expenses increased by approximately $519,000 for the year ended December 31, 2004, as compared to the same period in 2003. This increase from $515,850 in 2003 to $1,034,951 in 2004 is attributable to our continuing efforts to fill key positions that will enable us to leverage our future prospects and growth.

Consulting Fees

Our consulting fees increased by approximately $315,000 for the year ended December 31, 2004, as compared to the same period in 2003. This increase from $641,752 in 2003 to $956,613 in 2004 is primarily attributable to specialized consulting services on new projects and expanded operational services on an ad hoc basis.

Professional Fees

Professional fees primarily include legal and audit related fees. The increase in professional fees of approximately $168,000 is primarily due to legal fees, incurred in connection with matters related to being a publicly-traded company, litigation, and costs related to content acquisition including negotiations and contract preparation or review.

Data Center

Our data center expenses consist primarily of those items related to the maintenance of certain facilities and equipment at a third-party data center. The increase in data center expenses of approximately $52,000 for the year ended December 31, 2004, when compared to 2003 is due to the moving of our hosting services from our facility to a third-party data center and additional variable costs associated with an increased volume of viewer minutes.

Selling, General and Administrative

Sales, general and administrative expenses consist primarily of trade shows, travel expenses related to the marketing of our product and services, lease payments related to the use of our corporate facilities, increased expenses associated with the expansion of our staff and other general and administrative expenses. The increase in selling, general and administrative expenses in 2004 of approximately $710,000 when compared to 2003 is primarily due to participation in multiple trade shows to showcase our cellular and wireless products to carriers and content providers/distributors, increased focus on marketing efforts, and the higher travel expenses associated with these increased marketing efforts for our products and services.

Non-Cash, Stock-Based Compensation

Non-cash, stock-based compensation consist of the fair value of vested and exercisable stock options and warrants issued to non-statutory employees and others on the conversion of debt to equity. In accordance with SFAS 123, we have computed the fair value of these options and warrants issued during the year ended December 31, 2004.

Amortization of Deferred Compensation

Amortization of deferred compensation consist of expenses associated with the issuance of shares to a former advisor prior to our November 2002 merger for services to be provided to us over a 24-month term ending in November 2004. We terminated this agreement in September 2003. For the year ended December 31, 2003, the entire amount of deferred compensation of $1,316,250 is from the amortization of these costs.

Interest Expense

Interest expense for the year ended December 31, 2004, consists of interest expense associated with various outstanding notes payable and represents an approximately $608,000 decrease in interest expense when compared to the same period in 2003. This decrease is primarily due to the holders of our convertible debt instruments exercising the right to convert the debt into equity. During the quarterly period ended March 31, 2003, we issued convertible promissory notes which resulted in our recognition of a beneficial conversion feature of $308,000 related to their issuance that was recognized as additional interest expense. No such issuances of convertible promissory notes occurred during the year ended December 31, 2004. Based on a review of the computation of the carrying value of our note payable to an entity owned by the spouse of a shareholder, a miscalculation regarding the accrued interest due on the note was discovered in the amount of approximately $37,900 in our favor. The adjustment for the correction of this miscalculation was taken prospectively during the quarterly period ended September 30, 2004. The principal and accrued interest on our two largest notes payable were paid in full as of December 31, 2004. We have received notice of additional late charges in the amount of $53,311 associated with the note payable to a related party. These late charges may be due but are in dispute as of December 31, 2004.

Liquidity and Capital Resources

To date, we have generated only minimal revenues. As a result, our operations are not an adequate source of cash to fund future operations. To fund our cash requirements, we have relied on private placements and loans from shareholders and other related entities.

On July 17, 2006, the Company closed on a $9.0 million equity financing. We anticipate, based on our currently proposed plans and assumptions relating to operations, that the net proceeds from the closings of our most recent financing, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond June 30, 2007. As a result, it will be necessary for us to secure additional financing to support our operations.

Going Concern

We have incurred recurring losses and negative cash flows since inception. As of and for the six months ended June 30, 2006, we had an accumulated deficit of $49,550,857, a consolidated net loss of $9,621,789 and consolidated net cash flows used in operations of $5,167,622. These matters raise substantial doubt about our ability to continue as a going concern. Although we recently closed on a $9.0 million equity financing, our ability to continue our operations is contingent upon obtaining additional financing and attaining profitable operations.

Cash flows generated from operating activities during the first half of 2006 were not sufficient to offset our operating expenditures. Our operations to date have been financed primarily through sales of our securities. We anticipate, based on our currently proposed plans and assumptions relating to operations, that the net proceeds from our recent financings, together with projected cash flow from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond June 30, 2007. As a result, it will be necessary for us to secure additional financing to support our operations. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, the Company will be unable to continue as a going concern. We currently have no firm commitments for any additional capital.

Contractual Obligations and Commercial Commitments

		For The Years Ended December 31,
Contractual Obligations	Total	2006	2007	2008	2009	2010

Operating Lease Obligations	$463,330	$277,998	$185,332	$—	$—	$—
Broadcast Right	5,670,076	2,283,500	2,418,726	787,261	144,124	36,465
Total	$6,133,406	$2,561,498	$2,604,058	$787,261	$144,124	$36,465

Effects of Inflation and Foreign Currency Fluctuations

We do not believe that inflation or foreign currency fluctuations significantly affected our financial position and results of operations as of and for the fiscal year ended December 31, 2005.

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age

John Abdo	Director	63

Michael E. Criden	Director, Member of the Nominating Committee, Member of the Compensation Committee, Member of the Audit Committee	46

William J. Loughman	Vice President of Finance and Chief Financial Officer	51

David R. Ross	President and Interim Chief Executive Officer	56

Glenn H. Singer	Director, Chairman of the Board, Member of the Audit Committee, Member of the Compensation Committee, Member of the Nominating Committee	47

Justin A. Stanley, Jr.	Director, Member of the Compensation Committee, Member of the Audit Committee, Member of the Nominating Committee	58

Ronald A. Warren	Corporate Secretary, Vice President of Investor Relations and Corporate Communications	52

John E. Abdo – Mr. Abdo became a Director of the Company in August 2006 and is President of Abdo Companies, Inc., a construction, development, and property management firm in South Florida he started in 1968. He serves on several boards of directors including BankAtlantic Bancorp, Inc., BFC Financial, Levitt Corp., and Bluegreen Corp. (all NYSE companies) as well as Benihana Inc. (a member of NASDAQ).

Michael E. Criden has been a director of the Company since November 2005. From 1994 to the present Mr. Criden has been a partner with Hanzman & Criden, P.A., a South Florida law firm that devotes much of its practice to class action and complex commercial litigation. Mr. Criden has been a practicing attorney for the past 18 years. Mr. Criden received a Bachelor of Science degree from Florida International University in 1984 and obtained a doctorate of jurisprudence with honors from the University of Miami in 1987.

William J. Loughman, 51, has been the Company’s Vice President of Finance since March 2006 and became Chief Financial Officer of the Company on August 28, 2006. Mr. Loughman joined SmartVideo with over 25 years of finance and operations experience, primarily in the telecommunications industry. Prior to joining SmartVideo, he was with AirGate PCS as Vice President and Chief Financial Officer from July 2004 to March 2005. From April 1998 to December 2003 he was with o2wireless Solutions where he held various positions including President and Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. He has also held various financial and operations positions with AT&T Wireless from 1996 to 1998, Motorola from 1993 to 1996, Bell Atlantic from 1988 to 1993, and Cellular One from 1985-1988. Mr. Loughman earned his B.B.A. degree from Iona College and M.B.A from Manhattan College.

David R. Ross was elected President on February 28, 2006. From October 1994 to February 2006, Mr. Ross served in various capacities at Clear Channel Communications, Inc., a diversified media company involved in radio broadcasting, outdoor advertising and live entertainment. From October 2003 to February 2006, Mr. Ross served as a Regional Vice-President and was responsible for managing a division of Clear Channel consisting of 25 radio properties grossing in excess of $82 million annually.

Glenn H. Singer has been a director of the Company since November 2005 and has been the Chairman of the Board since December 7, 2005. From 1997 to the present, Mr. Singer has been a private investor in numerous ventures and is currently the Mayor of the town of Golden Beach located in South Florida. From 1991 to 1997, Mr. Singer was a co-founder and Executive Vice-President of National Business Solutions, Inc., a professional employer organization that was sold to Paychex, Inc., a provider of payroll, human resource and benefits solutions, in 1996. Mr. Singer is a graduate of Florida State University and is a CPA.

Justin A. Stanley, Jr. has been a director of the Company since July 2005. Mr. Stanley is currently a Managing Principal and the Chief Financial Officer of The Staubach Company, Midwest Division, positions he has held since October 2000. He has over 15 years experience in real estate finance, development, and property management. Between 1997 and 2000, he served as Chief Financial Officer and principal of McCaffery Interests, Inc., a real estate development company primarily specializing in retail development. While at McCaffery, the Company developed and/or redeveloped projects with a combined cost of over $400 million. Before joining the real estate industry, Mr. Stanley spent one-year trading at the Chicago Mercantile Exchange and eight years at Arthur Andersen & Co. in the audit division. He is a graduate of Dartmouth College, received an M.B.A. from the University of Chicago and is a CPA. Mr. Stanley is also on the board of The Children’s Care Foundation and the Chicago Platform Tennis Charities, Inc.

Ronald A. Warren joined SmartVideo in December 2003 as Vice President of Investor Relations and Corporate Communications and was elected as Secretary of the Corporation in September 2004. Mr. Warren is a senior level communications professional with a broad background in financial, technical and regulatory issues. His experience includes communications for high growth publicly held companies, national and multicultural audiences. He is a published author of “How to Create a Successful Annual Report” and a frequent guest speaker at national and local industry events. Prior to joining SmartVideo, from 2002 to 2003, Mr. Warren was Director of Investor Relations and Corporate Communications at Beazer Homes USA, Inc. From 1994 to 2002, Mr. Warren was Director of Investor Relations, Corporate Communications and Assistant Secretary of Theragenics Corporation. Mr. Warren is an active member of the National Investor Relations Institute (NIRI) and served as the Atlanta Chapter President from 2002 to 2003.

Key Employees

Tracy Caswell, 37, became General Counsel to the Company in July 2006. Prior to joining SmartVideo, from October 2005 until July 2006, Ms. Caswell was with Thompson Hine, LLP representing clients in a variety of general business matters. From September 2000 to May 2005, Ms. Caswell served as General Counsel and Corporate Secretary for Theragenics Corporation, a NYSE listed company. In this position, Ms. Caswell was responsible for all aspects of high-level legal counseling to the Company’s officers, executives and board of directors. She received a B.A. in Psychology from the University of Tennessee in 1992 and her J.D., Cum Laude, from California Western School of Law in 1995.

Pursuant to an employment agreement with Ms. Caswell, the Company pays Ms. Caswell a salary of $190,000 annually. In addition, the Company has granted Ms. Caswell options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.40 per share. The options vest at the rate of 12,500 per quarter over the next two years. The options expire 10 years from the date of grant.

Scott Hughes, 36, Vice President of Engineering, joined SmartVideo in March 2001 and is responsible for product design, scope, and development of our services, including the development of multiple new video and rich media communications services and supporting architecture. From 1996 to 2001, Mr. Hughes was Director of Network and Security Consulting Services at Redmond Technology Partners, a Seattle-based consulting group, whose clients included Microsoft, Infospace, VoiceStream and Western Wireless. Mr. Hughes has held various management and technology positions with Comnet Cellular/Verizon, BellSouth and Turner Entertainment Group’s Worldwide Information Technology Services.

Tony Novia, 46, joined the Company as of June 2006 as Senior Vice President — Content & Distribution. Prior to joining SmartVideo, Mr. Novia served as the International Vice President at Universal Motown Records Group from 2003. Mr. Novia was the Senior Vice President at Radio & Records from 1993 to 2003. Novia graduated from the University of Miami School of Communications and obtained an M.A. from Grahm Jr. College.

Pursuant to an employment agreement with Mr. Novia, the Company pays him a salary of $160,000 annually. In addition, the Company has granted Mr. Novia options to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.48 per share. 50,000 shares vested on the date of his employment and the remaining shares vest at 25,000 per quarter during the Employment Term. The options expire 10 years from the date of grant.

Tom Parrish, 43, joined the Company as of July 2006 as Senior Vice President — Business Development. Prior to joining SmartVideo, Mr. Parrish was VP of Business Development and Content at Mobliss, Inc. He served in this capacity from 2003 to his employment at SmartVideo. Mr. Parrish was at AT&T Wireless Services from 1996 to 2003 and held a variety of product development, marketing and management positions during his tenure there. Mr. Parrish graduated Cum Laude with a B.A. in Economics from Washington University and obtained an M.B.A. in Marketing/MIS from the University of Colorado.

Pursuant to an employment agreement with Mr. Parrish, the Company pays him an annual salary of $175,000. In addition, the Company has granted Mr. Parrish options to purchase 250,000 shares of the Company’s common stock at an exercise price of $1.50 per share. 50,000 share vested on the date of his employment and the remaining shares vest at 25,000 per quarter during the Employment Term. The options expire 10 years from the date of grant.

Audit Committee Financial Expert

The Board of Directors has an Audit Committee, which is comprised of Michael Criden, Glenn Singer and Justin Stanley. The board of directors has examined the composition of the Audit Committee in light of the listing standards of the Nasdaq stock market and the regulations under the Exchange Act applicable to audit committees. Based upon this examination, the board of directors has determined that each member is an “independent” director within the meaning of such listing standards and the Exchange Act and the rules and regulations thereunder and each of Glenn Singer and Justin Stanley qualify as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

Director Compensation

At the Board of Directors meeting held on December 7, 2005, the Board of Directors adopted a director compensation policy that provides the framework to compensate our independent directors for their service. Each board member will receive an option to purchase 250,000 shares of our common stock upon their joining the board. For attendance at Board of Director meetings, each director will be entitled to receive $500 for each telephonic meeting and $1,500 plus reasonable reimbursable expenses for each meeting attended in person. For service on our committees, each committee member will receive an additional option to purchase 25,000 shares of our common stock per committee per year. The Chairman of each committee will also receive an additional option to purchase 10,000 shares of our common stock for service as the Chairman of each committee. Additionally, the Chairman of the Board will receive an option to purchase 25,000 shares of our common stock annually. These options will vest quarterly over the subsequent 12 months. In the unlikely event that a director is unable to fulfill his entire term as a board member, there will be a pro rata allocation of the options earned through the date of termination in accordance with the terms of the option agreements.

Summary Compensation Table

The following table sets forth certain information concerning compensation paid during fiscal years ended December 31, 2003, 2004 and 2005, to the persons who served as our Chief Executive Officers, and all other executive officers, whose total annual salary and bonus exceeded $100,000 during 2005 (collectively, the “Named Executives”):

	Annual Compensation			Long-term Compensation Awards
Name	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)

Richard E. Bennett, Jr.	2005	75,000	—	—	—	—	—
	2004	75,000	—	—	—	—	—
	2003	78,125	—	—	—	—	—

Ronald A. Warren	2005	72,020	—	—	—	—	—
	2004	72,020	—	65,625(1)	—	100,000	—
	2003	6,003	—	—	—	—	—

(1) Represents the difference between the market value of the stock, as reported on the Over-the-Counter Bulletin Board on the date of grant, September 1, 2004 ($2.07) and the exercise price of the option ($1.00).

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for the Named Executives held by them at December 31, 2005. None of the Named Executives exercised any options during fiscal year 2005.

	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In the Money Options at December 31, 2005(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard E. Bennett, Jr.	—	—	$ —	—

Ronald A. Warren	—	100,000	$ —	$ 363,500

(1) Based on the difference between the option’s exercise price and a closing price of $5.26 for the underlying common stock on December 30, 2005 (our last business day of fiscal year 2005) as reported by the Over-the-Counter Bulletin Board.

The Board of Directors of the Company adopted the 2005 Plan effective January 3, 2006 to provide incentives to attract and retain individuals performing services for the Company. The 2005 Plan allows for the issuance of up to 10,000,000 shares of the Company’s common stock. On February 23, 2006, the stockholders approved the 2005 Plan. As of December 31, 2005, no options have been granted under the 2005 Plan.

Employment Agreements

Richard E. Bennett, Jr.’s employment agreement provided for an initial base salary of $75,000 and was increased to $150,000 on January 19, 2006, with subsequent increases as determined by our Board of Directors. The employment agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement plan for employees or executives and for participation in employee benefits applicable to our employees and executives, as well as for the provision of an automobile allowance of up to $650 per month in any month in which we are profitable and other fringe benefits commensurate with his duties and responsibilities and for benefits in the event of disability. Pursuant to the employment agreement, employment may be terminated by us with cause or by the executive with or without good reason. Termination by us without cause or by the executive for good reason would subject us to liability for liquidated damages in an amount equal to six months of the current salary of the terminated executive as of the date of termination. Mr Bennett resigned as the Chief Executive Officer and Interim Chief Financial Officer of the Company on August 25, 2006.

On February 28, 2006, we entered into an employment agreement with David R. Ross, pursuant to which he will serve as the Company’s President for a period of two years. On August 25, 2006, Mr. Ross was appointed Interim Chief Executive Officer of the Company. Mr. Ross is entitled to a base salary of $275,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. We also granted Mr. Ross an incentive stock option to purchase an aggregate of 476,190 shares of the Company’s common stock and a non-qualified stock option to purchase an aggregate of 523,810 shares of the Company’s common stock. The incentive stock option and the non-qualified stock option are each exerciseable at $2.10 per share for a period of 10 years from the date of grant. The incentive stock option vests at the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereafter for the succeeding nine years. The non-qualified stock option vests in the following percentage and at the following times: (1) 50% of the shares vest on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. We have agreed to reimburse Mr. Ross the rental costs of an apartment or condominium unit in Atlanta, Georgia, in an amount not to exceed $1,500 per month. The employment agreement made with Mr. Ross may be terminated with or without “cause” (as defined in the agreement) and contains customary non-competition, confidentiality and indemnification provisions. If the employment agreement is terminated by us without cause or by Mr. Ross with advance “Notice of Termination,” a pro rata portion of Mr. Ross’ unvested options will vest immediately. If the employment agreement is terminated by the Company with cause or by Mr. Ross without advance Notice of Termination, then Mr. Ross forfeits the options that have not vested as of the date of termination or resignation.

Pursuant to an agreement with Tatum, LLC, the Company pays Mr. Loughman, the Chief Financial Officer of the Company, a salary of $20,000 per month less the amount of the Company’s portion of FICA taxes. In addition, the Company has granted Mr. Loughman options to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.95 per share. The options vest at the rate of 10,000 per month and expire 10 years from the date of grant. The agreement commenced on March 20, 2006 and extends through December 31, 2006. Thereafter, the agreement will automatically renew for additional three-month periods unless either party gives the other party written notice of its intent not to renew at least 30 days prior to the end of the then current period.

We entered into an employment agreement with Ronald A. Warren on December 9, 2003. The employment agreement provides for a salary of $87,000 with subsequent increases as determined by our Board of Directors. The employment agreement provides, among other things, for participation in employee benefits applicable to our employees and executives. Pursuant to the employment agreement, employment may be terminated by us or by Mr. Warren with or without cause. The agreement also provided for the grant of 25,000 stock options.

Consultant Compensation

In November 2004, the Company entered into agreements with Interim CFO Solutions LLC, a former consultant, to pay the consultant in common stock and warrants for services to the Company over a two-year period.  Pursuant to the agreements, the Company issued to the consultant 400,000 units, each of which consisted of one share of common stock and two 1/4 warrants to purchase common stock with exercise prices of $1.50 per share and $2.00 per share. The Company also issued to the consultant a warrant to purchase 1,739,130 units at $1.00 per unit, with each unit consisting of one share of common stock and two 1/4 warrants to purchase common stock at $1.50 per share and $2.00 per share.   The warrants also contain a cashless exercise provision.  In addition, the Company granted the consultant certain piggy-back registration rights that applied to the Company's recent registration statement declared effective by the SEC on February 10, 2006. The shares of common stock and the shares underlying the warrants are included in the registration statement of which this prospectus forms a part.

On January 30, 2006, the Company entered into a settlement agreement with Mr. Richard Seifert and KC Ventures, Inc. Mr. Seifert and KC Ventures had alleged that they had earned or would have earned compensation under two agreements with the Company in excess of $10 million for providing customers and content to the Company. Mr. Seifert and KC Ventures also contended that they had earned fees under an advisory agreement in excess of $1 million and certain stock options as a result of raising capital for the Company. Pursuant to the terms of the settlement agreement, the Company issued 800,000 shares of the Preferred Stock to Mr. Seifert and 200,000 shares of the Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures agreeing to dismiss their pending arbitration with prejudice and to exchange mutual releases with Mr. Seifert and KC Ventures. The Company also granted certain piggy-back registration rights to the claimants with respect to the shares of common stock underlying the Preferred Stock issued to them.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 22, 2006, certain information known to the Company with respect to the beneficial ownership of its Capital Stock, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding Capital Stock, (ii) each officer and director of the Company, and (iii) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Capital Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to their shares.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Shares Beneficially Owned
Richard E. Bennett, Jr. (2)	3,510,000	7.0%
William R. Dunavant (3)	3,900,000	7.8%
Robert J. Walters (4)	1,000,000	2.0%
Wachovia Corporation	2,451,900	4.9%
Michael E. Criden (5)	3,180,414	6.4%
Glenn H. Singer (6)	4,267,500	8.6%
Justin A. Stanley (7)	678,792	1.4%
David Ross (8)	309,524	*
Ronald A. Warren	68,750	*
John E. Abdo (9)	1,035,000	2.1%
William J. Loughman (10)	140,000	*
All directors and executive officers as a group (7 persons)	9,679,980	19.4%

——————
* Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of September 22, 2006, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe that stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 49,790,617 shares of Capital Stock outstanding (including 3,169,998 shares of Preferred Stock currently convertible into one share of Common Stock each) as of September 22, 2006.

(2)	Represents 3,510,000 shares held by a trust for the benefit of Richard E. Bennett, Jr.

(3)	Represents 3,900,000 shares held by a trust for the benefit of William R. Dunavant.

(4)	Includes 2,866,500 shares of common stock held in a brokerage account for the benefit of Robert J. Walters and 1,000,000 shares held by a trust for the benefit of Robert J. Walters.

(5)
Represents 966,667 shares of common stock into which Mr. Criden’s shares of the Preferred Stock are convertible, one warrant to purchase an aggregate of 1,899,998 shares of common stock at exercise price of $1.25 per share, and options to purchase 335,000 shares of common stock at exercise prices ranging from $1.20 per share to $1.91 per share, of which options to purchase 313,750 shares are exercisable within 60 days of September 22, 2006.

(6)
Represents 175,000 shares of common stock of which 15,000 shares are held in a custodial account for his children, 1,200,000 shares of common stock into which Mr. Singer’s shares of the Preferred Stock are convertible, three warrants to purchase an aggregate of 2,560,000 shares of common stock at exercise prices ranging from $1.25 per share to $2.50 per share, and options to purchase 360,000 shares of common stock at exercise prices ranging from $1.20 per share to $1.91 per share, of which options to purchase 332,500 shares are exercisable within 60 days of September 22, 2006. The warrants are issued in the name of GHS Holdings Limited Partnership, a company that Mr. Singer controls.

(7)
Represents 249,119 shares of common stock held by Mr. Stanley, three warrants to purchase 105,928 shares of common stock at exercise prices ranging from $0.75 to $2.50 per share, options to purchase 335,000 shares of common stock at exercise prices ranging from $0.90 per share to $1.91 per share, of which options to purchase 313,750 shares are exercisable within 60 days of September 22, 2006, and 10,000 shares of common stock held in a custodial account for his children.

(8)	Represents options to purchase 309,524 shares of common stock, which are exercisable at $2.10 per share within 60 days of September 15, 2006.

(9)
Represents 480,000 shares held by a trust for the benefit of John E. Abdo and one warrant to purchase an aggregate of 480,000 shares of common stock at an exercise price of $2.50 per share and options to purchase 75,000 shares of common stock at an exercise price of $0.97, of which 75,000 shares are exercisable within 60 days of September 22, 2006.

(10)
Represents 40,000 shares of common stock held by Mr. Loughman, one warrant to purchase an aggregate of 40,000 shares of common stock at an exercise price of $2.50 per share, and options to purchase 80,000 shares of common stock at an exercise price of $1.95 per share, of which options to purchase 60,000 are exercisable within 60 days of September 22, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Trading History

Our common stock has been listed for trading on the National Association of Securities Dealers, Inc. Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol “SMVD.OB” since January 7, 2003. The following is a summary of the high and low closing prices of our common stock on the OTC Bulletin Board during the periods presented. Such prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions. Trading in our common stock has not been extensive and such trades should not be characterized as constituting an active trading market.

	Closing Sale Price
	High	Low
Year Ending December 31, 2006
First Quarter	$5.80	$1.80
Second Quarter	$2.40	$0.93
Third Quarter (through August 29, 2006)	$1.50	$0.94

Year Ended December 31, 2005
First Quarter	$5.82	$2.95
Second Quarter	$1.95	$0.55
Third Quarter	$7.08	$0.95
Fourth Quarter	$7.60	$0.92

Year Ended December 31, 2004
First Quarter	$9.60	$4.61
Second Quarter	$7.00	$2.50
Third Quarter	$3.71	$1.92
Fourth Quarter	$5.00	$2.25

On September 22, 2006, the closing sales price for the common stock was $1.26, as reported on the website of the Over-the-Counter Bulletin Board. As of September 22, 2006, there were approximately 243 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and 14 holders of record of the Preferred Stock.

Dividends

Since inception, we have not declared or paid any dividend on our common stock. We do not anticipate that any dividends will be declared or paid in the future on our common stock.

Equity Compensation Plan Information

The following table provides information, as of September 22, 2006, with respect to options outstanding and available under the 2004 and 2005 Stock Incentive Plans, which are our only equity compensation plans other than an employee benefit plan meeting the qualification requirements of Section 401(a) of the Internal Revenue Code:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	No. of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column a) (c)

Equity compensation plans approved by security holders	7,935,000	$1.90	7,065,000
Equity compensation plans not approved by security holders	0	N/A	0

TOTAL	7,935,000	$1.90	7,065,000

DESCRIPTION OF CAPITAL STOCK

The following description of our securities and provisions of our Certificate of Incorporation and Bylaws is only a summary. You should also refer to the copies of our certificate and bylaws, copies of which have been incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part. The following discussion is qualified in its entirety by reference to such exhibits.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001, and 50,000,000 shares of preferred stock, par value $0.001.

Common Stock

Our Board of Directors is authorized to issue up to 150,000,000 shares of common stock. As of July 24, 2006, 39,670,619 shares of common stock were deemed outstanding and held of record by 189 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Holders of common stock do not have cumulative voting rights. Holders of common stock, on the basis of one vote per share, have the right to vote for the election of the members of the board of directors and the right to vote on all other matters, except those matters on which a separate class of stockholders vote by class to the exclusion of the shares of common stock. Holders of common stock do not have any preemptive, subscription or conversion rights.

Holders of common stock are entitled to receive dividends declared by the board of directors out of legally available funds, subject to the rights of preferred stockholders. Since our inception, we have not declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying cash dividends in the foreseeable future. See “Dividends.” In the event of our liquidation, dissolution or winding up, common stockholders are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities, subject to the prior rights of any holders of outstanding shares of preferred stock, if any.

Preferred Stock

Our Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock in one or more series without further stockholder approval. The Board has discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock. Accordingly, our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Series A-1 Convertible Preferred Stock

Our Board of Directors has authorized the issuance of 25,000,000 shares of Series A-1 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”). As of July 24, 2006, 3,369,998 shares of the Preferred Stock were deemed outstanding and held of record by 15 stockholders (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

Voting

Each holder of the Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of the Preferred Stock held by such holder is then convertible (as adjusted from time to time pursuant to the Certificate of Designation) with respect to any and all matters presented to the stockholders for their action or consideration. Except as provided by law, holders of the Preferred Stock vote together with the holders of common stock as a single class.

Dividends

The holders of the Preferred Stock share dividends ratably with the holders of the common stock in proportion to the number of shares of the Preferred Stock and common stock held by each such holder.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Preferred Stock then outstanding will be entitled to be paid an amount equal to $0.75 per share (subject to adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares pursuant to the Certificate of Designation), plus any dividends declared but unpaid thereon before any payment is made to the holders of common stock or any other class or series of stock ranking on liquidation junior to the Series A Class. After the holders of the Preferred Stock have been paid in full, the remaining net assets of the Company will be distributed ratably among the holders of the Preferred Stock and common stock (with each share of the Preferred Stock being deemed to be equal to the number of shares of common stock into which such share is convertible immediately prior to the close of business on the business day fixed for such distribution). Any merger or consolidation in which the Company is a party (except any merger or consolidation in which the holders of capital stock of the Company immediately prior thereto continue to hold immediately following the transaction at least 51% by voting power of the capital stock of the surviving or resulting corporation), or sale of all or substantially all the assets of the Company will be deemed a liquidation event.

Redemption

On October 21, 2007, the Corporation will have the right, but not the obligation, to redeem all of the then-outstanding shares of the Preferred Stock for cash in an amount calculated pursuant to the terms of the Certificate of Designation.

Warrants to Purchase Our Common Stock

As of September 22, 2006, warrants to purchase 35,010,149 shares of our common stock were issued and outstanding. Of this amount, warrants to purchase 800,000 shares of our common stock with an exercise price of $1,40 will expire on July 24, 2011 and 7,200,000 shares of our common stock with an exercise price of $2.50 will expire on July 17, 2011. Of the remaining 27,010,149 warrants to purchase shares of our common stock, warrants to purchase 20,617,991 with an exercise price of $1.25 per share will expire on October 31, 2010 and December 2, 2010, and warrants to purchase 1,608,290 shares of our common stock have an exercise price of $0.75 per share and will expire on March 29, 2010, and warrants to purchase 1,250,000 shares of our common stock have exercise prices ranging from $4.30 to $6.50 per share and will expire on February 29, 2008. The remaining warrants to purchase 3,533,868 shares of our common stock have exercise prices ranging from $1.00 to $3.50 and expire at various times between May 2008 and December 2009.

Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Options to Purchase Our Common Stock

As of September 22, 2006, options to purchase 4,580,000 shares of our common stock were issued and outstanding under our 2004 Equity Incentive Plan. These options expire at various dates between September 1, 2014 and November 1, 2015 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $1.96.

As of September 22, 2006, options to purchase 3,355,000 shares of our common stock were issued and outstanding under our 2005 Stock Incentive Plan. These options expire on February 28, 2016 and are subject to forfeiture provisions as outlined in the agreements upon termination of employment or service. The weighted average exercise price of these options is $2.10.

Each option contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We had a $325,000 note payable to an entity owned by the spouse of Robert J. Walters, (a former holder of more than 10% of our common stock) bearing interest at 8% with principal and interest payments due as follows: $75,000 within 30 days of the funding of a public offering of our securities, monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000. As of December 31, 2004, the principal and interest of this note payable was paid in full. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as of the date of this prospectus.

Michael P. Walsh, our former Chief Financial Officer who resigned on June 15, 2005, is a member of Forté Capital Partners, LLC (“Forte”), one of our stockholders and the finder in connection with our March 2005 private placement. Forté received (i) a finder’s fee of $238,725 in cash and (ii) a warrant to purchase up to 417,000 shares of our common stock at $0.75 per share (after giving effect to the provisions in the warrant agreement regarding the adjustment of the exercise price and number of shares issuable in as a result of the private placement that closed on October 31, 2005, in which we sold shares of the Preferred Stock at a price of $0.75 per share). Forté agreed to invest $1,140,000 in two traunches, the first being $400,000 on March 29, 2005 and the remaining balance no fewer than 3 days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005, to acquire up to a total of 506,667 shares of common stock and warrants to purchase 253,334 shares of common stock at $3.50 per share. We have not received the funds owed to us for these shares and warrants to date. On December 14, 2005, we delivered notice to Forté notifying them of our decision to cancel this obligation and right to purchase these shares in accordance with the terms and conditions of Amendment No. 1 to the Securities Purchase Agreement dated as of March 29, 2005 between Forté and the Company.

On July 18, 2005, Justin A. Stanley was appointed a member of the Board of Directors of the Company. On such date, he received options to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.90. The options expire on July 17, 2015. Options to purchase 125,000 shares are vested and the remainder of the options vest in two equal quarterly installments of 62,500 shares each commencing on April 18, 2006.

On August 12, 2005, the Company borrowed $225,000 from Justin A. Stanley, Jr. Pursuant to the promissory note issued in connection with the loan, the Company was obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrued at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois, as such rate was in effect less one hundred basis points. The principal amount of this note was repaid to Mr. Stanley on November 22, 2005.

On September 26 and October 19, 2005, Michael E. Criden and Glenn H. Singer and GHS Holdings Limited Partnership, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Criden and Singer and GHS Holdings Limited Partnership. The notes were payable one-year from the date of each loan. Interest accrued on the outstanding principal amount of each note at the rate of 8% per annum. If the Company completed a financing of at least $2.5 million from the sale of equity securities prior to the maturity date of each of the notes, the principal amount of each note converted into shares or units of the equity securities sold in such financing at a per share sale price or unit price equal to the per share sale price or unit price of the financing. In addition to receiving the convertible notes, GHS Limited Partnership and Mr. Criden each received five-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. They were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants.

On November 10, 2005, GHS Holdings Limited Partnership loaned the Company an additional $150,000. In exchange for the loan, the Company issued to GHS Holdings Limited Partnership a convertible promissory note for $150,000 and a five-year warrant to purchase 50,000 shares at a purchase price of $2.00 per share. The note was payable in 90 days and the outstanding principal of the note accrued interest at 15% per year.

On November 21, 2005, the Company completed the first closing under the Securities Purchase Agreement dated as of October 31, 2005 among the Company and 60 accredited investors, including Messrs. Criden and Singer and GHS Holdings Limited Partnership. Under the terms of the Securities Purchase Agreement, the Company received gross proceeds of $4,000,000 and issued to the investors a total of 5,333,333 shares of the Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Mr. Criden acquired 483,333 shares of the Preferred Stock and warrants to purchase 483,333 shares of common stock at $1.75 per share and 120,833 shares of common stock at $2.00 per share. The loans provided to the Company by Mr. Criden were credited toward the purchase price for the Preferred Stock and warrants issued. The remaining $62,500 of the purchase price was paid in cash. GHS Holdings Limited Partnership received 600,000 shares of the Preferred Stock and warrants to purchase 600,000 shares of common stock at $1.75 per share and 150,000 shares of common stock at $2.00 per share. The loans provided to the Company by Mr. Singer and GHS Holdings Limited Partnership were credited toward the purchase price for the Preferred Stock and warrants issued. The remaining $150,000 of the purchase price was paid in cash.

On December 2, 2005, the investors waived the conditions to complete the second closing under the Securities Purchase Agreement. In connection with the second closing, the Company received gross proceeds of $4,000,000 and issued to the investors an additional 5,333,333 shares of the Preferred Stock, five-year warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and five-year warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Mr. Criden acquired 483,334 shares of the Preferred Stock and warrants to purchase 483,334 shares of common stock at $1.75 per share and 120,834 shares of common stock at $2.00 per share for a purchase price of $362,500, which was paid in cash. GHS Holdings Limited Partnership received 600,000 shares of the Preferred Stock and warrants to purchase 600,000 shares of common stock at $1.75 per share and 150,000 shares of common stock at $2.00 per share for a purchase price of $450,000, which was paid in cash.

On July 17, 2006, the Company completed the private sale of its securities pursuant to the Securities Purchase Agreement (the “SPA”) dated as of July 7, 2006 among SmartVideo Technologies, Inc. and 74 accredited investors (the “Investors”). Under the terms of the SPA, the Company received gross proceeds of $9,000,000 and issued to the Investors a total of 7,200,000 shares of common stock and five-year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Justin Stanley, one of the Company’s directors, acquired 80,000 shares of the common stock and warrants to purchase 80,000 shares of common stock at $2.50 per share for a purchase price of $100,000 in cash. GHS Holdings Limited Partnership purchased 160,000 shares of the common stock and warrants to purchase 160,000 shares of common stock at $2.50 per share for a purchase price of $200,000, which was paid in cash. Art Criden, the brother of Michael Criden, one of the Company's directors, acquired, for $100,000 in cash, 80,000 shares of common stock and warrants to purchase 80,000 shares of common stock at $2.50 per share.

This financing triggered the anti-dilution provision in warrants issued in a previous financing, thereby causing the issuance of additional warrants to purchase 6,553,663 shares of common stock at an exercise price of $1.25 per share. Michael Criden and Glenn Singer, two of the Company’s directors, participated in the prior offering and received additional warrants.

LEGAL MATTERS

The validity of the shares of our common stock offered by the Selling Stockholders will be passed upon by the law firm of Edwards Angell Palmer & Dodge LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of the Company as of and for the years ended December 31, 2004 and 2005 have been included herein and in the Registration Statement in reliance upon the reports of Sherb & Co., LLP, independent registered public accountants, appearing elsewhere herein and upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement we have filed with the SEC. We have not included in this prospectus all of the information contained in the Registration Statement, and you should refer to the Registration Statement and its exhibits for further information.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F. Street, N.E., Washington, DC 20549. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F. Street, N.E., Washington, DC 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

We furnish our security holders with an annual report before each of our annual meetings of stockholders. Our annual reports include financial statements prepared in accordance with generally accepted accounting principles, except as disclosed therein. These annual financial statements are examined by our independent registered public accounting firm.

Our Web site address is http://www.smartvideo.com. The information on our Web site is not incorporated into this prospectus.

INDEX TO FINANCIAL STATEMENTS

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
SmartVideo Technologies, Inc.

We have audited the accompanying consolidated balance sheets of SmartVideo Technologies, Inc. and Subsidiary as of December 31, 2005 and 2004 and the related consolidated statements of operations, changes in Stockholders’ deficit and cash flows for the years ended December 31, 2005, 2004 and 2003, respectively. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SmartVideo Technologies, Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years ended December 31, 2005, 2004 and 2003, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has net cash used in operations, a net working capital deficit, a stockholders’ deficit and an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SHERB & CO., LLP
Certified Public Accountants

Boca Raton, Florida
February 28, 2006

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2005 and 2004

	2005	2004
Assets

Current Assets
Cash	$5,792,566	$387,592
Accounts receivable - net of allowance for doubtful accounts of $77,937 and $44,319	—	1,000
Broadcast rights - net of accumulated amortization of $1,740,552 and $0	2,408,525	—
Prepaid expenses	—	90,687
Total Current Assets	8,201,091	479,279

Property and Equipment, Net of Accumulated Depreciation of $350,641 and $72,313	716,423	230,272

Other Assets
Broadcast rights, net of current portion	2,880,999	—
Other	122,161	10,000
Total Other Assets	3,003,160	10,000

Total Assets	$11,920,674	$719,551

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued expenses	$2,905,618	$739,903
Contracts payable - broadcast rights	2,283,500	—
Accrued settlement expenses	5,541,244	—
Private placement monies to be refunded	—	114,500
Due to related parties	64,429	65,886
Due to advisor	—	807,474
Loan payable and related accrued interest	59,922	57,003
Total Current Liabilities	10,854,713	1,784,766

Long-Term Liabilities
Contracts payable — broadcast rights - net of current portion	3,386,576	—

Total Liabilities	14,241,289	1,784,766

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock, $.001 par value, 12,000,000 shares authorized, 12,000,000 shares
issued and no shares outstanding as of December 31, 2005 and 2004	—	—
Preferred stock, Series B, 7% Convertible, $1,000 par value, 2,500 shares authorized,
no shares issued and outstanding as of December 31, 2005 and 2004	—	—
Preferred stock, Series A-1, Convertible, $.001 par value, 50,000,000 shares authorized, 10,666,666 shares issued and outstanding as of December 31, 2005,
no shares issued and outstanding as of December 31, 2004	10,667	—
Common stock, $.001 par value, 50,000,000 shares authorized, 28,688,463 shares issued and outstanding as of December 31, 2005, 24,187,834 shares issued and
outstanding as of December 31, 2004	28,689	24,188
Additional paid-in capital	39,027,618	14,259,142
Less: Deferred consulting fees	(1,433,833)	(3,135,063)
Accumulated deficit	(39,953,756)	(12,213,482)
Total Stockholders’ Deficit	(2,320,615)	(1,065,215)

Total Liabilities and Stockholders’ Deficit	$11,920,674	$719,551

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Operations
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

Revenues
Revenue	$142,029	$86,788	$41,019
Revenue - related party	55,228	31,945	22,432
Total Revenues	197,257	118,733	63,451

Operating Expenses
Amortization of stock-based compensation
to a former advisor	—	—	1,316,250
Broadcast rights	2,001,584	—	—
Compensation and benefits	1,757,088	1,034,951	515,850
Consulting and professional fees	1,851,781	1,235,523	752,935
Data center	770,702	355,999	303,757
Depreciation	278,328	47,649	17,501
Settlement expense	5,541,244	—	—
Stock-based compensation	4,325,680	3,118,996	—
Selling, general and administrative	2,495,104	1,046,567	336,461
Total Operating Expenses	19,021,511	6,839,685	3,242,754

Loss from Operations	(18,824,254)	(6,720,952)	(3,179,303)

Other Income (Expense)
Interest income	14,037	—	—
Interest expense	(930,057)	(71,978)	(679,838)
Total Other Expense, Net	(916,020)	(71,978)	(679,838)

Net Loss	$(19,740,274)	$(6,792,930)	$(3,859,141)

Net Loss per Share - Basic and Diluted	$(0.76)	$(0.35)	$(0.51)

Weighted Average Common Shares
Outstanding during the Year	26,093,554	19,208,345	7,540,849

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Deficit
For the Period from December 31, 2005, 2004 and 2003

	Series B, 7% Convertible		Series A-1, Convertible				Additional	Deferred
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Consulting	Accumulated
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Fees	Deficit	Total

Balance, December 31, 2002	—	$—	12,000,000	$12,000	6,949,396	$6,949	$2,083,956	$(1,316,250)	$(1,561,411)	$(774,756)

Issuance of common stock for cash	—	—	—	—	1,631,666	1,632	1,630,034	—	—	1,631,666
Issuance of common stock as additional consideration related to rights of convertible promissory notes	—	—	—	—	53,000	53	177,497	—	—	177,550
Issuance of common stock in lieu of payment of advances payable to a shareholder	—	—	—	—	55,000	55	166,045	—	—	166,100
Issuance of common stock pursuant to conversion of convertible debt	—	—	—	—	223,929	224	167,721	—	—	167,945
Amortization of deferred compensation	—	—	—	—	—	—	—	1,316,250	—	1,316,250
Beneficial conversion feature on issuance of convertible promissory notes	—	—	—	—	—	—	308,000	—	—	308,000
Net Loss	—	—	—	—	—	—	—	—	(3,859,141)	(3,859,141)
Balance, December 31, 2003	—	$—	12,000,000	$12,000	8,912,991	$8,913	$4,533,253	$—	$(5,420,552)	$(866,386)

Issuance of common stock for cash	—	—	—	—	94,096	94	260,906	—	—	261,000
Issuance of common stock pursuant to conversions of convertible debt	—	—	—	—	302,559	303	254,074	—	—	254,377
Conversion of preferred stock into common stock	—	—	(12,000,000)	(12,000)	12,000,000	12,000	—	—	—	—
Issuance of common stock for cash	—	—	—	—	723,000	723	784,777	—	—	785,500
Issuance of common stock for cash	—	—	—	—	333,952	334	333,618	—	—	333,952
Issuance of stock options to employees	—	—	—	—	—	—	374,500	—	—	374,500
Issuance of stock options to to non-employees	—	—	—	—	—	—	395,000	(370,313)	—	24,687
Issuance of common stock and common
stock purchase warrants for cash	—	—	—	—	120,000	120	119,880	—	—	120,000
Issuance of common stock and common stock purchase warrants for cash	—	—	—	—	960,000	960	959,040	—	—	960,000
Issuance of common stock and common stock purchase warrants on conversion of debt to equity	—	—	—	—	400,000	400	399,600	—	—	400,000
Issuance of warrants to purchase units of common stock and common stock purchase warrants on conversion of debt to equity and deferred compensation related to conversion	—	—	—	—	—	—	1,590,435	—	—	1,590,435
Issuance of warrants to purchase shares of common stock	—	—	—	—	—	—	442,000	—	—	442,000
Issuance of stock options to to non-employees	—	—	—	—	—	—	3,044,650	(2,764,750)	—	279,900
Issuance of common stock and common stock purchase warrants for cash	—	—	—	—	341,236	341	767,409	—	—	767,750
Net Loss	—	—	—	—	—	—	—	—	(6,792,930)	(6,792,930)
Balance, December 31, 2004	—	$—	—	$—	24,187,834	$24,188	$14,259,142	$(3,135,063)	$(12,213,482)	$(1,065,215)

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Deficit
For the Period from December 31, 2005, 2004 and 2003

	Series B, 7% Convertible		Series A-1, Convertible				Additional	Deferred
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Consulting	Accumulated
	Shares	Par Value	Shares	Par Value	Shares	Par Value	Capital	Fees	Deficit	Total

Balance, December 31, 2004	—	$—	—	$—	24,187,834	$24,188	$14,259,142	$(3,135,063)	$(12,213,482)	$(1,065,215)
Issuance of convertible preferred stock stock for cash	—	—	8,919,999	8,920	—	—	6,681,080	—	—	6,690,000
Issuance of convertible preferred stock in connection with conversion of convertible debt	—	—	1,746,667	1,747	—	—	1,308,253	—	—	1,310,000
Dividend recorded on convertible preferred stock issuance	—	—	—	—	—	—	8,000,000	—	(8,000,000)	—
Issuance of common stock for cash	—	—	—	—	1,761,345	1,761	3,961,239	—	—	3,963,000
Cash paid as direct offering cost	—	—	—	—	—	—	(233,125)	—	—	(233,125)
Issuance of common stock in connection with cash based warrant exercises	—	—	—	—	527,779	528	722,807	—	—	723,335
Issuance of common stock in connection with cashless based warrant exercises	—	—	—	—	1,338,623	1,339	(1,339)	—	—	—
Issuance of common stock as compensation to investors	—	—	—	—	50,000	50	197,450	—	—	197,500
Issuance of stock for services	—	—	—	—	750,000	750	711,750	—	—	712,500
Issuance of common stock for settlement of vendor payables	—	—	—	—	72,882	73	82,777	—	—	82,850
Issuance of warrants for services	—	—	—	—	—	—	2,624,450	—	—	2,624,450
Amortization of beneficial conversion feature on convertible debt	—	—	—	—	—	—	713,134	—	—	713,134
Amortization of stock based compensation	—	—	—	—	—	—	—	1,701,230	—	1,701,230
Net Loss	—	—	—	—	—	—	—	—	(19,740,274)	(19,740,274)
Balance, December 31, 2005	—	$—	10,666,666	$10,667	28,688,463	$28,689	$39,027,618	$(1,433,833)	$(39,953,756)	$(2,320,615)

See accompanying notes to consolidated financial statements

SMARTVIDEO TECHNOLOGIES, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash Flows from Operating Activities
Net loss	$(19,740,274)	$(6,792,930)	$(3,859,141)
Adjustments to reconcile net loss to net cash
used in operating activities:
Bad Debt	77,937	68,119	-
Depreciation	278,328	47,649	17,501
Issuance of warrants for services	2,624,450	-	-
Issuance of common stock for services	712,500	-	177,550
Issuance of common stock as compensation for investors	197,500	-	-
Amortization of beneficial conversion feature on convertible debt	713,134	-	308,000
Amortization of stock based compensation	1,701,230	3,118,996	1,316,250
Amortization of broadcast rights	1,740,552	-	-
Excess of fair value of stock issued to individuals in
repayment of advance from shareholder	-	-	116,240
Changes in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts receivable	(76,937)	(13,539)	(55,581)
Prepaid expenses	90,687	(90,687)	-
Other Assets	(112,161)	-	36,010
Increase (Decrease) in:
Accounts payable and accrued expenses	1,633,565	1,031,055	370,289
Accrued interest payable	11,462	65,306	42,734
Repayments on acquired broadcast rights	(520,000)	-	-
Accrued settlement payable	5,316,244	-	-
Net Cash Used in Operating Activities	(5,351,783)	(2,566,031)	(1,530,148)

Cash Flows from Investing Activities
Purchase of equipment	(764,479)	(189,191)	(102,981)
Net Cash Used in Investing Activities	(764,479)	(189,191)	(102,981)

Cash Flows from Financing Activities
Issuance of convertible preferred stock for cash	6,690,000	-	333,333
Issuance of common stock for cash	3,963,000	3,228,202	1,631,666
Cash paid as direct offering cost for common stock issuance	(233,125)	-	-
Proceeds from warrant exercises	723,335	-	-
Proceeds from issuance of convertible debt	1,310,000	-	-
Proceeds from related party borrowings	225,000	-	-
Repayments of related party borrowings	(235,000)	(497,886)	(39,614)
Repayments on advisor borrowings	(807,474)	-	-
Proceeds from (Repayments of) PPM funds	(114,500)	114,500	-
Net Cash Provided By Financing Activities	11,521,236	2,844,816	1,925,385

Net Increase in Cash and Cash Equivalents	5,404,974	89,594	292,256

Cash - Beginning of Year	387,592	297,998	5,742

Cash - End of Year	$5,792,566	$387,592	$297,998

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Income Taxes	$-	$-	$-
Interest	$-	$57,426	$30,000

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Acquisition of broadcast rights	$7,705,076	$-	$-
Cancellation of acquired broadcast rights due to litigation	$900,000	$-	$-
Dividend on issuance of convertible preferred stock	$8,000,000	$-	$-
Issuance of common stock in lieu of repayment of
an advance payable to one shareholder	$-	$-	$166,100
Issuance of common stock pursuant to conversion
of convertible promissory notes including accrued interest	$-	$254,377	$167,945
Issuance of common stock for settlement of accounts payable	$82,850	$-	$-
Issuance of convertible preferred stock in exchange for
Conversion of convertible debt	$1,310,000	$-	$-
Issuance of common stock, common stock purchase
warrants, and a warrant to purchase units consisting
of common stock and common stock purchase warrants
on conversion of debt to equity	$-	$800,000	$-
Issuance of common stock in cash-less exercise	$1,339	$-	$-

See accompanying notes to consolidated financial statements

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Note 1 - Organization

SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., d/b/a SmartVideo (“OVT”) was incorporated in the state of Georgia on August 31, 2000. SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) is a media distribution services company. SmartVideo is in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue. The Company specializes in the distribution of high-quality video and television programming through devices connected to the public internet and is currently focused on distribution to consumers with mobile display devices, cell phones and PDAs connected to the public Internet via cellular data networks and Wi-Fi.

Note 2 - Going Concern, Significant Accounting Policies and Risks and Uncertainties

(A) Going Concern

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $19,740,274 and net cash used in operations of $5,351,783, respectively for the year ended December 31, 2005, and a working capital deficit of $2,653,622, accumulated deficit of $39,953,756 and a stockholders’ deficit of $2,320,615 at December 31, 2005.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, and its ability to obtain additional financing for the development and marketing of its existing and future products and services. The Company intends to secure substantial additional debt or equity financing in the near future. There are no assurances that the Company will obtain sufficient additional financing, that such financing terms will be satisfactory to the Company or that the Company’s operations will be profitable in the foreseeable future. The Company has generated only minimal income from operations and has no assurance of any significant future revenues. The Company requires substantial additional financing. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

(B) Basis of Presentation

The consolidated financial statements of the Company include the accounts of its wholly owned subsidiary, OVT, Inc. All significant transactions and balances between the Company and its subsidiaries have been eliminated in consolidation.

On January 3, 2003, by a written consent of a majority of the shareholders, SmartVideo approved an amendment to affect a one-for-three reverse stock split with effect to the outstanding common stock, the creation of the 2002 Stock Incentive Plan and to change the name of the corporation to SmartVideo Technologies, Inc. All references to shares and share amounts, except par value per share, have been retroactively adjusted to reflect the stock split. This reverse split did not affect the issued and outstanding Preferred Shares.

(C) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2005, 2004 and 2003 include depreciable lives on property and equipment, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation and related amortization of intangible broadcast rights pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 63 and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(D) Principles of Consolidation

The Company consolidates its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(E) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At December 31, 2005 and 2004, the balance exceeded the federally insured limit by $5,693,000 and $288,000 respectively. Additionally, at December 31, 2005, the Company had $15,000 maintained under a compensating balance agreement. The $15,000 is retained due to potential credit card chargebacks that are unforeseen.

(F) Accounts Receivable

Substantially all of the Company’s accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

(G) Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. In January 2005, the Company launched its direct-to-the-consumer mobile video service. While the Company uses many of the features developed for the core technology in delivering this new service, its focus on a direct-to-the-consumer model represents a significant change in direction. As a result of this change in business focus, the Company has fully reserved against all of its accounts receivable as of December 31, 2005. The allowance for doubtful accounts at December 31, 2005 and 2004 was $77,937 and $44,319 respectively.

(H) Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Equipment consists primarily of computer equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years.

(I) Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.  The following policies reflect specific criteria for the various revenues streams of the Company:

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(1) Core Business

The Company provides services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirement in order to maintain a customer’s preferential negotiated rates. From time-to-time, the Company may also lease hardware to its customers enabling them to facilitate a live broadcast. In certain situations, the Company may sell hardware to its resellers under the specific terms of the agreements with them.

Revenue is also recognized as earned upon the delivery of services to the Company’s subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company’s subscription-based customers access its programming through the purchase of a monthly, semi-annual, or annual subscription fee for SmartVideo’s mobile entertainment services.

(2) Related Party

The Company provides business-to-business services to a former related party. (See Note 10)

(J) Product Concentration

The Company derives a substantial portion of its revenues from two products and related services, business-to-business and direct-to-the-consumer mobile video service and is attempting to develop a broad and diverse subscriber base. During 2005, business-to-business and direct-to-consumer revenue accounts for 42% and 58% respectively. During 2004 and 2003, business-to-business revenue accounted for 100% of the Company’s sales.

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

(K) Customer Concentration

For the year ended December 31, 2005, the Company derived a substantial portion of its revenues from two customers accounting for 28% of its revenues. For the year ended December 31, 2004, the Company derived a substantial portion of its revenues from five customers accounting for 75% of its revenues. For the year ended December 31, 2003, the Company derived a substantial portion of its revenues from three customers accounting for 79% of its revenue.

(L) Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell the asset. There were no impairment charges taken during the years ended December 31, 2005, 2004 and 2003, respectively.

(M) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards (“FAS”) No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(N) Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, broadcast rights (asset), accounts payable, broadcast rights payable, and loans payable/due to - related party approximate fair value due to the relatively short period to maturity for these instruments.

(O) Earnings per Share

In accordance with SFAS No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and Convertible Preferred Stock. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at December 31, 2005, 2004 and 2003, respectively. Accordingly, the basic and diluted EPS are the same.

The following table shows all common stock equivalents outstanding at December 31, 2005, 2004 and 2003, respectively.

	December 31
	2005	2004	2003
Common Stock Options	3,480,000	2,445,000	—
Common Stock Warrants	24,640,917	4,837,534	1,331,666
Total Common Stock Options and Warrants	28,120,917	7,282,534	1,331,666

(P) Stock Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company adopted the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS 148, “Accounting for Stock-Based Compensation -Transition and Disclosure”, which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.  The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS No. 123.

(Q) Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. The broadcast rights are accounted for according to SFAS No. 63 “Financial Reporting by Broadcasters”. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(R) Derivative Liabilities

In order to determine whether the Company had a derivative liability the Company reviewed Emerging Issues Task Force (“EITF’) - EITF 05-02, “The Meaning of Convertible Debt Instrument in Issue No. 00-19”.

Pursuant to the terms of the Convertible Preferred Stock and convertible debt and the associated detachable warrants issued, management determined that the warrants do qualify as liability instruments under the provisions of EITF No. 00-19, Accounting for Derivative Financial Instruments Index to, and Potentially Settled in, a Company’s Own Stock, and, therefore, should be accounted for as derivatives under the provisions of SFAS No. 133. As such, effective with the issuance of the Convertible Preferred Stock and convertible debt, the fair value of all warrants were initially accounted for as derivative liabilities under the provisions of SFAS No. 133. However, in connection with the Company’s filing of a registration statement in February 2006 which occurred during the grace period allotted, the Company believes that these instruments should be classified as equity. The Company maintains that the contingency has been satisfactorily resolved. Moreover, these instruments existed at December 31, 2005, yet were resolved as to their appropriate classification prior to the release of the accompanying audit report.

(S) Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123I, “Share-Based Payment,” which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123I, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123I and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123I permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. The Company is currently evaluating which transitional provision and fair value methodology it will follow. The Company expects that any expense associated with the adoption of the provisions of SFAS No. 123R will have a material negative impact on our results of operations. We are evaluating the requirements of SFAS No. 123I and SAB 107 to assess what impact its adoption will have on our financial position, results of operations and cash flows. Effective January 1, 2006, we have adopted SFAS No. 123I.

In May 2005, the Financial Accounting Standard Board (“FASB”) issued Statement No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19”. EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”. EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of “conventional” and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which had a material effect on our financial position, results of operations and cash flows.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In July 2005, the FASB issued FASB Staff Position (“FSP”) 150-5, “Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares”. FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our financial position, results of operations and cash flows.

In February 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Financial Instruments” which amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. We will adopt SFAS No. 155 on January 1, 2007 and do not expect it to have a material effect on financial position, results of operations, and cash flows.

(T) Reclassifications

Certain amounts in the year 2004 consolidated financial statements have been reclassified to conform to the year 2005 consolidated presentation. Such reclassifications had no effect on the financial position, results operations or cash flows.

Note 3 - Accounts Receivable

	December 31
	2005	2004
Accounts Receivable	$77,937	$45,319
Allowance for doubtful accounts	(77,937)	(44,319)
Accounts receivable - net of allowance for doubtful accounts	$—	$1,000

Bad debt expense for the years ending 2005, 2004 and 2003 was $77,937, $68,119 and $0 respectively. These amounts are included as a component of Selling, General and Administrative Expenses.

Note 4 - Broadcast Rights

(A) Asset

During 2005, the Company acquired intangible broadcast rights of $7,705,076 pursuant to various long term contracts with content providers. The Company recorded the fair value of these assets at gross cost with a corresponding credit to broadcast rights payable. The fair value of these acquired rights is based on the entire amount due under the terms of the initial agreement. During 2005, the Company entered into a dispute surrounding one of its content providers. (See Note 8(A)). As a result, the Company reduced the gross value of its broadcast rights assets by $900,000, the fair value of the previously capitalized amount and decreased the related gross liability by $900,000.

	For The Years Ended December 31,
Broadcast Rights	Total	2006	2007	2008	2009	2010
Broadcast rights - current	$2,880,999	$2,156,615	$558,615	$132,615	$33,154	$—
Broadcast rights - long-term	923,307	724,384	165,769	33,154	—	—
Total	$3,804,306	$2,880,999	$724,384	$165,769	$33,154	$—

Amortization of broadcast rights	$5,289,524	$2,408,525	$2,156,615	$558,615	$132,615	$33,154

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

At December 31, 2005, amortization expense of broadcast rights accounted for $1,740,552 of the total broadcast rights expense of $2,001,584. The additional $261,032 represented expenses paid to content providers due to subscriber usage exceeding minimum monthly guarantees or to content providers where no long term contract commitment exists. There were no similar expenses for the years ending December 31, 2004 and 2003 as there was no activity relating to this business operation and also since various rollout periods were not effective until 2005.

At December 31, 2005, Broadcast Rights Assets - net of accumulated amortization was $2,408,525. Broadcast Rights Assets - net of current portion was $2,880,999.

(B) Liability

The following represents broadcast rights commitments during the remaining term of the agreement.

	For The Years Ended December 31,
Contracts payable - broadcast rights	Total	2006	2007	2008	2009	2010
Contracts payable-broadcast rights - current	$3,386,575	$2,418,725	$787,261	$144,124	$36,465	$—
Contracts payable-broadcast rights - long-term	1,184,905	967,851	180,589	36,465	—	—
Total	$4,571,480	$3,386,576	$967,850	$180,589	$36,465	$—

During 2005, the Company paid $520,000 to content providers pursuant to the terms of the related contracts.

Contracts payable - short term at December 31, 2005 were, $2,283,500. Contracts payable - long-term at December 31, 2005 were $3,386,576.

Note 5 - Property and Equipment

Property and equipment consist of the following:

	December 31, 2005	December 31, 2004
Computer equipment	$987,564	$223,085
Proprietary software development	79,500	79,500
	1,067,064	302,585
Less accumulated depreciation	(350,641)	(72,313)
Property and equipment, net	$716,423	$230,272

Depreciation expense was $278,328, $47,649, and $17,501 for the years ended December 31, 2005, 2004 and 2003, respectively.

Note 6 - Convertible Promissory Notes

On September 26, 2005 and October 19, 2005, the Company borrowed an aggregate $600,000 from two different related parties (4 separate notes) pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible notes bore interest at 8%, were unsecured and due in one-year. These Convertible Promissory Notes were each issued with five-year warrants to purchase an aggregate 200,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Notes and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Notes, the principal amount of each note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in November 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $600,000 was converted at $0.75 into 800,000 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related party accrued interest was $5,422. (See Notes 9(A) (3) and 10)).

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

On November 10, 2005, the Company borrowed $150,000 from a related party pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible note bore interest at 15%, was unsecured and due in one-year. This Convertible Promissory Note was issued with a five-year warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holder was also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Note and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Note, the principal amount of the note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in December 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $150,000 was converted at $0.75 into 200,000 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related party accrued interest was $688. (See Notes 9(A) (3) and 10).

On November 10, 2005, the Company borrowed an aggregate $560,000 from unrelated third parties pursuant to the terms of a Convertible Promissory Note. Under the terms of the agreement, the convertible notes bore interest at 15%, were unsecured and due in one-year. These Convertible Promissory Notes were issued with a five-year warrant to purchase an aggregate 186,667 shares of the Company’s common stock at an exercise price of $2.00 per share. The warrant holders were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Convertible Promissory Notes and the warrants. Additionally, if the Company was able to successfully complete a financing of at least $2,500,000 from the sale of its equity securities prior to the maturity date of the Convertible Promissory Notes, the principal amount of each note would automatically convert into shares or units of the equity securities sold in such financing at a per share sale price or unit price of the financing on a one for one ratio. The financing was completed in December 2005, and all related debt principal was converted into Series A-1, Convertible Preferred Stock. This $560,000 was converted at $0.75 into 746,667 shares of Series A-1, Convertible Preferred Stock. At December 31, 2005, outstanding related accrued interest was $2,433. (See Note 9 (A) (3)).

In connection with the above convertible debt issuances, the convertible debt and freestanding warrants issued were classified as conventional convertible debt pursuant to EITF 00-19. EITF 00-19 does not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer).  Since the time that Issue No. 00-19 was issued, complex structures have arisen such that the term “conventional convertible debt instrument” is no longer adequately defined.

In Issue No. 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF 00-19,” the EITF concluded that an instrument with the following characteristics should be considered “conventional” for purposes of applying Issue No. 00-19:

•	The holder has an option to convert the instrument into a fixed number of shares (or a corresponding amount of cash at the issuer’s discretion); and

•	The holder’s ability to exercise the option is based on either the passage of time or a contingent event.

As a result of applying the definitions of EITF 00-19 and EITF 05-2, the Company has accounted for the convertible debt financings pursuant to the provisions of EITF 98-5 and 00-27. The Company computed a debt discount on the aggregate $1,310,000 in convertible debt financing based on the provisions of APB No. 14 totaling $713,134. The allocation was based on the allocable proceeds of the debt financings between the fair value of the beneficial conversion option of the related convertible debt instruments and detachable freestanding warrants. The Company began amortizing the debt discount to interest expense over the one-year life of the related convertible debt. Upon full conversion of the convertible debt in November 2005, all remaining unamortized debt discount was charged to the statement of operations for the year ended December 31, 2005. The Company recorded the effect of the conversion by debiting interest expense and crediting additional paid in capital.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The following is a summary of the activity for convertible debt issuances the year ended December 31, 2005.

Convertible Notes Payable -Related Party	$750,000
Convertible Notes Payable	560,000
Total Convertible Notes Payable	$1,310,000

There were no related issuances during the year ended December 31, 2004.

Pursuant to the terms of the convertible debt, the entire $1,310,000 debt financing was automatically converted into the Company’s Convertible Preferred Stock offering in November 2005 at $0.75 per share for an aggregate 1,746,667 shares. The conversions were triggered due to an amount greater than $2,500,000 being raised in a subsequent equity financing. The conversion to Convertible Preferred Stock is discussed further in Note 9(A) (3).

At December 31, 2005, there are no outstanding convertible debt instruments. The following is a summary of total accrued interest payable that remained unconverted from these convertible debt instruments at December 31, 2005:

Convertible Notes Payable -Related Party	$6,110
Convertible Notes Payable	2,433
Total Accrued Interest Payable	$8,543

Note 7 - Promissory Notes

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion. These shares of common stock were issued as restricted shares.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion. These shares of common stock were issued as restricted shares.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion. These shares of common stock were issued as restricted shares.

Concurrent with the merger between Armagh and OVT, the Company agreed to assume a $50,000 loan payable to a third-party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $9,922 as of December 31, 2005.

The Company had a $325,000 note payable to an entity owned by the spouse of a former shareholder, bearing interest at 8% with principal and interest payments due as follows:

•	$75,000 within 30 days of the funding of the Company; and

•	Monthly principal payments of $50,000 thereafter plus accrued interest beginning 30 days after the initial payment of $75,000.

The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due but are in dispute as December 31, 2005. The entire $53,311 is accrued at December 31, 2005.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company has a $150,000 note payable to a former shareholder of its subsidiary in connection with a stock repurchase, bearing interest at 5.18%. The note was secured by 2,500,000 shares of the subsidiary’s common stock. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004.

Note 8 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

(A)	Legal Settlement and Related Loss Contingency Accruals

On March 31, 2005, an unrelated third-party filed with the American Arbitration Association in Atlanta, Georgia, certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number is 30-181-559-05. The Statement of Claim filed by the claimants against the Company and OVT, Inc. asserts causes of action for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania’s Commissioned Sales Representative Act, accounting and declaratory judgment. The claims are based upon a Representation Agreement, dated February 6, 2003, between KC Ventures Group and OVT, Inc. and the Advisory Agreement dated February 19, 2003, between OVT, Inc. and KC Ventures. One or both claimants contend that they have earned or will earn compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT, Inc. Further, one or both claimants also contend that they have earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, a settlement was reached whereby this former consultant and their attorney’s received an aggregate 1,000,000 registered shares of Series A-1, Convertible Preferred Stock in full settlement of related claims for compensation of past services. The claim existed at December 31, 2005, yet was resolved prior to the release of the accompanying audit report. The Company also believes that the provisions of SFAS No. 5 as it pertains to contingencies is relevant literature for purposes of accruing a contingent loss.

At December 31, 2005, based on the settlement date of January 30, 2006, the Company accrued a settlement liability and related settlement expense of $4,750,000 based on the quoted closing trading price of $4.75 per share for the underlying common shares of the Series A-1, Convertible Preferred Stock in an assumed conversion. (See Note 12)

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company’s breach of its guarantee obligation under the terms of an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor) dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company have failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. has terminated the agreement. The $791,244 amount demanded represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. We believe that we have meritorious defenses to any claims for payment under the agreement and we intend to vigorously defend against any such claims. There can be no assurances at this time that we will be successful in defending Mantra Film, Inc.’s damage claim. The case is expected to be settled in 2006. (See Note 12)

As a result of the above two loss contingencies, the Company has accrued an aggregate $5,541,244 for settlement liability and related settlement expense for claims existing at December 31, 2005.

(B) Other Litigation

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against the Company, the Chief Executive Officer and sole director, Richard E. Bennett, Jr. and the Company’s securities counsel, Edwards & Angell, LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. The Company and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards & Angell, LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards & Angell, LLP. Since the court’s entry of judgment in the appeal, Mr. Hamouth has taken no further steps in his claims against the Company or Mr. Bennett. The Company intends to vigorously defend any claims made by Mr. Hamouth should further action be taken by him in this dispute. At December 31, 2005, there are no related accrued contingency losses.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

On or about April 22, 2004, the Company filed a complaint in the United States District Court, North District of Georgia (Case No. 1:04-CV-1123) against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 relating to his purchases and sales of our common stock since approximately January 1, 2003. The Company is seeking damages in the amount of at least $151,428, interest on the amount of profits recovered and all other general and equitable relief to which the Company may be entitled. Since filing the complaint and serving Mr. Hamouth, Mr. Hamouth has filed an answer. The court has entered a scheduling order, approving the Joint Preliminary Planning Report and Discovery Plan. On March 16, 2005, the Company received notice that Mr. Hamouth’s attorney in this matter has withdrawn from the case. On April 15, 2005, the Company filed a motion for summary judgment in this matter. At December 31, 2005, there are no related accrued contingency losses.

On or about June 30, 2004, Rene Hamouth filed a stockholder derivative action on behalf of the Company, as a nominal defendant, against Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant in the United States District Court for the Northern District of Georgia, Atlanta Division, Civil Action (File No. 1:04-CV-1921-TWT). In his complaint, Mr. Hamouth alleged that Messrs. Bennett, Walters and Dunavant failed to forfeit three million shares of the Company’s Series A Convertible Preferred Stock in breach of a Stock Exchange Agreement dated November 9, 2002, among the Company and Messrs. Bennett, Walters and Dunavant. Mr. Hamouth alleged that the Preferred Stock was required to be forfeited if the Company did not have pre-tax earnings of at least $220,000 for the fiscal year ended September 30, 2003. On January 21, 2005, Mr. Hamouth filed his Consent Motion to Dismiss without Prejudice. On February 8, 2005, the Court granted Mr. Hamouth’s Consent Motion to Dismiss without Prejudice and dismissed the case without prejudice. At December 31, 2005, there are no related accrued contingency losses.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems Solution, Ltd. Certain issues arose regarding the terms of the agreement and the parties have mutually agreed to terminate the contract. The parties are currently engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and its directors. At December 31, 2005, there are no related accrued contingency losses.

On July 8, 2004, Todd Mann, Sandy Goldman, Stefanie Paulos, David Gregory, Robert Jetmundsen, Bob Corn, and Jim Douglass filed suit against the Company, its wholly-owned subsidiary, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and Kevin D. McNeil in the Superior Court of Gwinnett County, Georgia, Civil Action (File No. 04A-07491-7). The suit sought to enforce certain alleged option rights against OVT, Inc. and to convert those option rights to options for shares of its common stock. The suit also sought compensatory damages for the value of the alleged options. The suit also asserted claims against Messrs. Bennett, Walters, and McNeil for alleged tortuously interference with the option rights. On November 22, 2004, the plaintiffs dismissed their suit without prejudice. At December 31, 2005, there are no related accrued contingency losses.

On November 15, 2004, the Company, its subsidiary, OVT, Inc., Robert J. Walters, Richard E. Bennett, Jr. and William R. Dunavant filed suit against Balboni Law Group, LLC, Gerardo M. Balboni, II, and Baker Donelson, Bearman, Caldwell & Berkowtiz, PC, in the State Court of Fulton County, Georgia, Civil Action (File No. 04V50744704). The suit alleges breach of contract, negligence and breach of fiduciary duty relating to the legal services provided by the defendants to the plaintiffs. The suit alleges that the defendants committed legal malpractice and breached their fiduciary duties to the plaintiffs in drafting, advising, and negotiating legal documents for the plaintiffs, including the Stock Exchange Agreement, dated November 19, 2002, among and between Armagh Group, Inc., OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters, and William R. Dunavant. The suit also alleges certain conflicts of interests resulting from the defendants’ representation of others, including the Armagh Group, Inc. and Rene Hamouth. In the suit, the plaintiffs seek damages in an excess of $6,000,000. Pursuant to extensions provided by the plaintiffs, an answer to the suit has not yet been filed by the defendants. The parties are currently discussing the use of alternative dispute resolution procedures to resolve the suit, including mediation.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

March 9, 2005, SmartVideo Europe, Ltd., or SVEL, which is not an affiliate of the Company, announced its intention to bring legal action in the form of a mediation/arbitration against the Company in regard to its alleged repudiation and breach of a distribution agreement between the parties, dated April 2, 2004, which involved certain rights to distribute certain of its products. The dispute includes claims of SVEL that the Company had anticipatorily breached its agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing its technology on an exclusive basis throughout 25 countries throughout the European Union. The Company contends that it had the right to terminate the agreement because of breaches by SVEL. The Company believes that the claim is wholly without merit and intends to defend the claim vigorously, if a legal action is ever instituted.

On October 25, 2005, Forté filed a Motion for Temporary Restraining Order and Application with the Court of Chancery, New Castle County, Delaware (the “Court”), pursuant to Section 225 of the Delaware General Corporation Laws for a hearing to determine and enforce the replacement of the Company’s Board of Directors (the “TRO Motion”). In the TRO Motion, Forté requested a hearing to determine whether the consent solicitation it engineered and carried out successfully removed and replaced the Company’s Board of Directors. On October 26, 2005, Forté filed a Supplemental Motion for Temporary Restraining Order (the “Supplemental TRO Motion”). In addition to requesting an expedited hearing to determine the validity of its consent solicitation, Forté sought a variety of temporary relief.

The Court held a hearing on the TRO Motion and the Supplemental TRO Motion on October 31, 2005. At the hearing, the Court scheduled a November 21, 2005 trial on the merits to determine the validity of the consent solicitation. Pending a determination on the merits, the Court entered a Status Quo Order on November 3, 2005, directing, among other things, that the Company’s Board of Directors be left in place and that the Company provide five days notice to Forté prior to entering into certain business transactions outside the ordinary course of business of the Company.

On November 19, 2005, the Court dismissed Forté’s TRO Motion and the Supplemental TRO Motion with prejudice. In addition, the Court vacated its Status Quo Order.

On December 15, 2005, we received a letter on behalf of Enable Growth Partners, L.P. demanding that the Company pay cash damages of $1,757,568 within five business days thereafter. Enable Growth Partners, L.P. alleges that it sold 295,001 shares of the our common stock in the public markets during November 2005 in reliance on our Registration Statement on Form SB-2 that was declared effective on July 1, 2005. We were unable to issue unlegended shares to cover Enable Growth Partners, L.P.’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable Growth Partners, L.P. alleges that it was required to purchase shares of our common stock in the open market to satisfy its sale of such securities. We are presently evaluating Enable Growth Partners, L.P.’s claim. There can be no assurances at this time that we will be successful in defending Enable Growth Partners, L.P.’s damage claim.

Except as set forth above, the Company believes that there are no material commitments or litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such claims and proceedings will not have a material adverse impact on its financial position, liquidity, or results of operations.

See Note12 for additional matters.

(C) Employment and Consulting Agreement

(1)	Employment Agreement

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The Company employs its CEO on an at will basis. There is no committed agreement of employment at December 31, 2005. During 2005. the Company paid this individual $75,000 Effective 2006, the Board of Directors approved an increase in compensation to $150,000 per annum.

(2) Consulting Agreement

Effective March 1, 2005, the Company entered into a consulting agreement with Forte Capital Partners, LLC. The term of the consulting agreement is for a period of six months and provides for a monthly retainer of $7,500 plus reimbursement of all reasonable travel and other out-of-pocket expenses incurred in performing the consulting services. The consulting agreement also provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. Either party may terminate the agreement with or without reason. If the Company terminates the agreement without cause, the Company would be obligated to pay all amounts then owed, as well as liquidated damages equal to the monthly salary for the remainder of the term. At December 31, 2005, the Company included $30,000 in accounts payable relating to the monthly retainer.

See Note 12 for additional matters.

(D) Commitments

In May 2005, the Company assumed a sublease for approximately 25,000 square feet of office space in Duluth, Georgia. This office space currently serves as the Company’s corporate headquarters. This sublease calls for monthly rental payments of approximately $23,000 and terminates on August 31, 2007. Rent expense for the year ended December 31, 2005, 2004 and 2003 was $273,215, $122,000 and $71,000, respectively.

The following represents minimum rental payments due pursuant to non-cancelable operating lease commitments during the remaining term of the operating lease agreement.

	For The Years Ended December 31,
Contractual Obligations	Total	2006	2007
Operating Lease Obligations	$463,330	$277,998	$185,332

Note 9 - Stockholders’ Deficit

Year Ended December 31, 2005:

(A)	Preferred Stock

(1)	Capital Structure

As of December 31, 2005 and 2004, the authorized preferred stock of the Company consists of 50,000,000 shares of $.001 par value preferred stock of which 10,666,666 and 0 shares are issued and outstanding, respectively and are designated as convertible. Prior to its conversion in March 2004, each share of preferred stock was entitled to the same voting preferences as the Company’s common stock.

In March 2004, the holders of the 12,000,000 shares of Convertible Preferred Stock provided notification to us for the conversion of their shares into common stock. Under the terms of the Convertible Preferred Stock, the shareholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration.

On August 9, 2005 our Board of Directors authorized the issuance of 2,500 shares of Series B 7% Convertible Preferred Stock. As of the date of this report, no shares of such stock have been issued. Each share of Series B 7% Convertible Preferred Stock is convertible into that number of shares of common stock determined by dividing the Stated Value of the Series B 7% Convertible Preferred Stock, which is presently equal to $1,000.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(2) Preferences

Currently, the board has not designated any preferences.

(3) Issuance of Convertible Preferred Stock, Series A-1

In November 2005, the Company issued 5,333,333 shares of Series A-1 Convertible Preferred Stock. Of the total, 1,746,667 shares were issued in connection with the conversion of $1,310,000 in convertible debt at $0.75 per share (see Notes 6 and 10). The remaining 3,586,666 shares were sold for cash of $2,690,000 or $0.75 per share. This represented the first of two Convertible Preferred Stock offerings traunches.

In December 2005, the Company issued 5,333,333 shares of Series A-1 Convertible Preferred Stock. All shares were sold for cash of $4,000,000 or $0.75 per share. (See Notes 6 and 10) This represented the second of two Convertible Preferred Stock offerings traunches.

In connection with the issuance of an aggregate of 10,666,666 shares of Series A-1 Convertible Preferred Stock, the Company issued 13,333,333 stock purchase warrants. For each share of Convertible Preferred Stock purchased, the holder is entitled to receive freestanding warrants having an exercise price of either $1.75 or $2.00. The quantity of warrants granted at $1.75 was equivalent to the investment multiplied by 133 1/3%; the quantity of warrants granted at $2.00 was equivalent to the investment multiplied by 33 1/3%. All stock purchase warrants have an exercise period of five years.

The Company followed the provisions of EITF No. 98-5, EITF 00-27 and APB No. 14 by allocating the proceeds raised between the Convertible Preferred Stock and freestanding warrants. The allocation is deemed to be analogous to a dividend to be recognized over the term in which the preferred shareholders can realize the return. Since the Convertible Preferred Stock is immediately convertible at the option of the holder, the benefit is realized immediately. The value of the dividend was equivalent to $8,000,000 as the allocation exceeded the face amount of the gross proceeds raised. The Company charged retained earnings and credited additional paid-in capital. Additionally, the Company evaluated the underlying common stock for purposes of determining fair value and the related conversion price, however, the conversion price of $0.75 used to determine the allocable amounts was based on the recent cash offering price of $0.75 for the same Convertible Preferred Stock offering as opposed to any value ascribed to the common stock.

The Company also reviewed this transaction and determined that derivative accounting and the related issues of EITF No. 00-19 do not apply.

Management used the following weighted average assumptions on the date of issue when determining the fair value of the freestanding warrants issued in connection with the Series A-1 Convertible Preferred Stock:

Exercise price	$1.75 or $2.00
Expected dividend yield	0%
Expected volatility	175.48% - 176.68%
Risk free interest rate	4.25%
Expected life of option	2 years

(B)	Common Stock Issuances

(1)	Issued for Cash

During March 2005, the Company issued 1,761,345 shares of common stock for gross cash proceeds of $3,963,000 in connection with a private placement requiring a purchase price of $2.25 per share. Additionally, the Company paid a cash fee of $233,125 to a placement agent in connection with the equity raise representing a direct offering cost. The $233,125 was netted against the gross cash proceeds and resulted in the Company raising $3,729,875 in net cash proceeds. All shares issued in this private placement had piggy back registration rights and the related registration statement was declared effective in July 2005.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In connection with the issuance of these shares of common stock, the Company issued to each investor an aggregate 1,019,675 stock purchase warrants. These warrants have an exercise price ranging from $2.25-3.50 and a life of 5 years. There is no separate valuation for the attached warrants pursuant to fair value accounting as they are deemed to be part of the aggregate gross proceeds raised for the related 1,761,345 shares of common stock.

See Note 9 (B) (5) for additional common shares issued in connection with conversion of stock purchase warrants.

(2)	Compensation to Investors

During March 2005, the Company issued an aggregate 50,000 shares of common stock to two individuals pursuant to the terms of a debt instrument held that required the issuance of additional shares based upon certain market conditions. The value of these shares was $3.95 per share based on the quoted closing trading price on the date of grant. Total additional consideration charged to the statement of operations as interest expense was $197,500.

(3)	Accounts Payable

During 2005, the Company settled various outstanding vendor payables with unrelated third parties by issuing an aggregate 72,882 shares of common stock having an aggregate fair value of $82,850. Fair value was determined based on the quoted closing trading price on the dates of grant. The share prices on the dates of grant ranged from $0.79 - $3.04 per share and averaged $1.14 per share.

(4)	Consulting Services

In July 2005, the Company issued 750,000 shares of common stock to an unrelated third-party as consideration for entering into a business advisory agreement. The term of the agreement was for six months. The shares had a fair value of $712,500 or $0.95 per share. Fair value was determined based on the quoted closing trading price on the date of grant. There were no other services provided to the Company as described in the terms of the agreement and there are no outstanding accrued liabilities to this service provider at December 31, 2005. All shares had piggy back registration rights and as of the date of the accompanying report were awaiting registration.

(5)	Warrant Conversions

During 2005, the Company issued 1,866,402 shares of common stock in connection with the exercise of previously granted stock purchase warrants. Of the total, 527,779 shares were issued pursuant to the warrant contractual exercise price. These exercise prices ranged from $0.75 - $2.50 per share and averaged $1.37 per share. Total cash proceeds raised from conversions was $723,335. The remaining 1,338,623 shares were issued pursuant to a cashless exercise provision as stated in the related warrant contracts. The Company recorded related offsetting amounts in the statements of changes in stockholders’ deficit for common stock and additional paid-in capital at the par value of the stock issued, the total was $1,339.

See Note 9 (B) (1) for issuance of common stock and stock purchase warrants for cash.

The following is a summary of all common stock issued during 2005:

ACTIVITY	QUANTITY OF SHARES	VALUATION
Cash	1,761,345	$3,729,875
Compensation to Investors	50,000	197,500
Accounts Payable Settlements	72,882	82,850
Consulting Services	750,000	712,500
Warrant Conversions	1,866,402	723,335
Totals	4,500,629	$5,446,060

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

(C)	Common Stock Options and Warrants

(1)	Services

On March 1, 2005, the Company entered into two separate consulting agreements with unrelated third parties to provide professional services for an aggregate $17,500 per month for a period of one-year. Under the terms of these agreements, the Company issued an aggregate 1,400,000 stock purchase warrants having a fair value of $2,624,450. The value of these warrants was based on a computation derived from the use of a Black-Scholes option pricing model. Management used the following weighted average assumptions at the grant date:

Exercise price	$3.50 - $6.50
Expected dividend yield	0%
Expected volatility	151.06%
Risk free interest rate	4.25%
Expected life of option	4-4.25 years

In June 2005, both agreements were terminated. At December 31, 2005, there were no outstanding accrued liabilities to either service provider. At December 31, 2005, the Company had charged the statement of operations for the entire $2,624,450 to consulting expense with an offsetting credit to additional paid in capital, additionally, all 1,400,000 warrants remain outstanding.

(D)	Other Grants of Common Stock Options and Warrants

(1)	2002 Stock Incentive Plan

The Company adopted the 2002 Stock Incentive Plan in January 2003 to provide stock incentives to a key advisor who was instrumental in advising the Company in connection with its acquisition of OVT, Inc. This Plan allowed for the issuance of up to 1,200,000 shares of common stock. All the shares available to be issued under this plan have been issued pursuant to a November 14, 2002 advisory agreement between the Company and the outside advisor. No further issuances were available without an amendment to this plan. The Board of Directors retired this plan in 2003.

Pursuant to a November 14, 2002 advisory agreement between the Company and a former outside advisor, the Company issued 1,200,000 shares of its stock in non-cash, stock-based compensation for the services of the outside advisor. Under the provisions of the agreement, the term was for a 24-month period beginning with the acceptance of the agreement. At December 31, 2002, the unamortized portion of the non-cash, stock-based compensation related to this agreement was $1,316,250. In September 2003, the Company terminated the advisory agreement prior to its expiration. Accordingly, the Company accelerated the recognition of the unamortized portion of non-cash, stock-based compensation related to this agreement during 2003.

(2) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock. This Plan was approved by the shareholders at the annual meeting held on August 31, 2004.

On September 1, 2004, the Company granted 50,000 stock options to an officer. On December 7, 2004, the Company granted an additional 50,000 stock options to this same officer. No other officer or director of the Company holds any options, warrants or other rights allowing such person to acquire additional shares of the Company’s common stock.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

The following tables summarize all stock option grants to employees and non-employees as of

	Number of Options	Weighted Average Exercise Price
Stock Options
Balance at December 31, 2003	—	$—
Granted	2,445,000	2.20
Exercised	—	—
Forfeited	—	—
Balance at December 31, 2004	2,445,000	$2.20
Granted	1,345,000	1.61
Exercised	—	—
Forfeited	(310,000)	1.58
Balance at December 31, 2005	3,480,000	$2.03

Options exercisable at December 31, 2005	1,808,437	$2.06
Weighted average fair value of options granted during 2005		$1.61

December 31, 2005, 2004 and 2003, and changes during these periods are presented below.

Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding at December 31, 2005	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price
$0.90	250,000	9.52 Years	$0.90	62,500	$0.90
$1.00	260,000	8.64 Years	$1.00	547,500	$1.00
$1.50	200,000	9.42 Years	$1.50	200,000	$1.50
$1.58	25,000	9.41 Years	$1.58	3,125	$1.58
$1.90	500,000	9.84 Years	$1.90	—	$1.90
$2.25	680,000	7.04 Years	$2.25	469,375	$2.25
$2.30	150,000	8.92 Years	$2.30	65,000	$2.30
$2.90	20,000	9.27 Years	$2.90	2,500	$2.90
$2.91	30,000	9.29 Years	$2.91	3,750	$2.91
$2.95	15,000	8.76 Years	$2.95	4,687	$2.95
$3.50	750,000	8.52 Years	$3.50	450,000	$3.50
	3,480,000	8.97 Years	$2.03	1,808,437	$2.06

At December 31, 2005, the Company had a total of 31,161,589 warrants outstanding. Of these warrants, 30,336,589 are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.75 to $6.50. See additional disclosure above regarding activity.

(3) Stock Plans

Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock—based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. All options are initially assumed to vest. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. The following table illustrates the effect on the net loss per share if the Company had accounted for its stock-based compensation plans using the fair value method:

	December 31,
	2005	2004	2003
Net loss, as reported	$(19,740,274)	$(6,792,930)	$(3,859,141)
Add: Stock-based employee compensation expense included in reported net loss,
net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value
based method for all awards, net of related tax effects	(1,090,181)	(75,727)	—
Pro forma net loss	$(20,830,455)	$(6,868,657)	$(3,859,141)

Basic and diluted net loss per share, as reported	$(0.76)	$(0.35)	$(0.51)
Pro forma basic and diluted net loss per share	$(0.80)	$(0.36)	$(0.51)

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.50%, expected dividend yield of 0%, expected volatility factor was 179.5% with an expected life of three years.

(E) Deferred Compensation

During 2005, the Company amortized $1,701,230 to the statement of operations as consulting expense relating to prior period deferred consulting arrangements. The balance at December 31, 2005 to be amortized was $1,433,833.

Year Ended December 31, 2004:

In February 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 restricted shares of common stock were issued under this conversion including accrued interest of $9,830 through the date of conversion.

In March 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 147,184 restricted shares of common stock were issued under this conversion including accrued interest of $10,388 through the date of conversion.

In April 2004, a holder of the Company’s 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $30,000 upon the issuance of this 10% Convertible Promissory Note. A total of 45,545 restricted shares of common stock were issued under this conversion including accrued interest of $4,159 through the date of conversion.

During January, February, and March 2004, the Company completed a group of private financing transactions. The Company received $261,000 of gross proceeds from these transactions. In these transactions, we sold 94,096 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share. These securities have been issued as restricted shares to seven accredited investors in a Private Placement exempt from registration.

In March 2004, the holders of the 12,000,000 shares of Convertible Preferred Stock provided notification to us for the conversion of their shares into common stock. Under the terms of the Convertible Preferred Stock, the shareholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration.

On May 1, 2004, the Board of Directors granted options for an aggregate of 750,000 shares of common stock under the 2004 Equity Incentive Plan. These stock options were awarded to five members of our outside Advisory Committee, Herman Rush, Joseph Indelli, Peter Sealey, James Rosenfield, and Frederick Pierce, with have an exercise price of $3.50 per share. For the year ended December 31, 2005, the Company has recorded $839,700 in non-cash, stock-based compensation expense and $979,650 in non-cash, stock-based compensation attributable to future periods related to these awards. For purposes of computing the fair value of each option of common stock purchase warrants, the Company used the Black-Scholes option pricing model with the following assumptions: the risk-free interest rate was 4.25%, the volatility factor was 143.68%, the estimated life term was 3.0 years, and the fair value of the option granted was $3.50.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

During April and May 2004, the Company completed a group of private financing transactions. SmartVideo received $785,500 of gross proceeds from these transactions. In these transactions, the Company sold 723,000 shares of common stock at purchase prices ranging between $1.00 and $2.00 per share. These securities have been issued as restricted shares to fourteen accredited investors in a Private Placement exempt from registration.

During July and August 2004, the Company completed a group of private financing transactions. SmartVideo received $333,952 of gross proceeds from these transactions. In these transactions, the Company sold 333,952 shares of common stock at purchase prices of $1.00 per share. These securities have been issued as restricted shares to eight accredited investors in a Private Placement exempt from registration.

On September 1, 2004, the Board of Directors approved 350,000 incentive stock option awards under the 2004 Equity Incentive Plan. These incentive stock option awards were awarded to six of the Company’s current employees and have an exercise price of $1.00 per share. The closing share price on the date preceding these awards was $2.07.

Also on September 1, 2004, the Company issued an incentive stock option award to Darren Breitkreuz, a former director, in the amount of 500,000 options. These options were previously authorized by the Board of Directors subject to shareholder approval of the 2004 Equity Incentive Plan. These options have an exercise price of $1.00 per share. The closing share price on the date preceding this award was $2.07. For the year ended December 31, 2005, the Company has recorded $98,750 in non-cash, stock-based compensation expense and $271,563 in non-cash, stock-based compensation attributable to future periods related to this award. For purposes of computing the fair value of each option of common stock purchase warrants, the Company used the Black-Scholes option pricing model with the following assumptions: the risk-free interest rate was 4.25%, the volatility factor was 112.77%, the estimated life term was 4.5 years, and the fair value of the option granted was $1.00.

During September 2004, the Company completed a group of private financing transactions. SmartVideo received $120,000 of gross proceeds from these transactions. In these transactions, the Company sold 120,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a Private Placement exempt from registration.

During October and November 2004, the Company completed a group of private financing transactions. SmartVideo received $960,000 of gross proceeds from these transactions. In these transactions, the Company sold 960,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a Private Placement exempt from registration.

In November 2004, the Company entered into agreements with Interim CFO Solutions LLC, a former consultant, to pay the consultant in common stock and warrants for services to the Company over a two year period.  Pursuant to the agreements, the Company issued to the consultant 400,000 units, each of which consisted of one share of common stock and two ¼ warrants to purchase common stock with exercise prices of $1.50 per share and $2.00 per share. The Company also issued to the consultant a warrant to purchase 1,739,130 units at $1.00 per unit, with each unit consisting of one share of common stock and two ¼ warrants to purchase common stock at $1.50 per share and $2.00 per share.   The warrants also contain a cashless exercise provision.  In addition, the Company granted the consultant certain piggy-back registration rights that applied to the Company’s recent registration statement declared effective by the SEC on February 10, 2006.  However, the Company did not include the consultant’s common stock or shares underlying the warrants in the registration statement.  The Company is attempting to reduce the amount of equity compensation paid to the consultant for the services provided to the Company.

On December 6, 2004, the Company awarded 150,000 stock options under its 2004 Equity Incentive Plan to a new member of the outside Advisory Committee. For the year ended December 31, 2005, the Company has recorded $55,580 in non-cash, stock-based compensation and $182,620 in non-cash, stock-based compensation attributable to future periods related to this award. For purposes of computing the fair value of each option of common stock purchase warrants, the Company used the Black-Scholes option pricing model with the following assumptions: the risk-free interest rate was 4.25%, the volatility factor was 112.43%, the estimated life term was 3.0 years, and the fair value of the option granted was $2.30.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

On December 7, 2004, the Company awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares in a Private Placement exempt from registration.

Also, on December 7, 2004, the Company awarded 420,000 stock options to eight of its employees and 250,000 stock options to four advisors with an exercise price of $2.25 per share under the terms of our 2004 Equity Incentive Plan. Please see Note 10 - Stock Plans for additional information.

On December 31, 2004, the Company completed a Private Placement in which the Company issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a Private Placement exempt from registration.

Back to Table of Contents
Index to Financial Statements
SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

Year Ended December 31, 2003:

During 2003, the Company issued 1,631,666 shares of common stock in consideration of $1,631,666. In connection with such issuances, the Company issued 1,216,666 warrants to certain stockholders at an exercise price of $2.50.

During 2003, the Company issued 55,000 shares of common stock to certain individuals unrelated to the Company in lieu of repayment of advances payable to an employee who is also a holder of Preferred Shares. The shares were valued at $3.02 per share, the fair market value of the shares at the date of issuance. The value of the consideration based on the number of shares issued amounted to approximately $166,000. The advances payable to such employee amounted to approximately $50,000. Accordingly, the additional consideration resulting from the issuance of the shares amounted to approximately $116,000 and is recognized as interest expense in the accompanying consolidated financial statements.

During 2003, three holders of the Company’s 10% Convertible Promissory Notes exercised their conversion rights at a conversion price of $0.75 per share of common stock. The Company had originally received gross proceeds of $163,000 upon the issuance of these 10% Convertible Promissory Notes. A total of 223,929 shares of common stock were issued under these conversions including accrued interest through the date of conversion. These shares of common stock were issued as restricted shares.

During 2003, the Company’s reached an agreement with two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 53,000 shares as additional consideration related to rights associated with such promissory notes. The shares were valued at $3.33 per share, the fair market value of the shares at the date of issuance. Accordingly, the additional consideration resulting from the issuance of the shares amounted to approximately $178,000, based on the fair value of the common stock at the date of issuance and is recognized as interest expense in the accompanying consolidated financial statements.

During 2003, the Company recorded $308,000 in the beneficial conversion associated with the issuance of the Convertible Promissory Notes.

During 2003, the Company amortized $1,316,250 of non-cash stock compensation that was expensed.

Note 10 - Related Party Transactions

The Company had advances from holders of Preferred Stock, which included the CEO, amounting to $12,575 at December 31, 2003. These advances were due on demand, non-interest bearing and unsecured. On September 15, 2005, the Company repaid an advance in the amount of $10,000. The balance sheet currently reflects a balance due of $2,575.

On August 12, 2005, the Company borrowed $225,000 from one of its directors. Pursuant to the promissory note issued in connection with the loan, the Company is obligated to pay all principal and interest due under the note by no later than September 12, 2006. Interest on the unpaid principal balance of the note accrues at a rate equal to the fluctuating prime lending rate of LaSalle Bank, N.A., Chicago, Illinois; as such rate is in effect less one hundred basis points. This principal portion of this note in the amount of $225,000 was repaid on November 22, 2005. The Company had related outstanding accrued interest of $3,845 at December 31, 2005.

Until August 31, 2005, the Company was provided the use of office facilities from a former related party. The amount paid by the Company during 2005 under this leasing arrangement amounted to approximately $81,000.

On September 26, 2005 and October 19, 2005, the Company borrowed an aggregate $600,000 from two different related parties (4 separate notes) pursuant to the terms of a Convertible Promissory Note. (See Note 6)

On November 10, 2005, the Company borrowed $150,000 from a related party pursuant to the terms of a Convertible Promissory Note. (See Note 6)

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

In connection with these offerings, a family member of a board member invested $50,000 in exchange for 66,667 shares of common stock ($0.75 per share). This individual also received 83,334 warrants under the same terms as all other investors participating in the Series A-1, Convertible Preferred Stock offerings in November and December 2005. See Note 9 (A) (3)

During the years ending December 31, 2005, 2004 and 2003, the Company generated revenue from a former related party accounting for $55,228, $31,945 and $22,432 respectively. These amounts were fully reserved at year-end.

Note 11 - Income Taxes

There was no provision for income taxes for 2005, 2004 and 2003 due to continuing operating losses.

Income tax expense (benefit) differed from the amounts computed by applying the statutory U.S. federal income tax rate of 35% to income (loss) before provision for income taxes as a result of the following (in thousands):

	2005		2004		2003
Computed “expected” tax expense (benefit)	$(6,909,096)	35.00%	$(2,377,526)	35.00%	$(1,350,699)	35.00%
Increase (decrease) in income taxes resulting from:
State income taxes, net of federal income taxes	(582,338)	2.96%	(201,071)	2.96%	(154,366)	4.00%
Nondeductible expenses	257,424	(1.31%)	—	0.00%	—	0.00%
Increase in valuation allowance	7,199,753	(36.54%)	2,578,597	(37.96%)	1,505,065	(39.00%)
Other, net	34,257	(0.11%)	—	0.00%	—	0.00%
	$—		$—		$—

The income tax effects of temporary differences that give rise to significant portions our deferred income tax assets and liabilities are presented below (in thousands):

	December 31
	2005	2004
Deferred income tax assets:
Net operating loss and research and experimentation
credit carryforwards	$4,416,475	$2,481,000
Noncash stock—based compensation	2,600,882	—
Accruals not deducted for tax	2,180,160	—
Property and equipment, principally due to
differences in depreciation	483,236	—
Total gross deferred income tax assets	$9,680,753	$2,481,000

Less valuation allowance	(9,680,753)	(2,481,000)
Net deferred income tax assets	$—	$—

At December 31, 2005, the valuation allowance for deferred income tax assets increased by $7,199,753 from December 31, 2004. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, Management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2005.

SmartVideo Technologies, Inc.
Notes to Consolidated Financial Statements
December 31, 2005, 2004 and 2003

At December 31, 2005, we had net operating loss carryforwards for U.S. federal income tax purposes of $11.6 million available for offset against future taxable income. Such net operating losses expire in varying amounts beginning in the year 2025. Utilization of these net operating losses may be limited due to potential ownership changes under section 382 of the Internal Revenue Code.

Note 12 - Subsequent Events

On or about January 18, 2006, Wilson W. Hendricks, III filed a complaint in the County Court, Seventh Judicial Circuit, in and for St. John’s County, Florida against the Company for an unspecified amount of damages in excess of $15,000 relating to lost wages, unreimbursed business expenses and 500,000 non-qualified stock option as a result of the Company’s alleged breach of promise to employ Mr. Hendricks. The Company denies all liability to Mr. Hendricks and intends to vigorously defend itself against all clams made by him. The claim did not exist at December 31, 2005; as a result, there is no potential accrued contingency loss.

On January 19, 2006, the Company entered into a consulting agreement with Growth Consultants LLC (“consultant”). The term of the agreement is through June 30, 2006. Pursuant to the agreement, the consultant is entitled to receive a consulting fee of $100 per hour for services to be provided. The consultant was issued 300,000 common stock purchase warrants having an exercise price of $3.00 per warrant. The Company will record approximately $1.3 million in deferred consulting expense at the grant date related to these warrants using fair value accounting as prescribed by SFAS No. 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$3.00
Expected dividend yield	0%
Expected volatility	122.37%
Risk free interest rate	4.50%
Expected life of option	5 years

Pursuant to this agreement, on April 1, 2006, the Company shall issue an additional 150,000 options to purchase shares of common stock. The Company will value these grants pursuant to SFAS No. 123R.

On January 30, 2006, the Company and OVT, Inc. entered into a settlement agreement. (See Note 8(A)).

On February 23, 2006, we received the consent of a majority of the outstanding holders of record of our common stock and our Series A-1 Convertible Preferred Stock, par value $0.001 per share, to: (i) elect Richard E. Bennett., Jr.; Michael E. Criden; Glenn H. Singer; and Justin A. Stanley, Jr. as our directors until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified; (ii) amend our Certificate of Incorporation to increase the number of authorized shares of common stock from 50 million shares to 150 million shares; (iii) adopt our 2005 Stock Incentive Plan; and (iv) ratify the appointment of Sherb & Co. LLP (“Sherb”) as our independent accountants for the fiscal year ended December 31, 2005. Ratification of Sherb was also voted on and unanimously approved by our audit committee.

On February 28, 2006, SmartVideo Technologies, Inc. (the “Company”) entered into an employment agreement (“Employment Agreement with the President for a period of two years. The President is entitled to a base salary of $200,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. The Company also granted Mr. Ross an Incentive Stock Option (“ISO”) to purchase an aggregate of 476,190 shares of the Company’s common stock and a Non-qualified Stock Option (“NQSO”) to purchase an aggregate of 523,810 shares of the common stock. The ISO and the NQSO are each exercisable at $2.10 per share for a period of ten years from the grant date. The ISO vests in the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereof for the succeeding nine years. The NQSO vests in the following percentages and at the following times: (1) 50% of the shares vested on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. The Company will value these grants pursuant to SFAS No. 123R.

SmartVideo Technologies, Inc. and Subsidiary
 Consolidated Balance Sheets
(Unaudited)

	June30,	December 31,
	2006	2005
Assets

Current Assets
Cash	$651,172	$5,792,566
Accounts receivable – net of allowance for doubtful accounts of $123,162 and $77,937	-	-
Broadcast rights - net of accumulated amortization of $2,348,948 and $1,740,552	2,324,666	2,408,525
Prepaid expenses	166,847	-
Restricted cash	5,858,497	-
Total Current Assets	9,001,182	8,201,091

Property and Equipment, net of accumulated depreciation of $601,742 and $350,641	1,337,402	716,423

Other Assets
Broadcast rights, net of current portion	1,832,692	2,880,999
Other	117,280	122,161
Total Other Assets	1,949,972	3,003,160

Total Assets	$12,288,556	$11,920,674

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued expenses	$2,347,833	$2,905,618
Contracts payable - broadcast rights	2,562,575	2,283,500
Escrow payable / Deposit liability	5,849,985	-
Accrued settlement expenses	791,244	5,541,244
Due to related parties	55,886	64,429
Loan payable and related accrued interest	61,457	59,922
Total Current Liabilities	11,668,980	10,854,713

Long-Term Liabilities
Contracts payable — broadcast rights - net of current portion	2,284,001	3,386,576

Total Liabilities	13,952,981	14,241,289

Commitments and Contingencies

Stockholders' Deficit
Preferred stock, $.001 par value, 12,000,000 shares authorized, 12,000,000 shares
issued and no shares outstanding as of June 30, 2006 and December 31, 2005	-	-
Preferred stock, Series B, 7% Convertible, $1,000 par value, 2,500 shares authorized,
no shares issued and outstanding as of June 30, 2006 and December 31, 2005	-	-
Preferred stock, Series A-1, Convertible, $.001 par value, 50,000,000 shares authorized, 11,666,666 shares issued and 3,369,999 outstanding as of June 30,
2006, 10,666,666 shares issued and outstanding as of December 31, 2005	3,370	10,667
Common stock, $.001 par value, 150,000,000 shares authorized, 39,217,509 shares issued and outstanding as of June 30, 2006, 28,688,463 shares issued and
outstanding as of December 31, 2005	39,217	28,689
Additional paid-in capital	49,634,731	39,027,618
Less: Deferred consulting fees	(1,790,886)	(1,433,833)
Accumulated deficit	(49,550,857)	(39,953,756)
Total Stockholders' Deficit	(1,664,425)	(2,320,615)

Total Liabilities and Stockholders' Deficit	$12,288,556	$11,920,674

See accompanying  notes to unaudited consolidated financial statements

SmartVideo Technologies, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues
Revenue	$166,432	$38,360	$279,398	$63,492
Total Revenues	166,432	38,360	279,398	63,492

Operating Expenses
Broadcast rights	630,311	509,351	1,158,025	509,351
Compensation and benefits	810,649	463,847	1,301,738	766,396
Consulting and professional fees	1,534,477	387,613	2,267,616	643,139
Data center	285,590	214,680	505,211	343,082
Depreciation	194,264	78,293	275,446	102,657
Settlement expense	648,000	-	648,000	-
Stock-based compensation	1,398,233	2,624,385	2,174,793	3,101,615
Selling, general and administrative	906,864	208,004	1,646,424	1,065,403
Total Operating Expenses	6,408,388	4,486,173	9,977,253	6,531,643

Loss from Operations	(6,241,956)	(4,447,813)	(9,697,855)	(6,468,151)

Other Income (Expense)
Interest income	32,034	8,838	77,601	8,838
Interest expense	(775)	(1,208)	(1,535)	(199,428)
Total Other Income(Expense), Net	31,259	7,630	76,066	(190,590)

Net Loss	$(6,210,697)	$(4,440,183)	$(9,621,789)	$(6,658,741)

Net Loss per Share - Basic and Diluted	$(0.16)	$(0.17)	$(0.28)	$(0.27)

Weighted Average Common Shares
Outstanding during the Period	38,747,962	25,999,179	34,249,364	25,122,648

See accompanying notes to unaudited consolidated financial statements

SmartVideo Technologies, Inc. and Subsidiary
 Consolidated  Statements of  Cash Flows
 (Unaudited)

	For the Six Months Ended
	June 30,
	2006	2005
Cash Flows from Operating Activities
Net loss	$(9,621,789)	$(6,658,741)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of stock options pursuant to SFAS No. 123R	1,213,902	-
Amortization of stock based compensation	1,424,250	-
Amortization of broadcast rights	1,216,167	235,909
Bad debt	45,895	30,287
Depreciation	275,446	102,657
Issuance of common stock for legal settlement	648,000	-
Non-cash, stock-based compensation	1,232,454	3,101,615
Valuation adjustment related to non-cash compensation due to advisor	-	(513,174)
Additional consideration related to rights of convertible promissory notes	-	197,500
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(45,225)	(32,009)
Prepaid expenses	(166,847)	72,687
Restricted cash	(5,858,497)
Other assets	4,881	(142,261)
Increase (Decrease) in:
Accounts payable and accrued expenses	(163,236)	711,944
Accrued interest payable	(7,008)	1,440
Escrow payable / Deposit liability	5,849,985
Investor returns		(114,500)
Repayments on acquired broadcast rights	(1,216,000)	-
Net Cash Used in Operating Activities	(5,167,622)	(3,006,646)

Cash Flows from Investing Activities
Purchase of equipment	(872,080)	(749,245)
Net Cash Used in Investing Activities	(872,080)	(749,245)

Cash Flows from Financing Activities
Redemption of warrants	(45,667)	-
Issuance of common stock for cash	-	3,729,875
Proceeds from warrant exercises	943,975	-
Net Cash Provided By Financing Activities	898,308	3,729,875

Net Decrease in cash and cash equivalents	(5,141,394)	(26,016)

Cash - Beginning of year	5,792,566	387,592

Cash - End of Period	$651,172	$361,576

Supplemental Disclosure of Cash Flow Information

Cash paid for:
Income taxes	$-	$-
Interest	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Supplemental Disclosure of Non-Cash Investing and Financing Activities

Acquisition of broadcast rights	$84,000	$6,593,519
Issuance of common stock to acquire software	$208,000	$-
Issuance of common stock for settlement of accounts payable	$149,937	$-
Issuance of convertible preferred stock to settle accrued litigation	$4,750,000	$-
Issuance of common stock pursuant to anti-dilution agreement	$1,122	$-
Conversion of convertible preferred stock to common stock	$8,297	$-
Forfeiture of stock based compensation	$271,563	$-

See accompanying notes to unaudited consolidated financial statements

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

Note 1 - Organization

SmartVideo Technologies, Inc. (“SmartVideo” or “the Company”) was incorporated in Florida on August 17, 1984, and on December 19, 2000, changed its corporate domicile to Delaware. Its wholly-owned subsidiary, OVT, Inc., d/b/a SmartVideo (“OVT”) was incorporated in the state of Georgia on August 31, 2000. SmartVideo is a media distribution services company. SmartVideo is in the business of obtaining the rights to video and television content for the mobile handset market and delivering the video content to mobile subscribers for a monthly fee or a portion of the associated advertising revenue. The Company specializes in the distribution of high-quality video and television programming through devices connected to the public internet and is currently focused on distribution to consumers with mobile display devices, cell phones and PDAs connected to the public Internet via wireless data networks and Wi-Fi.

Note 2 - Going Concern

As reflected in the accompanying unaudited consolidated financial statements, the Company has a net loss of $9,621,789 and net cash used in operations of $5,167,622, respectively for the six month period ended June 30, 2006. The Company also has an accumulated deficit of $49,550,857 at June 30, 2006.

We anticipate, based on our proposed plans and assumptions relating to operations that the net proceeds from the closing of our most recent financing in July 2006, together with revenues generated from operations, will not be sufficient to meet our cash requirements for working capital and capital expenditures beyond June 2007. There can be no assurance that we will be able to secure financing on acceptable terms at that time or at all. If adequate funds are not available or not available on acceptable terms, we will be unable to continue as a going concern.

Note 3 -Basis of Presentation and Significant Accounting Policies

(A) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and with the instructions to Form 10-Q for interim financial information. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and notes required for complete financial statements. In the Company’s opinion, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Certain prior year amounts have been reclassified to conform to the current year presentation. Operating results for the six months ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 (“2005 10-K”).

(B) Principles of Consolidation

The Company consolidates its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

(C) Cash and Cash Equivalents

For the purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. At June 30, 2006, the balance exceeded the federally insured limit by $6,424,689. The Company currently has a restricted cash account that has collected funds related to its new financing activity that has been kept separate from operating cash. The Company maintains a liability/reserve on the balance to account for these investor fund transaction that has not been completed. Additionally, at June 30, 2006, the Company had $15,000 maintained under a compensating balance agreement. The $15,000 is retained due to potential credit card chargebacks that are unforeseen.

  (D) Equipment

Equipment consisting primarily of computer equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is generally three years. Depreciation expense for the six and three month periods are detailed as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Depreciation	$194,264	$78,293	$275,446	$102,657

Equipment consists of the following:

	June 30,	December 31,
	2006	2005

Computer equipment	$1,307,671	$987,564
Proprietary software development	631,473	79,500
	1,939,144	1,067,064
Less accumulated depreciation	(601,742)	(350,641)
Property and equipment, net	$1,337,402	$716,423

(E) Broadcast Rights

The Company acquires rights to programming so that it may deliver this programming to its subscribers. The costs incurred in acquiring programs are capitalized and amortized over the license period or projected useful life of the programming. The broadcast rights are accounted for according to SFAS No. 63 “Financial Reporting by Broadcasters”. Program rights and the related liabilities are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

(F) Accounts Receivable

Substantially all of the Company’s accounts receivable are due from end-users. Collateral is not required. Credit losses are provided for in the consolidated financial statements. The Company has a limited history in evaluating such credit losses.

  (G) Allowance for Doubtful Accounts

Management estimates the amount of required allowances for potential non-collectibility of accounts receivable based upon past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. In January 2005, the Company launched its direct-to-the-consumer mobile video service. While the Company uses many of the features developed for the core technology in delivering this new service, its focus on a direct-to-the-consumer model represents a significant change in direction. As a result of this change in business focus, the Company has fully reserved against all of its accounts receivable as of June 30, 2006. The allowance for doubtful accounts at June 30, 2006 was $123,162.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

(H) Earnings Per Share

In accordance with SFAS No. 128, “Earnings per Share” (“EPS”), basic earnings per share is computed by dividing the net income (loss) less preferred dividends for the period by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income (loss) less preferred dividends by the weighted average number of shares outstanding including the effect of share equivalents. Common share equivalents consist of shares issuable upon the exercise of certain common stock purchase warrants, stock options, and Convertible Preferred Stock. The Company has excluded these common share equivalents from its computation of earnings per share due to their antidilutive effect as the Company has reflected a net loss at June 30, 2006 and 2005, respectively. Accordingly, the basic and diluted EPS are the same.

The following table is a summary of common stock equivalents outstanding at June 30, 2006 and 2005, respectively.

	For the Six Months Ended
	June 30,
	2006	2005
Common Stock Options	7,260,000	4,280,000
Common Stock Warrants	20,460,486	10,945,564
Total Common Stock Options and Warrants	27,720,486	15,225,564

(I) Stock-based Compensation

In December 2004, the FASB issued SFAS No. 123(R), "Share-Based Payment," which replaces SFAS No. 123 and supersedes APB Opinion No. 25. Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. In March 2005 the SEC issued Staff Accounting Bulletin No. 107, or “SAB 107”. SAB 107 expresses views of the staff regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123(R) permits public companies to adopt its requirements using one of two methods. On April 14, 2005, the U.S. Securities and Exchange Commission adopted a new rule amending the compliance dates for SFAS 123R. Companies may elect to apply this statement either prospectively, or on a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods under SFAS No. 123. Effective January 1, 2006, we have adopted SFAS No. 123(R).

See additional disclosure in Notes 5 and 9

(J) Revenue Recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured.

The Company provides services to our business-to-business customers under volume-based usage arrangements of our digital media and multimedia broadcast products and services. Under certain arrangements, the customers are subject to a base monthly fee or minimum monthly usage requirement in order to maintain a customer’s preferential negotiated rates. From time-to-time, the Company may also lease hardware to its customers enabling them to facilitate a live broadcast. In certain situations, the Company may sell hardware to its resellers under the specific terms of the agreements with them.

Revenue is also recognized as earned upon the delivery of services to the Company’s subscription-based customers. This is typically when a digital media or multimedia broadcast is viewed. Many of the Company’s subscription-based customers access its programming through the purchase of a monthly, semi-annual, or annual subscription fee for SmartVideo’s mobile entertainment services.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

(K) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates during 2006 and 2005 include depreciable lives on property and equipment, the valuation of stock options/warrants granted for services, the value of warrants issued in connection with debt and equity related financings, valuation and related amortization of intangible broadcast rights pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 63 and the valuation allowance for deferred tax assets since the Company had continuing operating losses.

(L) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards (“FAS”) No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

(M) Derivative Liabilities

In June 2005, the Emerging Issues Task Force ("EITF") issued EITF 05-2, “The Meaning of Conventional Convertible Debt Instrument in Issue No. 00-19". EITF 05-2 retained the definition of a conventional convertible debt instrument as set forth in EITF 00-19, and which is used in determining certain exemptions to the accounting treatments prescribed under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". EITF 05-2 also clarified that certain contingencies related to the exercise of a conversion option would not be outside the definition of "conventional" and determined that Convertible Preferred Stock with a mandatory redemption date would also qualify for similar exemptions if the economic characteristics of the preferred stock are more akin to debt than equity. EITF 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005. We adopted the provisions of EITF 05-2 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

In July 2005, the FASB issued FASB Staff Position ("FSP") 150-5, "Accounting Under SFAS 150 for Freestanding Warrants and Other Similar Instruments on Redeemable Shares". FSP 150-5 clarifies that warrants on shares that are redeemable or puttable immediately upon exercise and warrants on shares that are redeemable or puttable in the future qualify as liabilities under SFAS 150, regardless of the redemption feature or redemption price. The FSP is effective for the first reporting period beginning after June 30, 2005, with resulting changes to prior period statements reported as the cumulative effect of an accounting change in accordance with the transition provisions of SFAS 150. We adopted the provisions of FSP 150-5 on July 1, 2005, which did not have a material effect on our unaudited consolidated financial position, results of operations and cash flows.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

(N) Product Concentration

The Company derives a substantial portion of its revenues from two products and related services, business-to-business and direct-to-the-consumer mobile video service and is attempting to develop a broad and diverse subscriber base.

	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2006		2005		2006		2005
Revenues	$25,180	15%	$19,393	51%	$48,971	18%	$36,172	57%
Content delivery - retail	141,252	85%	18,967	49%	230,427	82%	27,320	43%

Total Revenue	$166,432	100%	$38,360	100%	$279,398	100%	$63,492	100%

The Company could experience declines in demand for products, whether as a result of general economic conditions, new competitive product releases, price competition, lack of market acceptance, technological change or other factors.

(O) Customer Concentration

For the quarter ended June 30, 2006 and 2005, the Company derived a substantial portion of its revenues from two customers accounting for 13% and 42% of its revenues, respectively. For the six months ended June 30, 2006 and 2005, the Company derived a substantial portion of its revenues from two customers accounting for 15% and 45% of its revenues, respectively.

(P) Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements" (SFAS 154). SFAS 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. We do not believe adoption of SFAS 154 will have a material effect on our financial position, results of operations or cash flows.

In February 2006 the FASB issued SFAS 155, "Accounting for Certain Hybrid Financial Instruments" which amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principal cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that it is a derivative financial instrument. We will adopt SFAS No. 155 on January 1, 2007 and do not expect it to have a material effect on financial position, results of operations, and cash flows.

Note 4 - Broadcast Rights

(A)	Asset

During 2005, the Company acquired intangible broadcast rights of $7,705,076 pursuant to various long term contracts with content providers. The Company recorded the fair value of these assets at gross cost with a corresponding credit to broadcast rights payable. The fair value of these acquired rights is based on the entire amount due under the terms of the initial agreement. During 2005, the Company entered into litigation surrounding one of its content providers. (See Note 9(A)). As a result, the Company reduced the gross value of its broadcast rights assets by $900,000, the fair value of the previously capitalized amount and decreased the related gross liability by $900,000.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

For the six months ended June 30, 2006, amortization expense of broadcast rights accounted for $1,216,167 of the total broadcast rights expense of $1,158,025. Included in the total expense of $1,158,025 is approximately $80,000 in credits that were reflected in the six months ended June 30, 2006. For the quarter ended June 30, 2006, amortization expense of broadcast rights accounted for $607,771 of the total broadcast rights expense of $630,311.

For the six months ended June 30, 2006 the Broadcast Rights Assets - net of accumulated amortization was $2,324,666. Broadcast Rights Assets - net of current portion was $1,832,692.

(B)	Liability

For the six months ended June 30, 2006 and 2005, the Company paid $1,216,000 and $50,000, respectively to content providers pursuant to the terms of the related contracts.

Contracts payable - short term at June 30, 2006 were $2,562,575. Contracts payable - long-term at June 30, 2006 were $2,284,001.

Note 5 - Shareholders’ Equity

Six Months Ended June 30, 2006:

(A)	Preferred Stock

(1)    Capital Structure

As of June 30, 2006 the authorized Preferred Stock of the Company consists of 50,000,000 shares of $.001 par value Series A-1 Preferred Stock of which 11,666,666 shares are issued and 3,369,999 shares are outstanding and are designated as convertible.

(B)	Common Stock Issuances

(1) Capital Structure

As of June 30, 2006, the authorized common stock of the Company consists of 150,000,000 shares of $.001 par value.

(2)	Preferred Stock Conversions

During the six months ended June 30, 2006, the Company converted 8,296,667 shares of Series A-1 Convertible Preferred Stock to shares of common stock on a one-to-one basis.

(3)	Accounts Payable

During the six months ended June 30, 2006, the Company settled two outstanding vendor payables with unrelated third parties by issuing an aggregate 299,916 shares of common stock having an aggregate fair value of $357,937. Fair value was determined based on the quoted closing trading price on the dates of grant. The share prices on the dates of grant ranged from $0.75 - $2.08 per share. Of the total shares issued, 100,000 shares valued at $208,000, were applied directly against a vendor payable in connection with the purchase of computer software.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

(4)	Warrant Conversions

During the six months ended June 30, 2006, the Company issued 1,929,463 shares of common stock in connection with the exercise of previously granted stock purchase warrants. Of the total, 807,607 shares were issued pursuant to the warrant contractual exercise price. These exercise prices ranged from $0.75 - $2.00 per share. Total cash proceeds raised from conversions was $943,975. The remaining 1,121,856 shares were issued pursuant to a antidilution provision as stated in the related warrant contracts. The Company recorded related offsetting amounts in additional paid-in capital and common stock at the par value of the stock issued, the total was $1,122.

During the quarter ended June 30, 2006, the Company redeemed 456,666 callable warrants at a price of $.10 per warrant in the amount of $ 45,667 to additional paid in capital.

The following is a summary of all common stock issued during the six months ended June 30, 2006:

ACTIVITY	QUANTITY OF SHARES	VALUATION
Preferred Stock Conversion	8,296,667	$-
Accounts Payable Settlements	299,916	357,937
Warrant Conversions	1,929,463	943,975
Sale of Common Stock	3,000	3
Totals	10,529,046	$1,301,915

(C)	Common Stock Options and Warrants

(1) Services

On January 19, 2006, the Company entered into a consulting agreement with Growth Consultants LLC (“consultant”). The term of the agreement is through June 30, 2006. Pursuant to the agreement, the consultant was issued 300,000 common stock purchase warrants having an exercise price of $3.00 per warrant. The Company will record approximately $1.4 million in deferred consulting expense at the grant date related to these warrants using fair value accounting as prescribed by SFAS No. 123R and the related Black-Scholes pricing model with the following weighted average assumptions:

Exercise price	$3.00
Expected dividend yield	0%
Expected volatility	122.37%
Risk free interest rate	4.50%
Expected life of option	5 years

For the quarter ended June 30, 2006, the Company recorded $854,550 in consulting expense. The Company recorded $1,424,250 in consulting expense for the six months ended June 30, 2006.

(D)	Other Grants of Common Stock Options and Warrants

(1) 2004 Equity Incentive Plan

The Board of Directors of the Company adopted the 2004 Stock Incentive Plan (“2004 Plan”) effective January 1, 2004, to provide incentives to attract and retain officers, directors, and key employees. The 2004 Plan allows for the issuance of up to 5,000,000 shares of common stock. This Plan was approved by the shareholders at the annual meeting held on August 31, 2004.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

(2) 2005 Equity Incentive Plan

The Board of Directors of the Company adopted the 2005 Stock Incentive Plan (“2005 Plan”). The Plan allows for the issuance of 10,000,000 shares of common stock. The Plan was approved by the shareholders on February 23, 2006.

The following tables summarize all stock option grants to employees and non-employees as of June 30, 2006:

	Number of Options	Weighted Average Exercise Price
Stock Options
Balance at December 31, 2005	3,480,000	$2.03
Granted	4,680,000	1.95
Exercised
Forfeited	(900,000)	1.00
Balance at June 30, 2006	7,260,000	$1.95

Options exercisable at June 30, 2006	2,815,937	$2.02
Weighted average fair value of options granted during the six months ended June 30, 2006		$1.81

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

Options Outstanding				Options Exercisable
Range of	Number	Weighted Average	Weighted Average	Number	Weighted Average
Exercise	Outstanding at	Remaining	Exercise	Exercisable at	Exercise
Price	June 30, 2006	Contractual Life	Price	June 30, 2006	Price
$0.90	250,000	9.03 Years	$0.90	187,500	$0.90
$1.00	360,000	8.15 Years	$1.00	360,000	$1.00
$1.36	275,000	9.70 Years	$1.36	-	$1.36
$1.40	100,000	9.72 Years	$1.40	-	$1.40
$1.44	150,000	10.63 Years	$1.44	-	$1.44
$1.48	250,000	9.39 Years	$1.48	100,000	$1.48
$1.50	200,000	8.92 Years	$1.50	200,000	$1.50
$1.55	1,700,000	8.86 Years	$1.55	425,000	$1.55
$1.58	25,000	8.91 Years	$1.58	6,250	$1.58
$1.75	25,000	9.64 Years	$1.75	-	$1.75
$1.86	100,000	9.50 Years	$1.86	-	$1.86
$1.90	500,000	9.35 Years	$1.90	250,000	$1.90
$1.91	280,000	9.64 Years	$1.91	-	$1.91
$1.95	100,000	9.69 Years	$1.95	37,500	$1.95
$2.10	1,350,000	9.67 Years	$2.10	300,000	$2.10
$2.20	150,000	9.69 Years	$2.20	150,000	$2.20
$2.25	280,000	6.54 Years	$2.25	104,375	$2.25
$2.30	150,000	8.43 Years	$2.30	95,000	$2.30
$2.53	25,000	9.68 Years	$2.53	3,125	$2.53
$2.77	25,000	9.68 Years	$2.77	3,125	$2.77
$2.90	20,000	8.78 Years	$2.90	5,000	$2.90
$2.91	30,000	8.80 Years	$2.91	7,500	$2.91
$2.95	15,000	8.26 Years	$2.95	6,562	$2.95
$3.27	150,000	9.65 Years	$3.27	-	$3.27
$3.50	750,000	8.02 Years	$3.50	575,000	$3.50
	7,260,000	9.13 Years	$1.95	2,815,937	$2.02

At June 30, 2006, the Company had a total of 20,460,486 warrants outstanding. Of these warrants, 20,460,486 are exercisable. The life of the warrants range from zero to five years. The exercise price of these warrants range from $0.75 to $6.50. See additional disclosure above regarding activity.

(3) Stock Plans

In 2006, the Company adopted SFAS No. 123(R). Under SFAS No. 123(R), companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.

For the quarter and six months ended June 30, 2005, pro forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock-based compensation plans using the fair value method prescribed by that statement. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period on a straight-line basis. Compensation previously recognized is reversed to the extent applicable to forfeitures of unvested options. For purposes of presenting the comparative 2005 pro forma financial statement information, the Company has determined the amount of share based awards previously accounted for pursuant to APB No. 25 prior to January 1, 2006 and recorded the appropriate expense as if SFAS No. 123R had been followed in the previous comparative period.

The following table illustrates the effect on the consolidated net loss and net loss per share if the Company had accounted for its stock-based compensation plans using SFAS No. 123R for the employee share based awards.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net loss to common shareholders, as reported	$(6,210,697)	$(4,440,183)	$(9,621,789)	$(6,658,741)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	-	-	-	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	-	(320,806)	-	(475,240)
Pro forma net loss to common shareholders	$(6,210,697)	$(4,760,989)	$(9,621,789)	$(7,133,981)

Basic and diluted net loss per share, as reported	$(0.21)	$(0.17)	$(0.32)	$(0.27)
Pro forma basic and diluted net loss per share	$(0.21)	$(0.18)	$(0.32)	$(0.28)

For purposes of this pro forma presentation, the fair value of each option grant was estimated at the date of the grant using a Black-Scholes option pricing model with the following weighted average assumptions: the risk-free interest rate was 4.875%, expected dividend yield of 0%, expected volatility factor was 122.76% with an expected life of three years.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

For the quarter and six months ended June 30, 2006, the Company recorded a charge to income in the amount of approximately $695,000 and $1,212,000 respectively for the effects of the adoption of FASB 123(R) in the current year for employee share based awards.

Note 6 - Office Space

In May 2005, the Company assumed a sublease for approximately 25,000 square feet of office space in Duluth, Georgia. This office space currently serves as the Company’s corporate headquarters. This sublease calls for monthly rental payments of approximately $23,000 and terminates on August 31, 2007. Rent expense for the three months ended June 30, 2006 and 2005 was $69,499 and $83,583, respectively. For the six months ended June 30, 2006 and 2005, rent expense was $138,999 and $114,014, respectively.

Note 7 - Promissory Notes

Concurrent with the merger on November 26, 2002, the Company agreed to assume a $50,000 loan payable to a third party. The loan bears interest at 5% and is payable on demand. The accrued interest on the loan payable was approximately $11,457 as of June 30, 2006. At June 30, 2006, the Company has recorded an aggregate $61,457 for loans payable and related accrued interest.

The Company had a $325,000 note payable to an entity owned by the spouse of a former shareholder, bearing interest at 8%. The principal due under the terms of this note payable, including accrued interest, was paid in full on December 31, 2004. However, we have received notice of additional late charges in the amount of $53,311 associated with this note payable that may be due and are accrued as of June 30, 2006, but are in dispute as of September 30, 2005. At June 30, 2006, the company has recorded an aggregate $55,886 for amounts due to former related parties. (See Note 8)

Note 8 - Related Party Transactions

The Company had a $325,000 note payable to an entity owned by the spouse of a shareholder, bearing interest at 8%. (See Note 7)

The Company had advances from individual holders of more than 10% of the Company’s common stock amounting to $2,575 at June 30, 2006. These advances are payable on demand and do not bear interest.

On March 7, 2006, a Director of the Company converted 25,000 warrants to 25,000 shares of common stock. These warrants were exercised at a price of $1.50 for 12,500 common shares and $2.00 for an additional 12,500 common shares.

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated July 7, 2006 among the Company and 74 accredited investors (“Investors”) (See note 10). Included with these Investors are two board members along with an officer of the Company which invested $350,000 in exchange for 280,000 shares of common stock ($1.25 per share). These individuals also received 280,000 warrants under the same terms as all the other investors that participated in the financing.

In conjunction with the equity financing, a family member of a board member invested $100,000 in exchange for 80,000 shares of common stock ($1.25 per share). This individual also received 80,000 warrants under the same terms as the other investors.

Note 9 - Commitments and Contingencies

From time-to-time, the Company is a party to claims and legal proceedings arising in the ordinary course of business. The Company’s management evaluates the exposure to these claims and proceedings individually and in the aggregate and allocates additional monies for potential losses on such litigation if it is possible to estimate the amount of loss and determine if the loss is probable.

(A) Legal Settlement and Related Loss Contingency Accruals

On December 15, 2005, we received a letter on behalf of Enable Growth Partners, L.P. demanding that the Company pay cash damages of $1,757,568 within five business days thereafter. Enable Growth Partners, L.P. alleges that it sold 295,001 shares of the our common stock in the public markets during November 2005 in reliance on our Registration Statement on Form SB-2 that was declared effective on July 1, 2005. We were unable to issue unlegended shares to cover Enable Growth Partners, L.P.’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable Growth Partners, L.P. alleges that it was required to purchase shares of our common stock in the open market to satisfy its sale of such securities. On June 8, 2006, the Company entered into a settlement and release agreement (“Settlement Agreement”) with Enable. Pursuant to the terms of the Settlement Agreement, the Company issued 450,000 shares of the Company’s common stock to Enable, in exchange for Enable agreeing to release the Company and its directors, officers, shareholders, employees and agents from all suits, claims, charges, liabilities and causes of action arising out of, relating to, or in connection with Enable’s allegations. The closing price of the Company’s common stock on June 8, 2006 was $1.44 per share. In order to compensate the Company for issuing shares to Enable, Richard E. Bennett, Jr., one of our directors and Chief Executive Officer, agreed to cause RB Family Holdings Ltd. to return 450,000 shares of the Company’s common stock owned by RB Family Holdings Ltd. to the Company for cancellation.

On January 30, 2006, a settlement was reached whereby this former consultant and their attorneys received an aggregate 1,000,000 registered shares of Series A-1, Convertible Preferred Stock in full settlement of related claims for compensation of past services. At December 31, 2005, based on the settlement date of January 30, 2006, the Company accrued a settlement liability and related settlement expense of $4,750,000 based on the quoted closing trading price of $4.75 per share for the underlying common shares of the Series A-1, Convertible Preferred Stock in an assumed conversion. On March 7, 2006, these shares were converted into 1,000,000 shares of common stock.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

On or about January 18, 2006, Wilson W. Hendricks, III filed a Complaint in the County Court, Seventh Judicial Circuit, in and for St. John’s County, Florida against the Company. Mr Hendricks is claiming damages in excess of $600,000 for lost wages and un-reimbursed expenses. He is also claiming that the Company failed to issue 500,000 non-qualified stock options to which he believes he is entitled. Mr. Hendrick’s main claims are that he was wrongfully discharged from the Company and that the Company failed to grant him promised stock options. On June 22, 2006, the Court entered an Order that the parties shall proceed to mediation on or before October 31, 2006. The parties began the mediation process on August 29, 2006. Currently, the mediation is scheduled to conclude on October 23, 2006. The Company intends to vigorously defend against Mr. Hendrick’s claims, although there can be no assurances that the Company will be successful.

On January 19, 2006, the Company received a letter on behalf of Mantra Films, Inc. demanding that the Company pay cash damages of $791,244 as a result of the Company’s alleged breach of certain guarantee obligations under an agreement between Cell Phone Entertainment, LLC, Mantra Films, Inc. and the Company (as Guarantor), dated September 30, 2004. Mantra Films, Inc. alleges that Cell Phone Entertainment, LLC and the Company failed to make certain guaranteed minimum license payments due under the agreement. As a result of the alleged failure to make such minimum payments, Mantra Films, Inc. terminated the agreement. The $791,244 demand represents the entire contract amount, including both past due payments and future guaranteed license fees, totaling minimum payments due pursuant to the agreement of $900,000, which amount has been reduced by payments made and certain prepaid insurance premiums in the amount of $108,756. On June 12, 2006, Mantra Films, Inc. filed suit against Cell Phone Entertainment, LLC and the Company in the Superior Court for the State of California, County of Los Angeles (Civil Action File NO. SC090022). Mantra Films, Inc.’s Complaint sets forth the same basic facts discussed above, as well as certain additional facts regarding the alleged failure of the Company to return certain property to Mantra Films, Inc. In its Complaint, Mantra Films, Inc. has asserted claims for breach of contract, conversion, unjust enrichment, specific recovery of personal property accounting and interference with prospective economic advantage. The Complaint seeks damages in the amount discussed above, in addition to certain unspecified damages to be proven at trial. The Company intends to vigorously defend against Mantra Films, Inc.’s claims, although there can be no assurances that the Company will be successful.

On February 1, 2006 Jenkins & Gilchrest, LLP (“J&G”) filed suit against the Company in the United States District Court, Central District of California, Los Angeles Division (Case No: CV06-0620) alleging breach of contract as a result of the Company’s alleged failure to pay fees and costs for professional services in the amount of $115,345. The Company failed to file a timely answer to the Complaint and therefore J&G filed a Motion for Default Judgment in the amount of $131,901, plus costs, with the Court. The Motion for Default Judgment was granted on March 22, 2006. On August 14, 2006, the Company entered into a settlement agreement with J&G, pursuant to which the Company has agreed to pay J&G $95,000 in exchange for a release of all claims by J&G.

On April 10, 2006, Christopher Smith and Paramount Trading Co., Inc. (“Paramount”) filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-00849-MHS), against the Company, seeking damages in excess of $10.7 million for the Company’s alleged breach of its obligation to make certain shares held by Mr. Smith and Paramount freely tradable. On May 22, 2006, the Company filed a Motion to Dismiss the Complaint. On May 26, 2006, the plaintiffs filed an Amended Complaint adding the current directors of the Company as additional defendants. In response to the Amended Complaint, the Company filed a second Motion to Dismiss on June 12, 2006. On June 30, 2006, the Company entered into a Settlement Agreement with Mr. Smith, Paramount, their attorney and his law firm and two other individuals not a party to the lawsuit (the “Plaintiff Parties”). Pursuant to the terms of the Settlement Agreement, the Company agreed to register the 1,119,167 shares that were the subject of the lawsuit, as well as an additional 872,500 shares, in exchange for the Plaintiff Parties agreeing to release the Company and its owners, predecessors, successors, directors, officers, shareholders, employees, representatives, attorneys, subsidiaries and affiliates from all suits, claims, charges, liabilities and causes of action of any nature whatsoever which the Plaintiff Parties had, have or may in the future have, arising out of any acts or events occurring up to and including the effective date of the Settlement Agreement. Among other items, the Plaintiff Parties further agreed not to use non-public and/or confidential information against the Company in the future. The Settlement Agreement also contains mutual non-disparagement clauses.

 (B) Other Litigation

On or about April 6, 2004, Rene Hamouth filed a Writ of Summons in the Supreme Court of British Columbia (Case No. SO41955) against the Company, the Chief Executive Officer and director, Richard E. Bennett, Jr. and the Company’s securities counsel, Edwards & Angell, LLP, seeking an unspecified amount of damages and costs for alleged libel of Mr. Hamouth resulting from two letters to his stockbroker, First Associates Investments, Inc. The Company and the other defendants have made an appearance in the court through respective legal counsel. On June 29, 2004, Mr. Hamouth filed an Amended Statement of Claim with the court. On November 19, 2004, the Court of Appeal for British Columbia granted Edwards & Angell, LLP the right to appeal a chambers judge’s decision that the alleged libelous correspondence in question is covered by absolute privilege and granted a stay of the proceeding pending the outcome of the appeal. The appeal was heard in February 2005. On March 30, 2005, the court granted the appeal and dismissed the claim against Edwards & Angell, LLP. Since the court’s entry of judgment in the appeal, Mr. Hamouth has taken no further steps in his claims against the Company or Mr. Bennett. The Company intends to vigorously defend any claims made by Mr. Hamouth should further action be taken by him in this dispute. At June 30, 2006, there are no related accrued contingency losses.

On or about April 22, 2004, we filed a Complaint in the United States District Court, Northern District of Georgia (Case No 1:04-CV-1123), against Rene Hamouth, seeking the recovery of all profits realized by Mr. Hamouth resulting from his alleged violations of Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) relating to his purchases and sales of our common stock since approximately January 1, 2003. The Complaint sought damages in the amount of at least $151,428, interest on the amount of profits recovered and other general and equitable relief. Mr. Hamouth filed an Answer to the Complaint, and the court entered a scheduling order. On March 16, 2005 we received notice that Mr. Hamouth’s attorney in this matter had withdrawn from the case. On April 15, 2005, we filed a Motion for Summary Judgment on this matter, which was unopposed. On October 5, 2005, the Court granted our motion and entered a judgment for us in the amount of $172,342.

On July 5, 2004, the Company entered into a distribution agreement with Open Systems, Ltd. Certain issues arose regarding the terms of the agreement and the parties mutually agreed to terminate the contract. The parties are currently engaged in the process of ending the relationship pursuant to the terms and conditions of a settlement agreement, which is anticipated to provide for a release of all actual or potential claims against the Company, its officers and directors. At June 30, 2006, there are no related accrued contingency losses.

On March 9, 2005, SmartVideo Europe, Ltd. , or SVEL, which is not an affiliate of ours, announced its intention to bring legal action, in the form of a mediation/arbitration against us in regard to our alleged repudiation and breach of a distribution agreement between the parties dated April 2, 2004, which involved certain rights to distribute certain of our products. The dispute includes claims of SVEL that we anticipatorily breached our agreement with SVEL, thus allegedly inhibiting the development of SVEL’s business utilizing our technology on an exclusive basis in 25 countries throughout the European Union. The Company contends that we had the right to terminate the agreement because of breaches by SVEL. We believe that the claims made by SVEL are without merit and we intend to defend against them vigorously.

SmartVideo Technologies, Inc. and Subsidiary
Notes to condensed consolidated financial statements
(Unaudited)

On November 29, 2005, ProNetworkTV, Inc. filed a Complaint for Equitable Relief in the Superior County Court of Gwinnett County, State of Georgia, (Civil Action Number 05-A-13684-2) against OVT, Inc. seeking the recovery of late fees in the amount of $100,614 alleged to be owed pursuant to a Promissory Note executed by OVT, Inc. in favor of ProNetworkTV, Inc. in the principal amountof $325,000. ProNetworkTV, Inc. alleges that OVT, Inc. failed to make payments when due under the Promissory Note. As a result of the alleged failure to make such payments, ProNetwork, Inc. alleges late fees accrued under the Promissory Note. On March 26, 2006, the Company filed a motion to Dismiss with the Court. On May 8, 2006, the Company’s Motion to Dismiss was granted. On September 15, 2006, the Company reached a settlement agreement with ProNetworkTV, Inc. relating to this and certain other unrelated matters. Pursuant to the terms of the settlement agreement, both parties have agreed, among other things, to provide mutual general releases of any existing alleged claims either party may have as of the date of the settlement agreement, including, but not limited to, any claims relating to the promissory note that was subject of this lawsuit.

On or about April 10, 2006, 13 investors in the Company’s private placement of common stock and warrants in December 2004 filed a Complaint in the United States District Court, Northern District of Georgia (Case No. 1:06-CV-0850-MHS), against the Company, alleging the breach of certain registration rights agreements and subscription agreements. More specifically, the investors claim, among other things, that they were denied certain rights they were allegedly owed under the agreements, and were inappropriately prevented from exercising warrants and selling shares during a specific period of time. The investors are claiming that as a result of the Company’s actions they have suffered damages in excess of $10 million dollars. The Company intends to vigorously defend against these claims, although there can be no assurances that the Company will be successful. Further, on August 31, 2006, plaintiffs’ counsel sent a demand on behalf of certain shareholders of the Company requesting that a shareholders’ derivative suit be filed against the Company’s SEC counsel as well as Mr. Ron Warren, Mr. Kevin McNeil and the Company’s officers and directors arising out of the same alleged facts and circumstances giving rise to the claims made in the Complaint filed April 10, 2006 which is described above. On September 8, 2006, plaintiffs' counsel in this litigation sent a second, virtually identical demand to the Company on behalf of three additional shareholders of the Company. These three additional shareholders are not plaintiffs in this litigation, nor have they filed suit against the Company. The Board of Directors of the Company is in receipt of these demands and is currently conducting an investigation with regard thereto.

On April 14, 2006, SmartVideo Technologies, Inc. (the “Company”), OVT, Inc., a wholly-owned subsidiary of the Company, Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant entered into an agreement, pursuant to which each of Messrs. Bennett, Walters and Dunavant forfeited their right to receive 305,555 shares of the Company’s common stock which they were entitled to receive pursuant to the terms of that certain Amended and Restated Stock Exchange Agreement (“Stock Exchange Agreement”) dated as of November 19, 2002 among Armagh Group Inc., a predecessor to the Company, OVT, Inc., and Messrs. Bennett, Walters and Dunavant. In exchange for forfeiting the 916,665 shares of the Company’s common stock, waiving their rights to rescind the transaction set forth in the Stock Exchange Agreement and in consideration of the effort that Messrs. Bennett, Walters and Dunavant put forth to create and improve the Company's technology and to position the Company for growth, the Company waived its right to require each of Messrs. Bennett, Walters and Dunavant to return 1,000,000 shares of the Company’s common stock to the Company under the terms of the Stock Exchange Agreement. On February 28, 2006, the Company's Board of Directors authorized the Company to enter into the agreement.

Except as set forth above, the Company believes that there are no material commitments or litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, the Company believes that the final outcome of such claims and proceedings will not have a material adverse impact on its financial position, liquidity, or results of operations.

(C) Employment Agreement

On February 28, 2006, SmartVideo Technologies, Inc. (the “Company”) entered into an employment agreement with the President for a period of two years. The President is entitled to a base salary of $200,000 per annum, which may be increased at the discretion of the Compensation Committee of the Board of Directors. The Company also granted Mr. Ross an Incentive Stock Option (“ISO”) to purchase an aggregate of 476,190 shares of the Company’s common stock (“Common Stock”) and a Non-qualified Stock Option (“NQSO”) to purchase an aggregate of 523,810 shares of the common stock. The ISO and the NQSO are each exercisable at $2.10 per share for a period of ten years from the grant date. The ISO vests in the following percentages and at the following times: (1) 10% of the shares vested on February 28, 2006, and (2) 10% of the shares vest on each anniversary date thereof for the succeeding nine years. The NQSO vests in the following percentages and at the following times: (1) 50% of the shares vested on February 28, 2006, and (2) the balance of the shares vest on February 28, 2007. The Company will value these grants pursuant to SFAS No. 123R

Note 10 - Subsequent Events

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated as of July 7, 2006 among the Company and 74 accredited investors. Under the terms of the agreement, the Company received gross proceeds of $9,000,000 and issued to the investors a total of 7,200,000 shares of common stock and five year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. This round of financing triggered an anti-dilution provision under a prior financing resulting in the issue of additional warrants exercisable at $1.25 per share to purchase an additional 6,553,663 shares of common stock.

On or about July 18, 2006, Manhattan Investments, Inc. (“Manhattan”), filed a Complaint against the Company in the United States District Court, Northern District of California (Case No. C-06-4379), alleging that the Company has wrongfully refused to remove the restrictive legend on a stock certificate representing 49,795 shares.  The Complaint includes claims for breach of fiduciary and statutory duties, conversion and fraud, and seeks injunctive relief, as well as monetary damages.  The Company is in the process of evaluating Manhattan’s claims.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Registrant in connection with the offering described in the registration statement.

SEC Registration Fee	$744
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	30,000
Miscellaneous	5,000

Total	$40,744

ITEM 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law grants the Registrant the power to limit the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty. Article XIII of the Registrant’s Certificate of Incorporation, as amended, provides for the limitation of personal liability of the directors of the Registrant as follows:

“A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.”

Article VII, of the Registrant’s Bylaws, as amended and restated, provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

The Registrant has a directors’ and officers’ liability insurance policy.

The above discussion is qualified in its entirety by reference to the Registrant’s Certificate of Incorporation and Bylaws.

ITEM 15. Recent Sales of Unregistered Securities

During June 2003, we issued 105,000 shares of our common stock to three individuals for $105,000. In connection with the issuance of such shares, the Company has also issued 105,000 warrants to such individuals. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During August 2003, we issued 205,833 shares of our common stock to four individuals for $205,833. In connection with the issuance of such shares, the Company has also issued 205,833 warrants to such individuals. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During September 2003, we issued 100,000 shares of our common stock to one individual for $100,000. In connection with the issuance of such shares, the Company has also issued 205,833 warrants to such individual. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. Additionally, we issued 53,000 shares to two shareholders who were originally holders of the Company’s 10% Convertible Promissory Notes in relation with rights associated with such notes. The Company did not receive any cash consideration in connection with the issuance of such shares. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During October 2003, we issued 25,000 shares of our common stock to one individual for $25,000. In connection with the issuance of such shares, the Company has also issued 25,000 warrants to such individual. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. Additionally, during October 2003, we issued 55,000 shares of our common stock to 9 persons unrelated to the Company in lieu of repayment of advances payable by the Company to Mr. William Dunavant, an employee and a holder of preferred shares. The advance payable amounted to approximately $50,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During November 2003, we issued 442,500 shares of our common stock to six individuals for $442,500. In connection with the issuance of such shares, the Company has also issued 392,500 warrants to five of such individuals. Each warrant is convertible into one share of the Company’s common stock at an exercise price of $2.50 per share. The warrants expire in 2008. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act. In connection with the combined sale of common stock and warrants described above, the Company granted each investor (except for one person) certain piggy-back registration rights covering the shares of common stock and shares underlying the warrants acquired by each investor. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

During December 2003, we issued 365,000 shares of our common stock to five individuals for $365,000. These securities were issued as restricted securities exempt from registration under Section 4(2) of the Securities Act.

From January through August 2004, we completed a series of private financing transactions. We received an aggregate $1,379,952 of gross proceeds from these transactions and issued an aggregate of 1,151,048 shares of common stock at purchase prices ranging between $1.00 and $3.50 per share, with an average weighted purchase price of $1.20 per share. These securities have been issued to an aggregate of 29 accredited investors in a private placement exempt from registration under the Securities Act in reliance on exemptions provided in Section 4(2) and Regulation D promulgated thereunder.

In February 2004, a holder of our 10% Convertible Promissory Note exercised his conversion rights at a conversion price of $1.00 per share of common stock. We had originally received gross proceeds of $100,000 upon the issuance of this 10% Convertible Promissory Note. A total of 109,830 shares of common stock were issued under this conversion including accrued interest through the date of conversion. The shares of common stock were exempt from registration pursuant to Section 3(a)(9) and Section 4(2) of the Securities Act.

In March and April 2004, holder of our 10% Convertible Promissory Note exercised their conversion rights at a conversion price of $0.75 per share of common stock. We had originally received aggregate gross proceeds of $130,000 upon the issuance of these 10% Convertible Promissory Note. A total of 192,729 shares of common stock were issued under this conversion including accrued interest through the dates of conversion. The transaction and the shares of common stock were exempt from registration pursuant to Section 4(2) of the Securities Act.

In March 2004, the holders of the 12,000,000 shares of convertible preferred stock provided notification to us for the conversion of their shares into common stock. Under the terms of the convertible preferred stock, the stockholders were issued a total of 12,000,000 shares of common stock. These shares of common stock were issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

During September 2004, we completed a group of private financing transactions. We received $120,000 of gross proceeds from these transactions and sold 120,000 units consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per share and the other warrant has an exercise price of $2.00 per share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to five accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated thereunder.

During October and November 2004, we completed a series of private financing transactions. We received an aggregate of $960,000 of gross proceeds from these transactions and sold 960,000 units of our securities, consisting of one share of common stock and two ¼ common stock purchase warrants. The warrants are callable and redeemable. One of the warrants has an exercise price of $1.50 per whole share and the other warrant has an exercise price of $2.00 per whole share. The shares of common stock have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 20 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D as promulgated thereunder.

In January 2003, we engaged Interim CFO Solutions LLC to assist us in the preparation of our U.S. Securities and Exchange Commission filings and to provide general management consulting services. On November 29, 2004, Interim CFO Solutions LLC delivered a notice of conversion whereby it converted $800,000 of liabilities owed to it into equity in a transaction consisting of two parts. The terms of the conversion were priced contemporaneously on the same terms as a series of private placements during October and November 2004. In part one of the transaction, $400,000 of the amount due and payable was converted into equity for an aggregate of 400,000 units. Each unit consisted of one share of common stock and two ¼ common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. In part two of the transaction, the remaining $400,000 was used to purchase the right, to purchase 1,739,130 units at $1.00 per unit, at a total exercise price of $1,739,130. This warrant is exercisable beginning on October 1, 2005 and expires on September 30, 2010. Each unit consisted of one share of common stock and two ¼ common stock purchase warrants with exercise prices of $1.50 per share and $2.00 per share. The shares of common stock and the common stock underlying the warrant(s) have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 7, 2004, we awarded one of our advisors with 250,000 common stock purchase warrants with an exercise price of $2.25 per share. These warrants are exercisable immediately and expire five years from the date of issuance. The shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On December 31, 2004, we completed a private placement in which we issued 341,236 shares of common stock at $2.25 per share and warrants to purchase up to an additional 170,618 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $767,750. The warrants have a five-year term. The shares of common stock and the shares of common stock underlying the warrants have piggy-back registration rights. These securities have been issued as restricted shares to an aggregate of 18 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

During March 2005, we reached an agreement with two shareholders who were originally holders of our 10% Convertible Promissory Notes. Under the terms of the agreement, the shareholders were issued a total of 50,000 shares as additional consideration related to rights associated with such promissory notes. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a short-term consulting agreement with Forte, whose designee is Michael P. Walsh, to serve as our Chief Financial Officer. The consulting agreement provides for a warrant to purchase 150,000 shares of common stock at an exercise price of $3.50 per share. The warrant includes certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

Effective March 1, 2005, we entered into a consulting agreement with Trilogy Capital Partners, Inc. for the development and implementation of a marketing program. The consulting agreement provides for warrants to purchase an aggregate of 1,250,000 shares of common stock at exercise prices ranging from $4.30 to $6.50 per share. The warrants include certain cashless exercise provisions and piggyback registration rights. These securities have been issued as restricted shares exempt from registration under Section 4(2) of the Securities Act.

On March 29, 2005, we completed a private placement in which we issued 1,761,235 shares of common stock at $2.25 per share and warrants to purchase up to an additional 880,620 shares of common stock at an exercise price of $3.50 per share, resulting in gross proceeds of approximately $3,962,750. The warrants have a five-year term. In connection with this private placement, we paid a finders fee of $238,725 in cash and issued warrants to purchase up to 139,000 shares of common stock at $2.25 per share to Forte, the finder in the transaction. Further, the finder has agreed to purchase an additional $740,000 of the securities issued in the transaction, consisting of 328,889 shares of common stock and warrants to purchase up to an additional 164,445 shares of common stock at a purchase price of $3.50 per share, no fewer than 3 days prior to the registration statement going effective, or in the case that the registration does not go effective, by November 1, 2005. We have agreed to file a registration statement with respect to the securities issued in this March 2005 private placement. These securities have been issued as restricted shares to an aggregate of 31 accredited investors in a private placement exempt from registration under Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On September 26 and October 19, 2005, Michael E. Criden and Glenn H. Singer and GHS Holdings Limited Partnership, a company controlled by Mr. Singer, loaned the Company a total of $600,000. In exchange for the loans, the Company issued convertible promissory notes and warrants to each of Messrs. Criden and Singer and GHS Holdings Limited Partnership. The notes were payable one year from the date of each loan. Interest accrued on the outstanding principal amount of each note at the rate of 8% per annum. If the Company completed a financing of at least $2.5 million from the sale of equity securities prior to the maturity date of each of the notes, the principal amount of each note converted into shares or units of the equity securities sold in such financing at a per share sale price or unit price equal to the per share sale price or unit price of the financing. In addition to receiving the convertible notes, Mr. Singer and Criden each received 5-year warrants to purchase a total of 100,000 shares of the Company’s common stock at an exercise price of $2.00 per share. They were also granted certain piggy-back registration rights with respect to the shares of common stock underlying the warrants. These securities have been issued as restricted securities exempt from registration under Section 4 (2) of the Securities Act.

On November 21, 2005, we sold to 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On December 2, 2005, we sold to the same 60 accredited investors, for an aggregate purchase price of $4 million, 5,333,333 shares of the Preferred Stock, warrants exercisable at $1.75 per share to purchase up to 5,333,333 shares of common stock and warrants exercisable at $2.00 per share to purchase up to 1,333,333 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On March 31, 2005, Mr. Richard Seifert and KC Ventures, Inc. filed with the American Arbitration Association in Atlanta, Georgia certain claims against the Company and its wholly-owned subsidiary, OVT, Inc. The arbitration case number is 30-181-559-05. Mr. Seifert and KC Ventures assert causes of action against the Company and OVT for breach of contract, breach of fiduciary duty, unjust enrichment, violation of Pennsylvania’s Commissioned Sales Representative Act, and seek an accounting and declaratory judgment. The claims are based upon a Representation Agreement, dated February 6, 2003, between KC Ventures and OVT, Inc. and an Advisory Agreement dated February 19, 2003, between the Company and KC Ventures. One or both of Mr. Seifert and KC Ventures contend that they have earned or will earn compensation under the Representation Agreement in excess of $10,000,000 for providing customers and content to the Company and OVT. One or both of Mr. Seifert and KC Ventures also contend that they have earned fees under the Advisory Agreement in excess of $1,000,000 and certain stock options as a result of capital raised for the Company.

On January 30, 2006, the Company and OVT entered into a settlement agreement (“KC Settlement Agreement”) with Mr. Seifert and KC Ventures. Pursuant to the terms of the KC Settlement Agreement, the Company agreed to issue 800,000 shares of the Preferred Stock to Mr. Seifert and 200,000 shares of the Preferred Stock to his attorneys, Frank, Rosen, Snyder & Moss, L.L.P., in exchange for Mr. Seifert and KC Ventures agreeing to dismiss the pending arbitration with prejudice and to exchange mutual releases of claims. The Company also granted certain piggy-back registration rights with respect to the shares of common stock underlying the Preferred Stock. The Company issued the shares of the Preferred Stock to Mr. Seifert and his attorneys pursuant to Section 4(2) of the Securities Act.

On December 15, 2005, the Company received a letter on behalf of Enable Growth Partners, L.P. (“Enable”) demanding that the Company pay cash damages of $1,757,567.71 within five business days thereafter. Enable alleged that it sold 295,001 shares of the Company’s common stock in the public markets during November and December 2005 in reliance on the Company’s Registration Statement on Form SB-2 that was declared effective on July 1, 2005. The Company was unable to issue unlegended shares to cover Enable’s alleged sale of 295,001 shares because such registration statement did not contain current information regarding the Company. As a result, Enable alleged that it was required to purchase shares of the Company’s common stock in the open market to satisfy its sale of such securities.

On June 8, 2006, the Company entered into a settlement and release agreement (“settlement agreement”) with Enable. Pursuant to the terms of the settlement agreement, the Company agreed to issue 450,000 shares of the Company’s common stock to Enable, in exchange for Enable agreeing to release the Company and its directors, officers, shareholders, employees and agents from all suits, claims, charges, liabilities and causes of action arising out of, relating to, or in connection with Enable’s allegation. These securities have been issued as restricted securities exempt from registration under Section 4 (2) of the Securities Act.

On February 16, 2006, the Company entered into a software license and services agreement with INSYSTCOM, Inc. Pursuant to the terms of the software license and services agreement, the Company agreed to issue 100,000 shares of the Company’s common stock to INSYSTCOM, Inc. as partial payment for services rendered to the Company. The closing price of the Company’s common stock on February 16, 2006 was $3.18 per share. The Company issued the shares of common stock to INSYSTCOM, Inc. pursuant to Section 4(2) of the Securities Act.

On July 17, 2006, the Company completed an equity financing pursuant to a securities purchase agreement dated as of July 7, 2006 among the Company and 74 accredited investors. Under the terms of the agreement, the Company received gross proceeds of $9,000,000 and issued to the investors a total of 7,200,000 shares of common stock and five year warrants exercisable at $2.50 per share to purchase up to 7,200,000 shares of common stock. Such securities were issued pursuant to an exemption provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

ITEM 16.  Exhibits

Exhibit Number	Exhibit

3.1	Certificate of Incorporation, as amended, incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 2, 2001.

3.2	Bylaws, as amended, of the Company, incorporated by reference from Exhibit 3.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

3.3
Series A-1 Convertible Preferred Stock Certificate of Designation as filed with the Secretary of State of the State of Delaware, incorporated by reference from Exhibit 3.1 to the Registrant’s Form 8-K filed with the SEC on November 4, 2005 (the “November 2005 Form 8-K”)

3.4	Certificate of Amendment to Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 24, 2006.

4.1
Form of Securities Purchase Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.2	Form of Subscription Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.8 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.3
Form of Registration Rights Agreement, dated as of March 29, 2005, incorporated by reference from Exhibit 10.9 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.4
Form of Registration Rights Agreement, dated as of December 31, 2004, incorporated by reference from Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.5
Registration Rights Agreement, dated as of November 29, 2004, between SmartVideo Technologies, Inc. and Interim CFO Solutions LLC, incorporated by reference from Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.6	Form of Registration Rights Agreement, incorporated by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

4.7
Amendment No. 1 dated March 29, 2005 to Securities Purchase Agreement, between SmartVideo Technologies, Inc. and Forte Capital Partners, LLC, incorporated by reference from Exhibit 4.7 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.8
Form of warrant issued to each purchaser in the March 2005 private placement, incorporated by reference from Exhibit 4.1 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.9
Form of warrant issued to each purchaser in the December 2004 private placement, incorporated by reference from Exhibit 4.2 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.10
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.3 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

Exhibit Number	Exhibit

4.11
Warrant issued to Interim CFO Solutions LLC to purchase 100,000 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.4 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.12
Warrant issued to Interim CFO Solutions LLC to purchase 1,739,130 units, incorporated by reference from Exhibit 4.5 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.13
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $1.50 per share, incorporated by reference from Exhibit 4.6 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.14
Form of Warrant issued to Interim CFO Solutions LLC to purchase 434,783 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 4.7 to the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

4.15
Warrant issued to Trilogy Capital Partners, Inc. to purchase 150,000 shares of common stock at $4.30, incorporated by reference from Exhibit 4.15 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.16
Warrant issued to Trilogy Capital Partners, Inc. to purchase 275,000 shares of common stock at $5.00, incorporated by reference from Exhibit 4.16 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.17
Warrant issued to Trilogy Capital Partners, Inc. to purchase 375,000 shares of common stock at $5.50, incorporated by reference from Exhibit 4.17 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.18
Warrant issued to Trilogy Capital Partners, Inc. to purchase 450,000 shares of common stock at $6.50, incorporated by reference from Exhibit 4.18 to the Registrant’s May 2005 Registration Statement on Form SB-2.

4.19
Securities Purchase Agreement dated as of October 31, 2005 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 of the November 2005 Form 8-K.

4.20	Registration Rights Agreement entered into as of October 31, 2005 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the November 2005 Form 8-K.

4.21	Form of $1.75 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.2 of the November 2005 Form 8-K.

4.22	Form of $2.00 warrant issued to each purchaser in the October 2005 private placement, incorporated by reference from Exhibit 4.1 of the November 2005 Form 8-K.

4.23	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.

4.24	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.

4.25	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.

4.26	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.

Exhibit Number	Exhibit

5.1*	Opinion of Edwards Angell Palmer & Dodge LLP.

10.1	Convertible Promissory Note dated September 26, 2005 issued to Glenn Singer, incorporated by reference from Exhibit 10.4 to the November 2005 Form 8-K.

10.2	Warrant issued to Glenn Singer to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference by Exhibit 10.5 to the November 2005 Form 8-K.

10.3	Convertible Promissory Note issued to Michael E. Criden dated September 26, 2005, incorporated by reference from Exhibit 10.6 to the November 2005 Form 8-K.

10.4	Warrant issued to Michael E. Criden to purchase 33,333 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.7 to the November 2005 Form 8-K.

10.5	Convertible Promissory Note dated October 19, 2005 issued to GHS Holdings Limited Partnership, incorporated by reference from Exhibit 10.8 to the November 2005 Form 8-K.

10.6	Warrant issued to GHS Holdings Limited Partnership to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.9 to the November 2005 Form 8-K.

10.7	Convertible Promissory Note dated October 19, 2005 issued to Michael E. Criden, incorporated by reference from Exhibit 10.10 to the November 2005 Form 8-K.

10.8	Warrant issued to Michael E. Criden to purchase 66,667 shares of common stock at $2.00 per share, incorporated by reference from Exhibit 10.11 to the November 2005 Form 8-K.

10.9	Waiver of Second Closing Conditions under the Securities Purchase Agreement, incorporated by reference from Exhibit 10.1 to the December 2005 Form 8-K.

10.10
Settlement Agreement, dated January 30, 2006, among KC Ventures, Inc., Richard Seifert, SmartVideo Technologies, Inc. and OVT, Inc., incorporated by reference from Exhibit 10.1 to the January 31, 2006 Form 8-K.

10.11	Consulting Agreement, dated January 27, 2006, among Growth Consultants, LLC, N. John Simmons, Jr., and the Company.

10.12	Employment Agreement, dated as of February 28, 2006, between the Registrant and David Ross, incorporated by reference to Exhibit 10.1 to the Form 8-K filed with the SEC on March 6, 2006.

10.13
Agreement dated as of April 14, 2006, among the Company, OVT, Inc., Richard E. Bennett, Jr., Robert J. Walters and William R. Dunavant, incorporated by reference to Exhibit 10.13 to Post Effective Amendment No. 3 to the Company's Registration Statement on Form S-1 filed with the SEC on April 19, 2006.

10.14	Settlement and Release Agreement dated June 8, 2006 among the Registrant and Enable Growth Partners, LP, incorporated by reference to Exhibit 10.1 to the June 13, 2006 Form 8-K.

10.15	Interim Executive Services Agreement dated March 20, 2006 between the Company and Tatum, LLC.

10.16
Securities Purchase Agreement dated July 17, 2006 among the Registrant and the investors listed on the Schedule of Buyers, incorporated by reference from Exhibit 10.1 to the Registrant's Form 8-K filed with the SEC on July 21, 2006 ("July 21, 2006 Form 8-K").

10.17	Registration Rights Agreement entered into as of July 17, 2006 among the Registrant and the investor signatory thereto, incorporated by reference from Exhibit 10.2 to the July 21, 2006 Form 8-K.

10.18	Form of $1.25 warrant issued to each purchaser in the July 17, 2006 private placement, incorporated by reference from Exhibit 4.1 of the July 21, 2006 Form 8-K.

10.19	Employment Agreement, dated as of June 12, 2006, between the Registrant and Tom Parrish, incorporated by reference from Exhibit 10.19 of the 2006 S-1.

10.20
Employment Agreement, dated as of June 30, 2006, between the Registrant and Tracy Caswell, incorporated by reference from Exhibit 10.20 of the Company's Registration Statement on Form S-1 (SEC Registration No. 333-135532 (the "2006 S-1")).

10.21
First Amendment to Tracy Culver Caswell's June 30th, 2006 Executive Employment Agreement, dated as of July 25, 2006, between the Registrant and Tracy Caswell, incorporated by reference from Exhibit 10.21 of the 2006 S-1.

10.22**	Master Development Agreement dated July 24, 2006, between Skyward Mobile, LLC and the Company.

10.23**	Master Consulting Agreement dated July 24, 2006, between James Morrison and the Company.

10.24*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.25*	Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Company.

10.26*	Redeemable Warrant issued to James Morrison.

10.27**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.28**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.29**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.30**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.31**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.32**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.33**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.34**	Redeemable Warrant issued to Skyward Mobile, LLC.

10.35**	Redeemable Warrant issued to James Morrison.

10.36**	Redeemable Warrant issued to James Morrison.

10.37**	Redeemable Warrant issued to James Morrison.

10.38**	Redeemable Warrant issued to James Morrison.

10.39**	Redeemable Warrant issued to James Morrison.

10.40**	Redeemable Warrant issued to James Morrison.

10.41**	Redeemable Warrant issued to James Morrison.

10.42**	Redeemable Warrant issued to James Morrison.

10.43	Smart Video Technologies, Inc. 2004 Equity Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on July 21, 2004.

10.44	Smart Video Technologies, Inc. 2005 Stock Incentive Plan, incorporated by reference from the Company's proxy statement on Scheduled 14A filed with the SEC on January 19, 2006.

10.45*	Form of Non-Qualified Stock Option

10.46*	Form of Non-Qualified Stock Option

10.47*	Form of Incentive Stock Option

10.48*	Form of Incentive Stock Option

23.1*	Consent of Sherb & Co., LLP, independent registered public accounting firm.

23.2*	Consent of Edwards Angell Palmer & Dodge LLP (contained in its opinion filed as Exhibit 5.1).

*	Filed herewith

**
Certain confidential information contained in the document filed herewith has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

ITEM 17. Undertakings

(a) The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events, which individually or together, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on the 25 day of September 2006.

SMART VIDEO TECHNOLOGIES, INC.

By:	/s/ David R. Ross
David R. Ross Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David R. Ross David R. Ross	Interim Chief Executive Officer and President (Principal Executive Officer)	September 25, 2006

/s/ William J. Loughman William J. Loughman	Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2006

/s/ Michael E. Criden Michael E. Criden	Director	September 25, 2006

/s/ Glenn H. Singer Glenn H. Singer	Chairman of the Board of Directors	September 25, 2006

/s/ Justin A. Stanley Justin A. Stanley	Director	September 25, 2006

/s/ John E. Adbo John E. Adbo	Director	September 25, 2006

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Edwards Angell Palmer & Dodge LLP.

10.22*	Master Development Agreement dated July 24, 2006, between Skyward Mobile, LLC and the Company.

10.23*	Master Consulting Agreement dated July 24, 2006, between James Morrison and the Company.

10.24	Redeemable Warrant issued to Skyward Mobile.

10.25*	Letter Agreement dated August 22, 2006, between Joseph S. Johnson and the Company.

10.26	Redeemable Warrant issued to James Morrison.

10.27*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.28*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.29*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.30*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.31*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.32*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.33*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.34*	Redeemable Warrant issued to Skyward Mobile, LLC.

10.35*	Redeemable Warrant issued to James Morrison.

10.36*	Redeemable Warrant issued to James Morrison.

10.37*	Redeemable Warrant issued to James Morrison.

10.38*	Redeemable Warrant issued to James Morrison.

10.39*	Redeemable Warrant issued to James Morrison.

10.40*	Redeemable Warrant issued to James Morrison.

10.41*	Redeemable Warrant issued to James Morrison.

10.42*	Redeemable Warrant issued to James Morrison.

10.45	Form of Non-Qualified Stock Option

10.46	Form of Non-Qualified Stock Option

10.47	Form of Incentive Stock Option

10.48	Form of Incentive Stock Option

23.1	Consent of Sherb & Co., LLP, independent registered public accounting firm.

*    Confidential Treatment has been requested for the marked portion and filed separately with the Commission.